Exhibit 2.1

Execution

AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of this 13th day of January, 2012, is by and among Latrobe Specialty Metals, Inc., a Delaware corporation (the “Company”), Carpenter Technology Corporation, a Delaware corporation (“Parent”), Hawke Acquisition Corp., a Delaware corporation and direct wholly-owned subsidiary of Parent (“Acquisition Sub”), Watermill-Toolrock Partners, L.P., a Delaware limited partnership, solely as the representative of the Watermill Equityholders (the “Watermill Representative”), and HHEP-Latrobe, L.P., a Delaware limited partnership, solely as the representative of the Hicks Equityholders (the “Hicks Representative” and, collectively with the Watermill Representative, the “Representatives” and each a “Representative”).

RECITALS

A. The Company, Parent, Acquisition Sub and the Representatives entered into that certain Agreement and Plan of Merger, dated as of June 20, 2011 (the “Merger Agreement”; capitalized terms used herein and not defined herein have the meanings set forth for such terms in the Merger Agreement), pursuant to which Parent agreed to acquire the Company by way of Acquisition Sub’s merger with and into the Company.

B. The Company, Parent, Acquisition Sub and the Representatives desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

AGREEMENT

1. Amendments.

(a) The Merger Agreement is hereby amended as reflected in the blacklined version of the Merger Agreement attached as Exhibit A hereto. Capitalized terms not defined herein shall have the meanings assigned to such terms in the blacklined version of the Merger Agreement attached hereto.

(b) The Company Disclosure Schedule is hereby amended as set forth on Exhibit B attached hereto.

(c) A new Schedule 1.4 is attached to the Merger Agreement in the form set forth on Exhibit C attached hereto

(d) Exhibit D to the Merger Agreement (Form of Working Capital Statement) is hereby amended and restated in its entirety to read as set forth on Exhibit D attached hereto.

(e) Annex B to the Merger Agreement (Releases of Pension Escrow Parent Shares) is hereby amended and restated in its entirety to read as set forth on Exhibit E attached hereto.

(f) A new Schedule 1.5 is attached to the Merger Agreement in the form set forth on Exhibit G attached hereto.

(g) A new Schedule 1.6 is attached to the Merger Agreement in the form set forth on Exhibit H attached hereto.

2. Additional Closing Expenses. In connection with this Amendment, the Company represents and warrants that as of January 13, 2012, the Additional Closing Expenses were less than $4 million (assuming, for purposes of calculating the value of the DiSantis Option Payment, that each share of Parent Common Stock equals the average of the closing price of the Parent Common Stock reported by the New York Stock Exchange for the ten trading days immediately prior to January 13, 2012).

3. Acknowledgment of Prior Amendments. The parties acknowledge certain prior amendments, waivers or other modifications to the Merger Agreement (collectively, the “Prior Amendments”), including the letter attached as Exhibit F hereto, which Prior Amendments remain in full force and effect notwithstanding that they may not be reflected in the blacklined version of the Merger Agreement attached as Exhibit A hereto.

4. Effect of Amendments. Except as otherwise expressly set forth in this Amendment and the Prior Amendments, the Merger Agreement remains in full force and effect in accordance with its terms and no party shall be deemed to have waived any rights or remedies thereunder. References to the Merger Agreement in other documents and agreements will be deemed to be references to the Merger Agreement, as amended by this Amendment and the Prior Amendments, regardless of whether such documents and agreements refer to any amendments to the Merger Agreement.

5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof.

6. Headings. The headings of particular provisions of this Amendment are inserted for convenience only and will not be construed as a part of this Amendment or serve as a limitation or expansion on the scope of any term or provision of this Amendment.

7. Counterparts; Effectiveness. This Amendment may be executed by facsimile or other electronic format (including .pdf) in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Amendment shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by facsimile, electronic transmission or otherwise) by all of the parties hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

LATROBE SPECIALTY METALS, INC.

By:	/s/ Dale B. Mikus
Name: Dale B. Mikus
Title: Vice President and Chief Financial Officer

CARPENTER TECHNOLOGY CORPORATION

By:	/s/ K. Douglas Ralph
Name: K. Douglas Ralph
Title: Chief Financial Officer

HAWKE ACQUISITION CORP.

By:	/s/ K. Douglas Ralph
Name: K. Douglas Ralph
Title: Chief Financial Officer

WATERMILL-TOOLROCK PARTNERS, L.P.

By:	Watermill-Toolrock Enterprises, LLC
Its:	General Partner

By:	/s/ Benjamin P. Proctor
Name: Benjamin P. Proctor
Title: Authorized Member

HHEP-LATROBE, L.P.

By:	Hicks-Latrobe GP, L.P.
Its:	General Partner

By:	Hicks-Latrobe GP, L.L.C.
Its:	General Partner

By:	/s/ Lori K. McCutcheon
Name: Lori K. McCutcheon
Title: Vice President & Treasurer

EXHIBIT A

Blacklined Version of the Merger Agreement

See attached.

~~Execution~~

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LATROBE SPECIALTY METALS, INC.

CARPENTER TECHNOLOGY CORPORATION,

HAWKE ACQUISITION CORP.,

HHEP-LATROBE, L.P., AS REPRESENTATIVE OF THE HICKS EQUITYHOLDERS

AND

WATERMILL-TOOLROCK PARTNERS, L.P., AS REPRESENTATIVE OF THE WATERMILL

EQUITYHOLDERS

DATED - JUNE 20, 2011

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS		2

Section 1.1	Certain Definitions	2
Section 1.2	Terms Defined Elsewhere	~~14~~15
Section 1.3	Interpretation	~~16~~18

ARTICLE II THE MERGER		~~17~~18

Section 2.1	The Merger	~~17~~18
Section 2.2	Effective Time	~~17~~19
Section 2.3	Closing of the Merger	~~17~~19
Section 2.4	Effects of the Merger	~~19~~20
Section 2.5	Certificate of Incorporation and Bylaws	~~19~~20
Section 2.6	Board of Directors	~~19~~20
Section 2.7	Officers	~~19~~20
Section 2.8	Conversion of Shares	~~19~~21
Section 2.9	Certain Closing Estimates and Other Deliverables	~~20~~21
Section 2.10	Activities Upon Closing	~~21~~22
Section 2.11	Company Options and Company Warrants	~~22~~24
Section 2.12	Appraisal Rights	~~22~~24
Section 2.13	Closing Consideration Adjustment	~~23~~25
Section 2.14	Withholding Rights	~~26~~27
Section 2.15	Limitation on Parent Shares; Exemption from Registration	~~26~~28

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		~~27~~28

Section 3.1	Organization of the Company	~~27~~28
Section 3.2	Subsidiaries	~~27~~29
Section 3.3	Authorization	~~28~~29
Section 3.4	Capitalization of the Company	~~29~~30
Section 3.5	Assets	~~30~~31
Section 3.6	Material Contracts	~~30~~32
Section 3.7	Real Property	~~32~~33
Section 3.8	No Conflict or Violation	~~33~~35
Section 3.9	Financial Statements	~~34~~35
Section 3.10	Taxes	~~34~~36
Section 3.11	Environmental Matters	~~36~~37
Section 3.12	Employee Benefit Plans	~~37~~38
Section 3.13	Compliance with Law	~~40~~42
Section 3.14	Undisclosed Liabilities	~~41~~42
~~Section 3.15~~	~~Consents and Approvals~~	~~41~~
Section 3.16	Litigation	~~42~~43
Section 3.17	Labor Matters	~~42~~43
Section 3.18	Intellectual Property	~~43~~44
Section 3.19	Insurance	~~45~~46
Section 3.20	Brokers	~~45~~47

i

Page
Section 3.21	Absence of Changes	~~45~~47
Section 3.22	Export/Import Laws	~~47~~49
Section 3.23	Officers and Directors	~~47~~49
Section 3.24	Related Party Transactions	~~48~~49
Section 3.25	FCPA/Money Laundering	~~48~~49
Section 3.26	Customers and Suppliers	~~48~~49
Section 3.27	Certain Disclosed Items	50
Section 3.28	No Other Representations or Warranties	~~49~~50

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB		~~49~~50

Section 4.1	Organization	~~49~~50
Section 4.2	Authorization	~~49~~50
Section 4.3	Consents and Approvals; No Conflict or Violation	~~50~~51
Section 4.4	Compliance with Law; Litigation	~~50~~51
Section 4.5	Parent SEC Documents	~~51~~52
Section 4.6	Brokers	~~53~~54
Section 4.7	Parent Shares	~~53~~54
Section 4.8	Capitalization of Parent	~~53~~54
Section 4.9	Reorganization	~~54~~55
Section 4.10	Undisclosed Liabilities	~~54~~55
Section 4.11	Acquisition Sub	~~54~~55
Section 4.12	Independent Investigation; No Reliance	~~54~~55
Section 4.13	No Other Representations or Warranties	~~55~~56

ARTICLE V COVENANTS		~~55~~56

Section 5.1	Conduct of Business of the Company	~~55~~56
Section 5.2	No Solicitation	~~57~~58
Section 5.3	Stockholder Approvals~~.~~	~~58~~59
Section 5.4	Access to Information	~~58~~59
Section 5.5	Competition Filings	~~59~~60
Section 5.6	Approvals and Consents	~~60~~61
Section 5.7	Additional Agreements; Commercially Reasonable Efforts	~~60~~61
Section 5.8	Employee Benefits	61
Section 5.9	Indemnification; Insurance	62
Section 5.10	FIRPTA	~~63~~64
Section 5.11	Certain Notices	~~63~~64
Section 5.12	Preservation of Books and Records	64
Section 5.13	Treatment as Reorganization	~~64~~65
Section 5.14	Asterisked Items	65

ARTICLE VI CONDITIONS TO CONSUMMATION OF THE MERGER		~~65~~66

Section 6.1	Conditions to Each Party’s Obligation to Effect the Merger	~~65~~66
Section 6.2	Conditions to the Obligation of the Company	~~65~~66
Section 6.3	Conditions to the Obligations of Parent and Acquisition Sub	~~66~~67

EXHIBITS

EXHIBIT A	Form of Escrow Agreement
EXHIBIT B	Form of Registration Rights Agreement
EXHIBIT C	Form of Stockholders Agreement
EXHIBIT D	Form of Working Capital Statement
EXHIBIT E	Form of Support Agreement
EXHIBIT F	Form of Letter of Transmittal

ANNEXES

ANNEX A	TIMKEN CLAIMS
ANNEX B	RELEASES of Pension Escrow Parent Shares

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 20, 2011, is by and among Latrobe Specialty Metals, Inc., a Delaware corporation (the “Company”), Carpenter Technology Corporation, a Delaware corporation (“Parent”), Hawke Acquisition Corp., a Delaware corporation and direct wholly-owned subsidiary of Parent (“Acquisition Sub”), Watermill-Toolrock Partners, L.P., a Delaware limited partnership, solely as the representative of the Watermill Equityholders (the “Watermill Representative”), and HHEP-Latrobe, L.P., a Delaware limited partnership, solely as the representative of the Hicks Equityholders (the “Hicks Representative” and, collectively with the Watermill Representative, the “Representatives” and each a “Representative”).

BACKGROUND

WHEREAS, Parent has formed Acquisition Sub for the purpose of merging Acquisition Sub with and into the Company and acquiring the Company as a wholly-owned subsidiary of Parent;

WHEREAS, each of the respective boards of directors (or similar governing body) of the Company, Parent (on its own behalf and as the sole stockholder of Acquisition Sub) and Acquisition Sub has approved and declared the advisability of this Agreement, and deemed it advisable and in the best interests of their respective stockholders to consummate the Merger, in each case, upon the terms and subject to the conditions set forth in this Agreement and, in the case of the board of directors of the Company, recommended that this Agreement be adopted by the Stockholders;

WHEREAS, in order to induce Parent and Acquisition Sub to enter into this Agreement, the Equity Sponsor is expected to execute a Support Agreement, which agreement shall provide, among other things, that the Equity Sponsor will take certain actions in support of this Agreement and the adoption of this Agreement by the Stockholders promptly after the execution and delivery of this Agreement;

WHEREAS, in order to induce Parent and Acquisition Sub to enter into this Agreement, the Equity Sponsor and certain other Stockholders are expected to execute a written consent adopting this Agreement and approving the Merger promptly after the execution and delivery of this Agreement; and

WHEREAS, the Company and Parent intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, and, by approving the resolutions authorizing this Agreement, to adopt this Agreement as a “plan of reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

TERMS

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used herein, the terms below shall have the following meanings.

“2008 Credit Facility” means the Loan and Security Agreement, by and among Latrobe Steel Company and OH&R Special Steels Company as Borrowers and Toolrock Holding, Inc. as Guarantor, the “Lenders” parties thereto, Wachovia Bank, National Association as the Issuing Bank and Administrative Agent, Wells Fargo Foothill, LLC as the Syndication Agent, PNC Bank National Association Lasalle Business Credit, LLC and RZB Finance LLC as Co-Documentation Agents and Wachovia Capital Markets, LLC as the Sole Lead Arranger, Manager and Bookrunner, dated March 6, 2008, as amended through the date hereof.

“2010 Credit Facility” means the Loan and Security Agreement, by and among Latrobe Steel Company, OH&R Special Steels Company and Specialty Steel Supply Inc. as Borrowers and Toolrock Holding, Inc. as Guarantor, the “Lenders” parties thereto, and The Bank of New York Mellon as the Agent, dated July 30, 2010, as amended through the date hereof.

“Accredited Investor” means any Person that is an “accredited investor” as defined under Rule 501 of Regulation D promulgated under the Securities Act.

“Acquisition Proposal” means, with respect to a party, any offer or proposal, relating to any transaction or a series of related transactions involving: (i) any purchase or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of more than 5% of the outstanding voting securities of such party or any tender offer or exchange offer or other proposed acquisition of voting securities of such party, (ii) any merger, consolidation, business combination or similar transaction, (iii) any sale, lease (other than in the Ordinary Course of Business), transfer, distribution, acquisition or disposition of a substantial portion of the assets of such party (including the assets of its subsidiaries), or (iv) liquidation or dissolution of such party or any material subsidiary of such party (provided, however, that the transactions contemplated hereby shall not be deemed an Acquisition Proposal in any case).

“Action” means any action, claim, suit, litigation, proceeding, audit, arbitral action, criminal prosecution or similar proceeding by or before any Governmental Entity, or any private mediation or arbitration body.

“Additional Closing Expenses” means the sum of (a) all Antitrust Expenses plus (b) the amount of any DiSantis Option Payment.

“Adjusted Working Capital” means, in each case as of the Working Capital Measurement Time, the sum of (a) Net Working Capital, and (b) the difference (but only if positive), if any, of (i) ~~$160 million~~ the Debt Target less (ii) all Indebtedness ~~less~~ (other than Retained Indebtedness and Indebtedness incurred in connection with Company IPO Costs, Transaction Fees and Antitrust Expenses). The calculation of Adjusted Working Capital shall be set forth on Exhibit D.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Aggregate Series A Preferred Dividends” means the product of (a) the Series A Preferred Dividend and (b) the number of Series A Shares issued and outstanding immediately prior to the Effective Time.

“Aggregate Series B Preference Payments” means the product of (a) the Series B Preference Payment and (b) the number of Series B Shares issued and outstanding immediately prior to the Effective Time.

“Allocable Percentage” means, with respect to a particular Equityholder, that percentage equal to a fraction: (a) the numerator of which is the aggregate number of Parent Shares such Equityholder is entitled to receive under Section 2.8(a); and (b) the denominator of which is the total amount of Parent Shares all Equityholders are entitled to receive under Section 2.8(a); provided, that, for purposes of determining the foregoing clauses (a) and (b), only the Parent Shares that an Equityholder may be entitled to receive on account of the Common Exchange Ratio shall be included (i.e., the Parent Shares that an Equityholder becomes entitled to receive in exchange for the Series A Preferred Dividend or Series B Preference Payment shall not be included).

“Antitrust Expenses” means all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and disbursements) incurred by the Company with respect to the review process by, and obtaining clearance from, the FTC or DOJ or any other antitrust or competition authorities to proceed with the consummation of the Merger.

“Approved Antitrust Expenses” means (i) where Adjusted Working Capital exceeds $220,000,000, the lesser of (y) all Antitrust Expenses and (z) the amount by which the Adjusted Working Capital exceeds $220,000,000, (ii) where Adjusted Working Capital is less than $220,000,000 but greater than the Working Capital Target, 50% of the Antitrust Expenses, or (iii) where Adjusted Working Capital is less than the Working Capital Target, zero.

“Approved Capital Expenditures” means the capital expenditures set forth on Schedule 1.5 as well as any other capital expenditures of a type described in Section 5.1(h) consented to by Parent pursuant to Section 5.1 to which Parent also specifically agrees may be added to Schedule 1.5.

“Assets” means all of the properties, assets and rights of any kind, whether tangible or intangible, real or personal or mixed, which are used by the Company and its Subsidiaries in connection with the operation of the Business, as currently conducted.

“beneficial owner” and “beneficially own” shall be determined with reference to Section 13(d) of the Exchange Act.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the Commonwealth of Pennsylvania, State of Delaware or State of New York.

“Business” means the Company’s business, conducted through its Subsidiaries, of manufacturing and distributing high-performance specialty metals and alloys.

“Cash Equivalents” means investment securities with original maturities of 90 days or less and credit card receivables that are readily collectible into cash.

“Cash” means cash and Cash Equivalents determined in accordance with GAAP, using the policies, conventions, methodologies and procedures used by the Company in preparing the Year-End Financial Statements and, for avoidance of doubt, shall be calculated net of checks, drafts or other items issued, but shall include deposits made but that have not cleared the bank.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 17, 2010, as amended through the date hereof.

“Closing Consideration” means the product of Consideration Shares and the Closing Date Share Value.

“Closing Date Share Value” means the average of the closing price of the Parent Common Stock reported by the New York Stock Exchange for the ten trading days immediately prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations.

“Common Exchange Ratio” means the quotient obtained by dividing (a) (i) the Closing Consideration less (ii) the sum of the Aggregate Series A Preferred Dividends and Aggregate Series B Preference Payments by (b) the product of (i) the number of Fully Diluted Company Shares, and (ii) the Closing Date Share Value.

“Common Share” means a share of Company Common Stock.

“Company Capital Stock” means, collectively, the Company Common Stock, the Series A Preferred Stock and the Series B Preferred Stock.

“Company Common Stock” means, collectively, the Company Voting Common Stock and the Company Non-Voting Common Stock.

“Company Form S-1” means the Registration Statement on Form S-1 filed by the Company with the SEC on May 24, 2011, any amendments thereto, or any replacements thereof.

~~“Company IPO Costs” means the aggregate amount of (a) all unpaid out-of-pocket fees and expenses incurred by the Company or any of its Subsidiaries relating to the preparation or filing of the Company Form S-1, the preparation or filing of other registration statements, private placement memorandum or similar disclosure documents, or otherwise preparing the Company for any public or~~

~~private offering of Company Capital Stock or other securities of the Company (including debt securities), whether or not such offerings were actually completed and (b) a portion of the DiSantis Payment equal to the difference (but in no event less than zero), if any, of (i) $4,000,000 less (ii) the aggregate amount attributable to items classified as Company IPO Costs under clause (a).~~

“Company IPO Costs Adjustment” means (a) where Company IPO Costs exceed $4 million, an amount equal to the quotient of (i) Company IPO Costs less $4 million, divided by (ii) the Closing Date Share Value and, (b) where Company IPO Costs are $4 million or less, zero; provided, however, if there is no Transaction Fee Adjustment, then the amount of Company IPO Costs for purposes of clause (a) above shall be reduced by the difference between $10 million less all unpaid Transaction Fees (determined at the Effective Time).

“Company IPO Costs” means the aggregate amount of (i) out-of-pocket fees and expenses paid on or after June 20, 2011 and (ii) any other out-of-pocket fees and expenses that remain unpaid as of the Closing Date, in each case, incurred by the Company or any of its Subsidiaries relating to the preparation or filing of the Company Form S-1, the preparation or filing of other registration statements, private placement memorandum or similar disclosure documents, or otherwise preparing the Company for any public or private offering of Company Capital Stock or other securities of the Company (including debt securities), whether or not such offerings were actually completed (including, for the avoidance of doubt, the fees and expenses of KPMG, as auditor of the Company, for services rendered in connection with the foregoing only). In no event shall any item classified as a Transaction Fee or Company IPO Cost be counted more than once for the purposes of determining the Transaction Fees Adjustment or the Company IPO Costs Adjustment.

“Company Material Adverse Effect” means, with respect to the Company or any of its Subsidiaries, any event, change, development, occurrence, effect or condition which, individually or in the aggregate, has resulted in or results in a material adverse change in the Business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or to prevent or materially delay the ability of the Company to perform its obligations hereunder, including to consummate the transactions contemplated hereby, provided, however, that none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) the effect of any change that is generally applicable to businesses operating in the industry and markets in which the Company or any of its Subsidiaries operate, (ii) the effect of any change that is generally applicable to the United States economy or securities markets, or the world economy or international securities markets, (iii) the effect of any change arising in connection with earthquakes, acts of war, sabotage or terrorism or military actions, or the escalation thereof, (iv) the effect of any change in GAAP or applicable Regulations or (v) any events or occurrences directly or indirectly related to the announcement or consummation of the transactions contemplated by this Agreement (including any loss of or adverse change in the relationship of the Company or any of its Subsidiaries with their respective employees, customers, partners or suppliers related thereto); provided, further, that, the changes and effects in the case of clause (i), (ii), (iii) or (iv) of this sentence do not disproportionately affect the Company or any of its Subsidiaries.

“Company Methodology” means the accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used by the Company in preparation of the Financial Statements.

“Company Non-Voting Common Stock” means the non-voting common stock, par value $0.01 per share, of the Company.

“Company Options” means all options issued under the Stock Plan representing the right to acquire shares of Company Capital Stock.

“Company Preferred Stock” means the Series A Preferred Stock and the Series B Preferred Stock.

“Company Shares” means, collectively, the Common Shares, the Series A Shares and the Series B Shares.

“Company Voting Common Stock” means the voting common stock, par value $0.01 per share, of the Company.

“Consideration Shares” means 8,100,000 shares of Parent Common Stock less the (a) Closing Adjustment, (b) the Debt Adjustment, (c) the Company IPO Costs Adjustment and (d) the Transaction Fee Adjustment.

“Contract” means any legally binding agreement, arrangement, commitment, understanding, contract, lease, power of attorney, note, bond, mortgage, indenture, deed of trust, loan, evidence of Indebtedness, letter of credit, undertaking, employment agreement or license, whether oral or written.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise (the terms “Controlled by” and “under common Control with” shall have correlative meanings).

“Court Order” means with respect to any Person any judgment, decision, consent decree, injunction, ruling or order of any Governmental Entity that is expressly by its terms binding on such Person or its property under applicable law.

“Credit Agreements” means the 2008 Credit Facility and the 2010 Credit Facility.

“Debt Adjustment” means (a), where Indebtedness ~~less~~ (other than Retained Indebtedness ~~exceeds $160 million~~ and Indebtedness incurred to pay Company IPO Costs, Transaction Fees or Antitrust Expenses) exceeds the Debt Target, an amount equal to the quotient of (i) Indebtedness ~~less~~ (other than Retained Indebtedness ~~less $160 million~~ and Indebtedness incurred to pay Company IPO Costs, Transaction Fees or Antitrust Expenses) less the Debt Target, divided by (ii) the Closing Date Share Value and (b), where Indebtedness ~~less~~ (other than Retained Indebtedness and Indebtedness incurred to pay Company IPO Costs, Transaction Fees or Antitrust Expenses) is less than ~~$160 million~~ the Debt Target, zero.

“Debt Target” means $160 million plus any Unreimbursed Cash.

“Default” means (a) any violation, breach or default, (b) the occurrence of an event that, with the passage of time, the giving of notice or both would, constitute a violation, breach or default or (c) the occurrence of an event that, with or without the passage of time, the giving of notice or both, would give rise to a right of termination, renegotiation or acceleration.

“DiSantis Letter Agreement” means that certain letter agreement, dated as of December 13, 2011, by and between the Company and B. Christopher DiSantis relating to the treatment of certain Company Options held by Mr. DiSantis.

“DiSantis Option Payment” means any cash payment required to be made by the Company to B. Christopher DiSantis pursuant to and as further described in the DiSantis Letter Agreement with respect to certain unexercised Company Options held by Mr. DiSantis at Closing.

“DiSantis Options” means any unexercised Company Options at Closing for which B. Christopher DiSantis will be entitled to receive Parent Shares (in lieu of the DiSantis Option Payment) in connection with the consummation of the transactions contemplated by this Agreement pursuant to and as further described in the DiSantis Letter Agreement.

“DiSantis Payment” ~~has~~ means any payments made pursuant to Section 8(g)(x) and (z) of that certain employment agreement, dated as of January 17, 2011, between the ~~meaning assigned to such term on Schedule 1.1.~~ Company and B. Christopher DiSantis.

“Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, conditional sales agreement, encumbrance or other similar right of third parties.

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq., the Clean Water Act 33 U.S.C. §§1251 et seq., the Clean Air Act, 42 U.S.C. §§7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§136 et seq., and all federal, state, local and foreign Regulations pertaining to the environment or health and safety with respect to Hazardous Substances, including but not limited to, those relating to emissions, discharges, or releases of any Hazardous Substance into the environment or otherwise relating to the manufacture, processing, use, treatment, storage, disposal or transportation of Hazardous Substances.

“Environmental Permits” means Permits required pursuant to any Environmental Law.

“Equity Sponsor” means Toolrock Investment, LLC.

“Equityholders” means, collectively, all of the Stockholders and the holders of Company Options and Company Warrants.

“ERISA Affiliate” means any Person that, together with the Company or any Subsidiary, is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means such bank or other institution reasonably acceptable to both the Representatives and Parent, in the capacity as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the escrow agreement among Parent, the Representatives and the Escrow Agent, in substantially the form of Exhibit A attached hereto.

“Escrow Parent Shares” means the aggregate of all Indemnity Escrow Parent Shares and Pension Escrow Parent Shares.

“Estimated Raw Material Expenditures” means the estimated amount expended by the Company to acquire raw materials used solely in connection with the Parent Work as set forth in the examples on Schedule 1.6.

“Exchange Agent” means such bank or other institution as selected by the Parent to serve the purpose of distributing the Parent Shares in exchange for Company Capital Stock.

“Export/Import Laws” means all U.S. or foreign federal, state and local Regulations relating to the export or import of any items (including, commodities, software or technology), and all Regulations relating to Customs, export controls, embargoes, quotas, antiboycott and economic sanctions, including the International Traffic in Arms Regulations (“ITAR”), Arms Export Control Act (“AECA”), and Defense Trade Security Initiatives (“DTSI”) administered by the U.S. Department of Defense and the U.S. Department of State, Directorate of Defense Trade Controls (“DDTC”); the Export Administration Regulations (“EAR”) (including the antiboycott laws) administered by the U.S. Department of Commerce, Bureau of Industry and Security (“BIS”), the sanctions and assets control regulations administered by the U.S. Department of Treasury, Office of Foreign Assets Control (“OFAC”), and the U.S. Customs Laws administered by the U.S. Department of Homeland Security, Bureau of Customs and Border Protection (“CBP”).

“Financial Statements” means, collectively, the Year-End Financial Statements and the Interim Financial Statements.

“Fiscal 2010 Tax Return” means the Tax Return related to federal income Taxes for the fiscal year ended September 30, 2010 filed by the Company on or before June 15, 2011.

“Fully Diluted Company Shares” means, as determined immediately prior to the Effective Time, the aggregate number of Common Shares (i) issued and outstanding ~~and~~, (ii) into which the DiSantis Options are exercisable (on a net exercise basis) and (iii) into which all outstanding shares of Company Preferred Stock are convertible into pursuant to the Certificate of Incorporation.

“GAAP” means, with respect to a particular Person, accounting principles generally accepted in the United States consistently applied and maintained by such Person throughout the applicable periods.

“Governmental Entity” means any government, governmental entity, commission, board, agency or instrumentality, and any court, tribunal or judicial body, whether federal, state, county, local or foreign.

“Hazardous Substance” means any substance or material which is regulated under any Environmental Law including, but not limited to, any substance or material which is (i) identified in Section 101(14) of CERCLA, 42 U.S.C. §9601(14) and as set forth in Title 40, Code of Federal Regulations, Part 302, as may be amended from time to time, (ii) determined to be hazardous, toxic, a pollutant or a contaminant under any Environmental Law, (iii) petroleum and petroleum products and distillates, (iv) asbestos, (v) radon, and (vi) polycholorinated biphenyls.

“Hicks Equityholders” means Hicks.

“Hicks” means HHEP-Latrobe, L.P., a Delaware limited partnership.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, (a) any obligations of the Company or any of its Subsidiaries for borrowed money (including all obligations for principal, interest premiums, penalties, fees (including prepayment fees or penalties), expenses and breakage costs), (b) any obligations of the Company or any of its Subsidiaries evidenced by any note, bond, debenture or other debt security, (c) any obligations of the Company or any of its Subsidiaries for or on account of the deferred purchase price of property (excluding trade payables incurred in the Ordinary Course of Business), including leases required by GAAP to be capitalized, (d) any obligations of a Person, other than the Company or its Subsidiaries, secured by an Encumbrance against any of the Assets, (e) all obligations of the Company or any of its Subsidiaries for the reimbursement of “direct-pay” letters of credit (as compared to “stand-by” letters of credit which are issued as security for a payment obligation), bankers’ acceptance or similar credit transactions, (f) any obligations of the Company or any of its Subsidiaries under any currency or interest rate swap, hedge or similar protection device or any other derivative instruments, (g) any fees or expenses associated with obtaining the release and termination of any Encumbrances and (h) all obligations of the types described in clauses (a), (b), (c), (d), (e) and (f) above of any Person other than the Company or its Subsidiaries, the payment of which is guaranteed, directly or indirectly, by the Company or any of its Subsidiaries and includes both the current and long-term portions of such obligations (including unpaid interest thereon and all penalties, fees or expenses associated with the prepayment of any such obligations).

“Indemnity Escrow Parent Shares” means a number of Parent Shares equal to the quotient obtained by dividing (a) $50 million by (b) the Closing Date Share Value.

“Interim Balance Sheet Date” means March 31, 2011.

“Interim Balance Sheet” means the unaudited balance sheet of the Company as of the Interim Balance Sheet Date.

“Interim Financial Statements” means, collectively, the Interim Balance Sheet and the unaudited statements of operations and statement of cash flows of the Company for the six-month period ended on the Interim Balance Sheet Date.

“Investor Agreement” means the Amended and Restated Registration Rights Agreement, by and among Toolrock Holdings, Inc., Toolrock Investment, LLC, Watermill-Toolrock Partners, L.P., Watermill-Toolrock Partners II, L.P., HHEP-Latrobe, L.P., Sankaty Credit Opportunities II, L.P., Prospect Harbor Credit Partners, L.P., Sankaty High Yield Partners, III, L.P. and RGIP, LLC, dated as of March 17, 2010.

“Investors” means, collectively, the Watermill Equityholders and the Hicks Equityholders.

“IRS” means the Internal Revenue Service.

“Knowledge,” “Knowledge of the Company,” or “Knowledge of Parent” or any similar phrase, when used with respect to the Company, means the actual knowledge of B. Christopher DiSantis, Daniel G. Hennessy, Dudley J. Merchant, Dale B. Mikus, David A. Murray, Richard Walker, Mark T. Weberding, Curt Crofford, Eric Neuman, Steven Karol and Benjamin P. Procter after a review of this Agreement and participation in the preparation of the Company Disclosure Schedule and, when used with respect to Parent, means the actual knowledge of James Dee, K. Doug Ralph, Sunil Widge and William Wulfsohn.

“Leased Real Property” means all Real Property described in the Real Property Leases.

“Liability” means any direct or indirect liability, Indebtedness, obligation, commitment, expense, deficiency, guaranty or endorsement of or by any Person, whether known or unknown, and whether accrued, absolute, contingent, matured or unmatured.

“Loss” means any loss, damage, liability, cost, interest, penalty or reasonable out-of-pocket expense, including reasonable attorneys’ fees and disbursements.

“Major Customers” means the top ten customers of the Company and its Subsidiaries on a consolidated basis (based on the dollar amount of products or services purchased by such customers) for the last 12 months ending March 31, 2011.

“Major Suppliers” means the top ten suppliers of the Company and its Subsidiaries on a consolidated basis (based on the dollar amount of products supplied or services provided by such supplier) for the last 12 months ending March 31, 2011.

“Management Agreements” means, collectively and in each case as amended through the date hereof, (i) the Monitoring and Oversight Agreement, by and among Latrobe Steel Company, Toolrock Holding, Inc. and Hicks Holdings Operating LLC, dated as of December 8, 2006, (ii) the Monitoring and Oversight Agreement, by and among Latrobe Steel Company, Toolrock Holding, Inc. and Watermill Management Company, LLC, dated as of December 8, 2006, (iii) the Transaction Services Agreement, by and among Latrobe Steel Company, Toolrock Holding,

Inc. and Hicks Holdings Operating LLC, dated as of March 6, 2008, and (iv) the Transaction Services Agreement, by and among Latrobe Steel Company, Toolrock Holding, Inc. and Watermill Management Company, LLC, dated as of March 6, 2008.

“Net Closing Parent Shares” means the Consideration Shares less the Escrow Parent Shares.

“Net Working Capital” means the difference, whether positive or negative, between (a) the Cash and other current assets of the Company and its Subsidiaries listed on Exhibit D less (b) the current liabilities of the Company and its Subsidiaries listed on Exhibit D (which calculation, for the avoidance of doubt, will exclude (i) all assets and liabilities associated with all Indebtedness, all Prepaid Company IPO Costs, all Transaction Fees and ~~will include~~ all Estimated Raw Material Expenditures and (ii) all assets associated with all Antitrust Expenses and will include all assets and liabilities associated with up to $4 million of Company IPO Costs), in each case as calculated in accordance with GAAP using the Company Methodology, except as modified pursuant to Exhibit D.

“Ordinary Course of Business” or “Ordinary Course” or any similar phrase means the ordinary course of the Business, consistent with the past customs and practice of the Company and its Subsidiaries.

“Owned Real Property” means all Real Property owned in fee by the Company or a Subsidiary of the Company.

“Parent Common Stock” means the common stock, $5.00 par value per share, of Parent.

“Parent Material Adverse Effect” means, with respect to the Parent or Acquisition Sub, any event, change, development, occurrence, effect or financial condition that would reasonably be expected to prevent or materially delay the ability of Parent and Acquisition Sub to perform their respective obligations hereunder, including to consummate the transactions contemplated hereby, provided, however, that none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (i) the effect of any change that is generally applicable to businesses operating in the industry and markets in which the Parent, Acquisition Sub or any of their respective Subsidiaries operate, (ii) the effect of any change that is generally applicable to the United States economy or securities markets, or the world economy or international securities markets, (iii) the effect of any change arising in connection with earthquakes, acts of war, sabotage or terrorism or military actions, or the escalation thereof, (iv) the effect of any change in GAAP or applicable Regulations or (v) any events or occurrences directly or indirectly related to the announcement or consummation of the transactions contemplated by this Agreement (including any loss of or adverse change in the relationship of the Parent, Acquisition Sub or any of their respective Subsidiaries with their respective employees, customers, partners or suppliers related thereto); provided, further, that, the changes and effects in the case of clause (i), (ii), (iii) or (iv) of this sentence do not disproportionately affect Parent, Acquisition Sub or any of their respective Subsidiaries.

“Parent Share” means a share of Parent Common Stock.

“Parent Work” means that certain work performed by the Company for Parent pursuant to various Parent purchase order numbers for the alloys and quantities set forth on Schedule 1.4 attached hereto, as such Schedule may be supplemented from time to time upon mutual agreement of the Company and Parent.

“Pension Escrow Parent Shares” means 300,000 Parent Shares.

“Permit” means each license, permit, franchise, approval, authorization, consent or order of, or filing with, any Governmental Entity necessary for the conduct of, or relating to the operation of, the Business as currently conducted.

“Permitted Encumbrances” means the Encumbrances set forth on Schedule 1.2 as well as (a) liens for Taxes, assessments and other governmental charges not yet due and payable or being contested in good faith, (b) statutory, mechanics’, laborers’ and materialmen’s liens arising in the Ordinary Course of Business for sums not yet due and payable, or being contested in good faith with adequate reserves on the books and records, (c) with regard to Real Property, (i) any and all matters of record in the jurisdiction where the Real Property is located, including restrictions, reservations, covenants, conditions, oil and gas leases, mineral severances and liens (other than monetary liens, including, statutory, mechanics’, laborers’ and materialmen’s liens that would not be included in clause (b)), (ii) any easements, rights-of-way, building or use restrictions, prescriptive rights, encroachments, protrusions, rights and party walls, and (iii) statutory and contractual landlord’s liens under leases pursuant to which the Company or a Subsidiary of the Company is a lessee and not in Default and any liens (including, mortgages, deeds of trust and other security agreements) on any landlord’s or sublandlord’s interest in real property pursuant to which the Company or a Subsidiary is a lessee or sublessee, in each of clauses (i), (ii) and (iii), that do not materially interfere with the present use of any of the Company’s or its Subsidiaries’ Real Property or otherwise materially impair the Company’s or its Subsidiaries’ operation of the Business, (d) such other imperfections of title as do not materially detract from the value or otherwise materially interfere with the present use of any of the Company’s or its Subsidiaries’ properties or otherwise impair the Company’s or its Subsidiaries’ operation of the Business and (e) any liens, security interests or other restrictions arising from or related to the Credit Agreements.

“Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture or Governmental Entity.

“Pre-Closing Period” means the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 7.1.

“Pre-Closing Tax Period” means any tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Prepaid Company IPO Costs” means the aggregate amount of out-of-pocket fees and expenses paid prior to June 20, 2011 by the Company or any of its Subsidiaries and relating to the preparation or filing of the Company Form S-1, the preparation or filing of other registration statements, private placement memorandum or similar disclosure documents, or otherwise preparing the Company for any public or private offering of Company Capital Stock or other securities of the Company (including debt securities), whether or not such offerings were actually completed (including, for the avoidance of doubt, the fees and expenses of KPMG, as auditor of the Company, for services rendered in connection with the foregoing only).

“Real Property” means all real property owned, leased or occupied by the Company or any of its Subsidiaries, together with all buildings, improvements and fixtures located thereon.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into by and among Parent, the Hicks Equityholders and the Watermill Equityholders, in substantially the form of Exhibit B attached hereto.

“Regulations” means, with respect to a particular Person, any laws, statutes, ordinances, regulations, rules, notice requirements, principles of law and agency guidelines of any Governmental Entity binding on such Person, but, for the avoidance of doubt, excludes Court Orders.

“Related Party” means (i) each Person who owns beneficially or of record at least 10% of the outstanding Company Shares, (ii) each individual who is an officer or director of the Company or any Subsidiary of the Company, (iii) each family member or Affiliate of any of the Persons referred to in clauses (i) or (ii) above and (iv) any trust or other Person (other than the Company or any Subsidiary of the Company) in which any one of the individuals referred to in clauses (i), (ii) and (iii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

“Release Date Share Value” means the average of the closing price of the Parent Common Stock reported by the New York Stock Exchange for the ten trading days immediately prior to fifth trading day prior to a particular date on which Escrow Parent Shares are to be released to Equityholders or returned to Parent and deemed cancelled pursuant to this Agreement.

“Retained Indebtedness” means the items of Indebtedness listed on Schedule 1.3.

“Series A Exchange Ratio” means the sum of (a) the Common Exchange Ratio and (b) the quotient obtained by dividing (i) the Series A Preferred Dividend by (ii) the Closing Date Share Value.

“Series A Preferred Dividend” means $0.922635.

“Series A Preferred Stock” means the Series A Convertible Participating Preferred Stock, par value $0.01 per share, of the Company.

“Series A Share” means a share of Series A Preferred Stock.

“Series B Exchange Ratio” means the sum of (a) the Common Exchange Ratio and (b) the quotient obtained by dividing (i) the Series B Preference Payment by (ii) the Closing Date Share Value.

“Series B Preference Payment” means the sum of (a) Series B Original Issue Price, as defined in the Certificate of Incorporation (i.e., $0.825436), and (b) the unpaid Series B Accruing Dividend, as defined in the Certificate of Incorporation, accrued through the Effective Time.

“Series B Preferred Stock” means the Series B Convertible Participating Preferred Stock, par value $0.01 per share, of the Company.

“Series B Share” means a share of Series B Preferred Stock.

“Stockholders Agreement” means the Stockholders Agreement to be entered into by and among Parent, the Hicks Equityholders and the Watermill Equityholders, in substantially the form of Exhibit C attached hereto.

“Stockholders” means, collectively, the holders of Company Capital Stock.

“Straddle Period” means any tax period beginning on or prior to the Closing Date and ending after the Closing Date.

“Subsidiary” means a corporation or other entity of which 50% or more of the voting power or value of the equity securities is owned, directly or indirectly, by the Company or Parent, as the context requires.

“Support Agreement” means a stockholder support agreement by and between Parent and (a) the Equity Sponsor and (b) certain Investors, in each case substantially in the form attached hereto as Exhibit E.

“Tax Return” means any return, declaration, report, statement, or other document required to be filed with a taxing authority with respect to Taxes, including any schedule thereto and any amendment thereof.

“Tax” or “Taxes” means any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, capital stock, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, alternative or add-on minimum, environmental, customs, duties, estimated or other taxes or assessments of a similar nature, together with any interest and any penalties, additions to Tax or additional amounts with respect thereto.

“Transaction Documents” means, collectively, the Registration Rights Agreement, the Stockholders Agreement, all Letters of Transmittal received from Equityholders, all Support Agreements entered into with Equityholders and any other document, Contract or certificate delivered by, entered into with, or received from, Equityholders pursuant to or in connection with Section 2.15 or otherwise pursuant to this Agreement.

“Transaction Fee Adjustment” means (a) to the extent that the amount of paid and accrued Transaction Fees are less than $10 million, zero, and (b) otherwise, the number of Parent

Shares equal to the quotient obtained by dividing (i) the difference of all Transaction Fees (determined at the Effective Time) ~~less~~ $10 million, by the (ii) ~~the~~ Closing Date Share Value; provided, however, if there is no Company IPO Costs Adjustment, then the amount of Transaction Fees for purposes of clause (a) above shall be reduced by the difference between $4 million less all unpaid Company IPO Costs (determined at the Effective Time).

“Transaction Fees” means the aggregate amount of all out-of-pocket fees and expenses incurred by or on behalf of the Company or any of its Subsidiaries in connection with the Merger or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, including (a) the fees and disbursements payable to financial advisors, legal counsel, consultants, experts and accountants of the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement, (b) any fees and expenses associated with making filings with or obtaining waivers, consents or approvals of any governmental entity or third parties on behalf of the Company or any of its Subsidiaries, (c) all brokers’ or finders’ fees, (d) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts and (e) all sale, “stay-around,” retention, or similar bonuses or payments to current or former directors, officers, employees and consultants paid as a result of or in connection with the transactions contemplated hereby, including~~, the DiSantis Payment less such amount of the DiSantis Payment included in Company IPO Costs. For the avoidance of doubt~~ the DiSantis Payment and the DiSantis Option Payment unless the DiSantis Option Payment is paid by the Company prior to the Closing, in which case the DiSantis Option Payment shall be excluded from Transaction Fees. Notwithstanding the foregoing, Transaction Fees shall ~~not include any Company IPO Costs or~~ exclude any Antitrust Expenses.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time (including temporary regulations and corresponding provisions of succeeding regulations).

“Unreimbursed Cash” means (a) the amount of all Approved Capital Expenditures plus (b) the amount of Estimated Raw Material Expenditures made prior to Closing in connection with Parent Work for which Parent has not paid the Company prior to the Closing.

“USW Collective Bargaining Agreement” means the 2008 Basic Agreement between Latrobe Specialty Steel Company and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, dated July 21, 2008.

“Watermill Equityholders” means Watermill and Watermill-Toolrock Partners II, L.P., a Delaware limited partnership.

“Watermill” means Watermill-Toolrock Partners, L.P., a Delaware limited partnership.

“Working Capital Measurement Time” means the Effective Time.

“Year-End Financial Statements” means the Company’s audited balance sheets as of September 30, 2010, September 30, 2009 and September 30, 2008, and the related audited statements of operations, changes in stockholders’ equity and cash flow for each of the years then ended.

Section 1.2 Terms Defined Elsewhere. The following is a list of additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

Term	Section
Acquisition Sub	Preamble
Acquisition Sub Company Common Stock	2.8(c)
Additional Closing Expense Statement	2.9(e)
Agreement	Preamble
~~Antitrust Expenses~~	~~7.3~~
Asterisked Information	7.3(f)
Asterisked Items	3.27
Book Inventory	2.13(c)
Business Intellectual Property	3.18(b)
Calculation Notice	2.13(d)
Certificates	2.10(b)
Claim Notice	8.5(a)
Closing	2.3(a)
Closing Adjustment	2.13(b)
Closing Consideration Adjustment Amount	2.13(g)
Closing Consideration Allocation Schedule	2.9(c)
Closing Date	2.3(a)
Closing Working Capital	2.13(a)
COBRA Coverage	3.12(e)
Collective Bargaining Agreement	3.17(a)
Company	Preamble
Company Assets	3.5
Company Bylaws	2.3(c)(ii)
Company Disclosure Schedule	Article III: Preamble
Company IPO Cost Statement	2.9(d)
Company Representative	5.2(a)
Company Warrants	3.4(c)
Confidentiality Agreement	5.4(d)
Copyrights	3.18(a)
Debt Adjustment Statement	2.9(f)
Deductible	8.3(b)(i)
Delivery Deadline	5.14
DGCL	2.1
Dispute Notice	8.5(b)
Dissenting Shares	2.12
DOJ	5.5(b)
~~Early Termination Election~~	~~7.1(c)~~

Term	Section
~~Early Termination Override Notice~~	~~7.1(c)~~
Effective Time	2.2
Employee Plans	3.12(a)
Equityholder Indemnified Parties	8.2(b)
Estimated Working Capital	2.13(b)
Exchange Act	4.5(a)
FCPA	3.25(a)
Final Adjustment	2.13(g)
Final Working Capital	2.13(f)
Foreign Antitrust Authorities	5.5(a)
Foreign Antitrust Laws	5.5(a)
FTC	5.5(b)
General Enforceability Exceptions	3.6(b)
Hicks Representative	Preamble
In-Bound License Agreements	3.6(a)(v)
Indemnified Officers	5.9(a)
Indemnified Party	8.5(a)
Indemnitor	8.3(a)
Indemnity Cancelled Parent Shares	8.5(b)
Infringes	3.18(d)
Initial Calculation	2.13(c)
Insurance	3.19
Intellectual Property	3.18(a)
Letter of Transmittal	2.10(b)
License Agreement	3.6(a)(v)
Material Contracts	3.6(a)
Merger	2.1
Merger Certificate	2.2
Money Laundering Laws	3.25(b)
Multi-Employer Plan	3.12(a)
Non-Union Employees	5.8(a)
Out-Bound License Agreements	3.6(a)(v)
Outside Date	7.1(b)
Parent	Preamble
Parent Indemnified Parties	8.2(a)
Parent SEC Documents	4.5(a)
Patents	3.18(a)
Payoff Letter	2.9(b)
Physical Inventory	2.13(c)
Physical Inventory Count	2.13(c)
Pre-Closing Taxes	3.10(a)
Real Property Leases	3.7(a)
Real Property Permits	3.7(g)
Record Retention Period	5.12

Term	Section
Representative	Preamble
Received Refund	8.3(e)
Requested Information	5.4(b)
Sarbanes-Oxley Act	4.5(a)
SEC	4.5(a)
Securities Act	4.5(a)
Settlement Accountants	2.13(e)
Software	3.18(a)
Stock Plan	3.4(b)
Stockholder Approval	3.3(b)
Stockholder Consent	5.3
Survival Date	8.1
Surviving Corporation	2.1
Third Party Claim Notice	8.6(a)
Third Party Intellectual Property	3.18(b)
Timken Agreement	8.3(b)(iii)
Trade Secrets	3.18(a)
Trademarks	3.18(a)
Transaction Fee Statement	2.9(a)
WARN Act Laws	3.17(d)
Watermill Representative	Preamble
Working Capital Cancelled Parent Shares	2.13(i)
Working Capital Statement	2.13(a)
Working Capital Target	2.13(a)

Section 1.3 Interpretation. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b) words importing any gender shall include other genders;

(c) words importing the singular only shall include the plural and vice versa;

(d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation” or “but not limited to;”

(e) the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) references to “Annexes,” Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Annexes, Articles, Exhibits, Sections or Schedules of or to this Agreement;

(g) references to any Person include the successors and permitted assigns of such Person; and

(h) references to Parent Shares (including Escrow Parent Shares), Consideration Shares, Closing Date Share Value and Release Date Share Value shall be automatically adjusted, if there occurs a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding Parent Common Stock prior to the Closing Date or a record date for any such transaction occurs prior to the Closing Date) shares of Parent Common Stock.

ARTICLE II

THE MERGER

Section 2.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Acquisition Sub shall be merged with and into the Company (the “Merger”). Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate existence of Acquisition Sub shall cease.

Section 2.2 Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger in customary form reasonably acceptable to Parent and the Company (the “Merger Certificate”) shall be duly executed and acknowledged by the Company and Acquisition Sub and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL on the Closing Date. The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or such later time as Parent and the Company may agree upon and set forth in the Merger Certificate (such time as the Merger becomes effective, the “Effective Time”).

Section 2.3 Closing of the Merger.

(a) The closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by the Company, which shall be no later than the fifth Business Day after satisfaction or waiver of the last to occur of the conditions set forth in Article VI (other than those conditions which may only be satisfied at the Closing by the delivery of documents, the payment of monies or the taking of such other action), at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, 18th and Arch Streets, Philadelphia, Pennsylvania, unless another time, date or place is agreed to in writing by the parties hereto.

(b) At the Closing, in addition to the other documents, agreements and instruments required to be executed and delivered by Parent pursuant to this Agreement, Parent shall execute and deliver to the Company:

(i) a certificate, duly executed by an authorized executive officer of the Parent, dated the Closing Date, certifying that the conditions specified in Sections 6.2(a), (b) and (c) have been fulfilled; and

(ii) the Registration Rights Agreement, the Escrow Agreement and the Stockholders Agreement executed by Parent.

(c) At the Closing, in addition to the other documents, agreements and instruments required to be executed and delivered by the Company pursuant to this Agreement, the Company shall execute and deliver to Parent:

(i) a certificate, duly executed by an authorized executive officer of the Company, dated the Closing Date, certifying that the conditions specified in Section 6.1(a), and Sections 6.3(a), 6.3(b) and 6.3(c), have been fulfilled;

(ii) certificates, duly executed by an authorized Secretary or Assistant Secretary of the Company, dated the Closing Date, to the effect that: (A) (1) the Certificate of Incorporation and bylaws of the Company (the “Company Bylaws”) attached to such certificate are true and correct, and were in full force and effect in the form as attached to such certificate on the date of adoption of the resolutions referred to in clause (3) below, (2) no amendment to the Certificate of Incorporation or the Company Bylaws has occurred since the date of adoption of the resolutions referred to in clause (3) below, and (3) the resolutions adopted by the board of directors of the Company authorizing this Agreement and the transactions contemplated hereby, including the Merger, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout, or by unanimous written consent, and such resolutions remain in full force and effect, and have not been amended, rescinded or modified; and (B) the Company’s officers executing this Agreement and the other documents, agreements and instruments to be executed and delivered by the Company pursuant to this Agreement are incumbent officers and the specimen signatures on such certificate are their genuine signatures; and

(iii) the Registration Rights Agreement and the Stockholders Agreement executed by each of the Watermill Equityholders and the Hicks Equityholders;

(iv) the Escrow Agreement, executed by the Representatives and the Escrow Agent;

(v) evidence that all Company Warrants shall have been exercised; and

(vi) evidence that all Contracts with Related Parties (including, the Management Agreements and the Investor Agreements), except for those Contracts set forth on Schedule 2.3(vi), shall have been terminated and the parties thereto have been released from all obligations thereunder, in each case as of the Effective Time.

Section 2.4 Effects of the Merger . The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation and all Liabilities and duties of the Company and Acquisition Sub shall become the Liabilities and duties of the Surviving Corporation.

Section 2.5 Certificate of Incorporation and Bylaws . The certificate of incorporation of Acquisition Sub shall be the certificate of incorporation of the Surviving Corporation at and immediately after the Effective Time, until thereafter amended in accordance with applicable law. The bylaws of Acquisition Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation at and immediately after the Effective Time, until thereafter amended in accordance with applicable law as provided therein and under the DGCL.

Section 2.6 Board of Directors . The directors of Acquisition Sub at the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such director’s successor is duly elected or appointed and qualified.

Section 2.7 Officers . The officers of Acquisition Sub at the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such officer’s successor is duly elected or appointed and qualified.

Section 2.8 Conversion of Shares.

(a) Subject to Section 2.8(b) and 2.8(c),

(i) each share of Company Common Stock (i) issued and outstanding immediately prior to the Effective Time and (ii) into which the DiSantis Options are exercisable (on a net exercise basis) shall be converted into the right to receive such number of Parent Shares equal to the Common Exchange Ratio;

(ii) each Series A Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of Parent Shares equal to the Series A Exchange Ratio; and

(iii) each Series B Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of Parent Shares equal to the Series B Exchange Ratio.

(b) Each share of Company Capital Stock held by the Company or owned by Acquisition Sub, Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent, immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof. The repurchase rights associated with the restricted Company Common Stock will lapse at the Effective Time.

(c) Each share of common stock, $0.01 par value per share, of Acquisition Sub (the “Acquisition Sub Company Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Acquisition Sub Company Common Stock outstanding immediately prior to the Effective Time shall evidence ownership of such shares of capital stock of the Surviving Corporation.

Section 2.9 Certain Closing Estimates and Other Deliverables . The Company will provide to Parent:

(a) no later than three Business Days prior to the Closing, a statement in a form approved by Parent, which approval shall not be unreasonably withheld, delayed or conditioned (the “Transaction Fee Statement”), setting forth the amount of the unpaid Transaction Fees determined as of the Closing Date, together with any payment instructions related thereto and full and final invoices supporting the amounts set forth on the Transaction Fee Statement;

(b) no later than three Business Days prior to the Closing, payoff letters (containing customary releases) from each holder of Indebtedness, in form and substance reasonably satisfactory to Parent, to the effect that upon receipt of such payment such holder shall have been paid in full for all Indebtedness held by such holder (each a “Payoff Letter”);

(c) no later than three Business Days prior to the Closing, a schedule, in a form approved by Parent, which approval shall not be unreasonably withheld, delayed or conditioned, showing the aggregate number of shares to be issued to each Equityholder, showing such number of shares to be issued in respect of each class of Company Capital Stock (including detail regarding shares to be issued in respect of Series A Preferred Dividends and Series B Preference Payments) as well as the Allocable Percentage for each Equityholder (the “Closing Consideration Allocation Schedule”). The Closing Consideration Allocation Schedule shall also include the following information for each Equityholder (as of the Closing Date): (a) the Equityholder’s address, (b) the Equityholder’s taxpayer identification number and (c) the unique identification numbers (e.g., stock certificate number) of, and number and type of securities represented by, each document evidencing the Company Capital Stock, Company Warrant and Company Option held by each Equityholder; ~~and~~

(d) no later than three Business Days prior to the Closing, a statement in a form approved by Parent, which approval shall not be unreasonably withheld, delayed or conditioned (the “Company IPO Cost Statement”), setting forth the amount of the unpaid Company IPO Costs determined as of the Closing Date, together with any payment instructions related thereto~~.~~ and full and final invoices supporting the amounts set forth on the Company IPO Cost Statement;

(e) no later than three Business Days prior to the Closing, a statement in a form approved by Parent, which approval shall not be unreasonably withheld, delayed or conditioned (the “Additional Closing Expense Statement”), setting forth the amount of the unpaid Additional Closing Expenses determined as of the Closing Date, together with any payment instructions related thereto and full and final invoices supporting the amounts set forth on the Additional Closing Expense Statement; and

(f) no later than three Business Days prior to the Closing, a statement in a form approved by Parent, which approval shall not be unreasonably withheld, delayed or conditioned (the “Debt Adjustment Statement”), setting forth the calculation of the Debt Adjustment together with such schedules and data with respect to the determination of the Debt Adjustment as may be appropriate to support such calculation of the Debt Adjustment (including, a schedule showing Unreimbursed Cash included in such calculation).

Section 2.10 Activities Upon Closing.

(a) Promptly after the Effective Time, but in each case, on the Closing Date, Parent will undertake (or cause to be undertaken) the following:

(i) the issuance and deposit of certificates representing the Net Closing Parent Shares with the Exchange Agent for the benefit of the Equityholders, for exchange of Company Capital Stock in accordance with this Agreement;

(ii) the issuance and deposit of certificates representing the Escrow Parent Shares with the Escrow Agent;

(iii) on behalf of the Company, payment of Indebtedness of the Company unpaid at the Closing, in amounts set forth in the Payoff Letters delivered by the holders of such Indebtedness, by wire transfer of immediately available funds, pursuant to the written instructions contained in such Payoff Letters;

(iv) on behalf of the Company, payment to one or more accounts designated in writing by the Company, by wire transfer of immediately available funds, the amount of the unpaid Transaction Fees set forth on the Transaction Fee Statement; ~~and~~

(v) on behalf of the Company, payment to one or more accounts designated in writing by the Company, by wire transfer of immediately available funds, the amount of the unpaid Company IPO Costs set forth on the Company IPO Cost Statement; and

(vi) on behalf of the Company, payment to one or more accounts designated in writing by the Company, by wire transfer of immediately available funds, the amount of the Additional Closing Expenses set forth on the Additional Closing Expense Statement.

(b) Prior to the Closing, the Parent will engage the Exchange Agent. As soon as practicable after the date hereof, the Company shall cause to be mailed or otherwise delivered to each Equityholder a letter of transmittal (each, a “Letter of Transmittal”) in the form a ttached hereto as Exhibit F. After the Effective Time, subject to the receipt by the Company or the Exchange Agent of a duly completed and executed Letter of Transmittal, accompanied by all documents, agreements and instruments required thereby, each holder of a certificate or certificates representing Company Shares, other than certificates representing Company Shares held in the Company’s treasury or beneficially owned by Parent, Acquisition Sub or any other Affiliate of Parent, or representing Dissenting Shares (collectively, the “Certificates”), shall be entitled to receive in exchange therefor such number of Parent Shares (less the number of

Escrow Parent Shares to be deposited with the Escrow Agent on such holder’s behalf pursuant to Section 2.10(a)(ii)), rounded (up or down) to the nearest whole share, that such holder has the right to receive pursuant to clauses (i), (ii) or (iii) of Section 2.8(a) with respect to such Certificates, and such Certificates shall, after such surrender, be marked as cancelled.

(c) If any consideration is to be paid to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Person requesting such exchange shall deliver such Certificate accompanied by all documents required to evidence and effect such transfer and shall pay to the Surviving Corporation any transfer or other Taxes required by reason of the payment of such consideration to a Person other than that of the registered holder of the Certificate so surrendered, or such Person shall establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

(d) In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall pay such portion of the Closing Consideration as may be required pursuant to this Agreement in exchange therefor, without interest thereon, upon the making of an affidavit of that fact by the holder thereof, together with an unsecured indemnity in customary form in favor of the Surviving Corporation, as a condition precedent to the payment of any Closing Consideration attributable to such Company Shares.

(e) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no transfers of any Company Shares. Until surrendered as contemplated by this Section 2.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender such portion of the Closing Consideration as may be required pursuant to this Agreement in exchange therefor in respect of such security represented by such Certificate. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled, delivered to the Exchange Agent and exchanged for the respective portion of the Closing Consideration they represent, as provided in this Article II.

Section 2.11 Company Options and Company Warrants . The Company shall take all actions necessary, subject to the provisions of this Agreement, to cause each Company Option and Company Warrant that is outstanding and unexercised as of the Effective Time to be terminated as of the Effective Time without any payment therefor (other than pursuant to the DiSantis Letter Agreement). Notwithstanding anything in Section 5.1 to the contrary, prior to the Effective Time, the Company may take any action necessary to provide that any or all Company Options that are not exercisable shall become exercisable, may provide for payment of the Company Option exercise price and any tax withholdings related to the exercise of Company Options in any manner permitted by the Stock Plan, and may take any other action permitted by the Stock Plan to effectuate this Section 2.11.

Section 2.12 Appraisal Rights . Notwithstanding anything in this Agreement to the contrary, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a Stockholder who has properly exercised and perfected appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or exchangeable for the right to receive Parent Shares as otherwise provided in Section 2.8(a), but shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if such Stockholder fails to perfect or effectively withdraws or loses the right to appraisal and payment under the DGCL, the shares of Company Capital Stock of such Stockholder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive such number of Parent Shares (less the number of Escrow Parent Shares to be deposited with the Escrow Agent on such holder’s behalf pursuant to Section 2.10(a)(ii)), rounded (up or down) to the nearest whole share, that such holder has the right to receive pursuant to clauses (i), (ii) or (iii) of Section 2.8(a) with respect to such shares of Company Capital Stock. No later than the tenth Business Day following the date of this Agreement, the Company shall provide notice in accordance with the DGCL to each Stockholder entitled to appraisal rights. To the extent the notice is sent to Equityholders that are not Accredited Investors, included with the notice shall be such information required to be furnished to investors who are not Accredited Investors pursuant to Rule 502 of Regulation D promulgated under the Securities Act. The Company shall give prompt notice to Parent of any demands received by the Company for appraisals of Shares, Parent shall have the right to reasonably direct all negotiations and proceedings with respect to such demands, Parent shall have the right to reasonably approve any payment made in respect of Dissenting Shares and the Company shall cooperate with Parent in connection therewith and take all actions reasonably requested by Parent.

Section 2.13 Closing Consideration Adjustment.

(a) The parties have contemplated that the Adjusted Working Capital of the Company and its Subsidiaries as of the Working Capital Measurement Time (the “Closing Working Capital”), as calculated in accordance with and set forth on the Form of Working Capital Statement attached hereto as Exhibit D (the “Working Capital Statement”) will be $200,700,000 (the “Working Capital Target”). The term Indebtedness as used in this Section 2.13 and in the defined terms used within this Section 2.13, shall not include the Retained Indebtedness.

(b) The Company shall cause to be prepared and, within 10 Business Days prior to the Closing Date, but in no event less than three Business Days prior to the Closing Date, shall cause to be delivered to Parent, a certificate signed by the Chief Financial Officer of the Company attaching (i) a good faith projected unaudited balance sheet of the Company as of the Closing Date prepared in accordance with GAAP using the Company Methodology and (ii) a good faith estimate of the Closing Working Capital (the “Estimated Working Capital”), together with such schedules and data with respect to the determination of the Estimated Working Capital as may be appropriate to support such calculation of the Estimated Working Capital. Following delivery of the Estimated Working Capital, the Company shall provide Parent and its representatives with reasonable access to the employees, agreements and books and records of the Company to verify the accuracy of such amounts. In the event that Parent does not agree with the Estimated Working Capital, the Company and Parent shall negotiate in good faith to mutually agree on acceptable Estimated Working Capital. The Company shall consider in good faith any proposed comments or changes that Parent may reasonably suggest; provided, however, that the Company’s failure to include any changes proposed by Parent, or the acceptance by Parent of the Estimated Working Capital, shall not limit or otherwise affect Parent’s remedies under this Agreement. If the Estimated Working Capital is less than the Working Capital Target, then the Consideration Shares shall be reduced by an amount equal to the quotient of (i) the difference of (A) the Working Capital Target less (B) the Estimated Working Capital, divided by (ii) the Closing Date Share Value (such amount shall be the “Closing Adjustment”). In the event the Estimated Working Capital exceeds the Working Capital Target, the Closing Adjustment shall be zero.

(c) Parent shall cause to be prepared and, as soon as practical, but in no event later than 60 days after the Closing Date, shall cause to be delivered to the Representatives, a statement setting forth Parent’s calculation of Closing Working Capital (including each component item as set forth on the Working Capital Statement), together with such schedules and data with respect to the determination of the Closing Working Capital as may be appropriate to support such calculation (the “Initial Calculation”). In connection with the Initial Calculation, Parent and the Company will collaborate to undertake a physical inventory count (conducted in accordance with the Company Methodology) (the “Physical Inventory Count”). The Physical Inventory Count will be conducted by the Company and each of Parent, the Company and Representatives shall be allowed to have representatives present during the conduct of the Physical Inventory Count. Parent, the Company and the Representatives agree that in the event the results of the Physical Inventory Count (the “Physical Inventory”) show that amount for “inventory” that was used in the determination of the Estimated Working Capital (the “Book Inventory”) is within $3 million above or below the Physical Inventory, then the Book Inventory shall be used in the determination of Closing Working Capital in the Initial Calculation. In the event the Physical Inventory is more than $3 million higher or lower than the Book Inventory, then an amount equal to the Physical Inventory plus $3 million (in the event Physical Inventory is less than Book Inventory) or minus $3 million (in the event Physical Inventory is greater than Book Inventory), in either such case, shall be used in the determination of Closing Working Capital in the Initial Calculation.

(d) Within 30 days after receipt by the Representatives of the Initial Calculation, the Representatives may deliver to Parent a written notice (the “Calculation Notice”) either (i) advising Parent that the Representatives agree with and accept the Initial Calculation or (ii) setting forth an explanation in reasonable detail of those items in the Initial Calculation that the Representatives dispute and of what the Representatives believe is the correct calculation of Closing Working Capital. The Representatives and the accountants engaged by the Representative shall be entitled to review the Company’s working papers, trial balances and similar materials for purposes of reviewing the Initial Calculation. Without limiting the generality of the foregoing, the Company shall provide the Representatives and the accountants engaged by the Representatives with (i) the reasonable assistance of Company personnel and (ii) timely and reasonable access, during the Company’s normal business hours, to the Company’s personnel, properties, books and records, in each case at the Company’s expense. If the Representatives do not submit a Calculation Notice within the 30-day period provided herein, then the Initial Calculations shall become final and shall not be subject to further review, challenge or adjustment. Parent and its accountants shall be entitled to review the working papers, trial balances and similar materials relating to the Representatives’ preparation of its Calculation Notice. If Parent shall concur with the Calculation Notice, or if Parent shall not object to the Calculation Notice in a writing received by the Representatives within 30 days after Parent’s receipt of the Calculation Notice, the calculation of each of the Closing Working Capital set forth in the Calculation Notice shall become final and shall not be subject to further review, challenge or adjustment.

(e) In the event that the Representatives and Parent are unable to resolve any disputes regarding the Closing Working Capital within 15 days after the date of Parent’s objection to the Calculation Notice, then such disputes shall be referred to a nationally recognized independent registered public accounting firm selected by mutual agreement of Parent and the Representatives (the “Settlement Accountants”), and the determination of the Settlement Accountants shall be final and shall not be subject to further review, challenge or adjustment, absent fraud. The Settlement Accountants shall determine the Closing Working Capital in accordance with the standards and methodologies described in this Section 2.13 and shall be instructed by Parent and the Representatives to use their commercially reasonable efforts to reach such determination not more than 30 days after such referral. Nothing herein shall be construed to authorize or permit the Settlement Accountants to resolve any item in dispute by making an adjustment to the Initial Calculations that is outside of the range for such item defined by the Initial Calculations and the Calculation Notice. In calculating the Closing Working Capital, the Settlement Accountants shall be limited to addressing any particular disputes referred to in the Calculation Notice. Each party shall pay its own costs and expenses incurred in connection with this Section 2.13; provided, however, that the Equityholders, on the one hand, and Parent, on the other hand, shall each bear one-half of the fees and expenses of the Settlement Accountants, with the amount payable by the Equityholders to be paid in cash on their behalf by Parent but with Parent and the Equityholders concurrently instructing the Escrow Agent to remove from the aggregate number of shares held by the Escrow Agent a number of shares (rounded up or down to the nearest whole share) equal to the quotient of (i) such amount of fees and expenses so allocated to the Equityholders yet paid by the Parent and (ii) the Closing Date Share Value, which removed shares shall be returned to Parent, deemed to be cancelled and all rights any Equityholder may have to such shares shall be extinguished.

(f) The Closing Working Capital as finally determined and agreed to by the Representatives and Parent (or as determined by the Settlement Accountants) shall be the “Final Working Capital.”

(g) The “Closing Consideration Adjustment Amount,” which may be positive or negative, shall mean the Final Working Capital minus the Estimated Working Capital, as finally determined in accordance with this Section 2.13. The “Final Adjustment” shall mean the absolute value of the quotient of the Closing Consideration Adjustment Amount divided by the Closing Date Share Value.

(h) If the Closing Consideration Adjustment Amount is a positive number and the Closing Adjustment resulted in a reduction of the Net Closing Parent Shares, then Parent shall issue and deliver to the Exchange Agent for further distribution to the Equityholders in accordance with their Allocable Percentage, certificates representing such number of Parent Shares (rounded up or down to the nearest whole share) equal to the lesser of (i) the Closing Adjustment and (ii) the Final Adjustment.

(i) If the Closing Consideration Adjustment Amount is a negative number, then, for each Equityholder in accordance with their Allocable Percentage, such number of Parent Shares (rounded up or down to the nearest whole share) equal to the greater of (i) the Final Adjustment and (ii) an amount equal to the quotient of (A) the difference of (1) the Working Capital Target less (2) the Final Working Capital, divided by (B) the Closing Date Share Value, (in either case, the “Working Capital Cancelled Parent Shares”) shall be returned to Parent, deemed to be cancelled and all rights such Equityholder may have to such Parent Shares shall be extinguished. Parent and Representatives shall inform the Escrow Agent that the Indemnity Escrow Parent Shares held by the Escrow Agent shall be reduced by such number of Working Capital Cancelled Parent Shares.

(j) If the Estimated Working Capital and the Final Working Capital exceed the Working Capital Target, then, regardless of the value of the Closing Consideration Adjustment Amount, no further actions shall be taken in connection with this Section 2.13.

(k) Amounts determined pursuant to this Section 2.13 shall be deemed an adjustment to Closing Consideration.

Section 2.14 Withholding Rights . Each of the Company, Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it reasonably determines is required to deduct and withhold with respect to the making of such payment under any provision of applicable law. If the Company, Surviving Corporation, Parent or the Exchange Agent, as the case may be, so withholds any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Equityholder in respect of which the Company, Surviving Corporation, Parent or the Exchange Agent, as the case may be, made such deduction and withholding. Any withholding pursuant to this Section 2.14 shall be determined using the Closing Date Share Value (if occurring in connection with Parent Shares received at Closing) or the applicable Release Date Share Value (if occurring in connection with Parent Shares received after the Closing). The Parent Shares representing the amounts withheld shall be returned to Parent, deemed to be cancelled and all rights any Equityholder may have to such shares shall be extinguished.

Section 2.15 Limitation on Parent Shares; Exemption from Registration.

(a) Other than adjustments made pursuant to Section 1.3(h), notwithstanding anything else in this Agreement, in no event shall Parent be required to deliver, and the Equityholders shall not be entitled to receive, more than 8,100,000 shares of Parent Common Stock, other than to the extent resulting from rounding adjustments contemplated by this Agreement.

(b) The Parent Shares to be issued in connection with the Merger shall be issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other laws or pursuant to an exemption therefrom. The certificates issued by Parent with respect to the Parent Shares issued hereunder shall be legended to the effect described above and shall include such additional legends as necessary to comply with applicable U.S. federal securities laws, Blue Sky laws and such other restrictions as shall be set forth in the Stockholders Agreement.

(c) The Company and Representatives shall use commercially reasonable efforts to cause all Equityholders to execute such documents as Parent may determine to be necessary to ensure that the Parent Shares to be issued in connection with the Merger are issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(2) thereof and/or Regulation D promulgated under the Securities Act.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure schedule delivered by the Company to Parent in connection with this Agreement (the “Company Disclosure Schedule”), which identifies items of disclosure by reference to a particular Section or Subsection of this Agreement, the Company hereby represents and warrants to each of Parent and Acquisition Sub as of the date hereof and as of the Closing Date as follows:

Section 3.1 Organization of the Company . The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct the Business as it is presently being conducted and to own or lease, as applicable, the Assets. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. Copies of the Certificate of Incorporation and the Company Bylaws, and all amendments thereto, heretofore delivered or otherwise made available to Parent, are true and correct as of the date hereof. The Company is not in violation of the Certificate of Incorporation or the Company Bylaws in any material respect.

Section 3.2 Subsidiaries.

(a) Except as set forth on Schedule 3.2, the Company does not have any Subsidiaries. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as reflected on Schedule 3.2, with full corporate power and authority to conduct the Business as it is presently being conducted and to own or lease, as applicable, its Assets. Each Subsidiary of the Company is duly qualified to transact business as a foreign entity and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. Copies of the certificate of incorporation and bylaws (or other similar organizational documents and agreements) of each Subsidiary of the Company, and all amendments thereto, heretofore delivered or otherwise made available to Parent, are true and correct as of the date hereof. No Subsidiary of the Company is in violation of its respective organizational or governing documents in any material respect.

(b) The authorized equity interests of each of the Subsidiaries of the Company consist of the shares of common stock and membership interests listed on Schedule 3.2, all of which are owned by the Company or one of its Subsidiaries and are issued and outstanding. All of the outstanding shares of common stock and membership interests of each of the Subsidiaries of the Company have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights and Encumbrances.

(c) None of the Subsidiaries of the Company has granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of common stock or membership interests of such Subsidiary or any other commitments or agreements providing for the issuance of additional shares or membership interests, the sale of treasury shares or for the repurchase or redemption of shares of such Subsidiary’s equity interests. There are no (i) agreements of any kind which obligate any of the Subsidiaries of the Company to issue, purchase, redeem or otherwise acquire any of its equity interests, (ii) equity appreciation rights, phantom equity or similar plans or rights pursuant to which any Subsidiary of the Company has any obligations, (iii) voting trusts, proxies, or similar agreements to which the Company or any Subsidiary of the Company is a party with respect to the equity interests of any Subsidiary of the Company or (iv) outstanding bonds, debentures, notes or other indebtedness or other securities of any Subsidiary of the Company having the right to vote. The Company has no Liability for accrued and unpaid dividends.

Section 3.3 Authorization.

(a) The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of the Company. No other proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby, other than the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the Representatives, Parent and Acquisition Sub, is the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by the General Enforceability Exceptions and except insofar as the availability of equitable remedies may be limited by applicable law.

(b) The affirmative vote of the holders of (i) a majority of the outstanding shares of Company Capital Stock (other than shares of Company Non-Voting Common Stock) with each holder of Series A Shares or Series B Shares being entitled to cast the number of votes equal to the number of whole Common Shares into which such Series A Shares or Series B Shares are convertible as of the record date for determining stockholders entitled to vote on the matter, (ii) a majority of the outstanding Series A Shares, and (iii) a majority of the outstanding Series B Shares, are the only votes necessary to be obtained from the holders of any class or series of the capital stock of the Company to approve this Agreement and the Merger (such affirmative vote, whether at a meeting of stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, shall herein be referred to as “Stockholder Approval”).

(c) The board of directors of the Company, at a meeting duly called and held, has unanimously duly adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and are fair to and in the best interest of the Stockholders, (ii) approving this Agreement and the transactions contemplated hereby, including the Merger, which approval satisfies in full the requirements of the DGCL that the Agreement be approved by the Company’s board of directors, and (iii) resolving to recommend approval and adoption of this Agreement by the Stockholders in connection with the Stockholder Consent.

Section 3.4 Capitalization of the Company.

(a) The Company’s authorized capital stock consists of 112,069,187 shares of capital stock, of which:

(i) 63,000,000 shares are designated as Company Voting Common Stock, of which none is issued and outstanding on the date hereof;

(ii) 4,003,815 shares are designated as Company Non-Voting Common Stock, of which 1,620,993 shares are issued and outstanding on the date hereof;

(iii) 34,988,889 shares are designated as Series A Preferred Stock, of which 31,490,000 shares are issued and outstanding on the date hereof; and

(iv) 12,114,815 shares are designated as Series B Preferred Stock, of which 12,114,815 shares are issued and outstanding on the date hereof.

All issued and outstanding shares of Company Capital Stock (x) have been duly authorized and validly issued, (y) are fully paid and non-assessable and free of preemptive rights and Encumbrances and (z) were issued in material compliance with all applicable federal and state securities laws and in material compliance with all requirements binding on the Company set forth in applicable Contracts. There have been no anti-dilution adjustments under the terms of any of the Company’s outstanding securities. The Company holds 10,000 shares of Company Non-Voting Common Stock as treasury shares. Schedule 3.4(a) sets forth each holder of outstanding Company Capital Stock, Company Options and Company Warrants showing for each such holder the number and class or series of each type of Company security held by such holder.

(b) Pursuant to the terms of the Toolrock Holding, Inc. 2006 Employee, Director and Consultant Stock Plan, as amended (the “Stock Plan”) there are outstanding Company Options to purchase ~~1,884,927~~1,859,927 shares of Company Non-Voting Common Stock.

(c) There are warrants outstanding to purchase 20,332 shares of Company Voting Common Stock and 524,832 shares of Company Series A Preferred Stock (collectively, “Company Warrants”).

(d) Except as set forth in Sections 3.4(a), (b) or (c) or as set forth in the Certificate of Incorporation or the Investor Agreement, there are no (i) outstanding options, warrants, agreements, convertible or exchangeable securities or other commitments pursuant to which the Company is or may become obligated to issue, sell, transfer, purchase, return or redeem any securities of the Company, (ii) securities of the Company reserved for issuance for any purpose, (iii) agreements pursuant to which registration rights in the securities of the Company have been granted, (iv) statutory preemptive rights or contractual rights of first refusal to which the Company is a party with respect to the capital stock, (v) stock appreciation rights, phantom stock or similar plans or rights pursuant to which the Company has any obligations, (vi) voting trusts, proxies, or similar agreements to which the Company is a party with respect to the capital stock of the Company or (vii) to the Knowledge of the Company, limitations on voting rights (other than those described in clause (vi) above) with respect to shares of the Company or its Subsidiaries.

Section 3.5 Assets. Each of the Company and its Subsidiaries have good title to, or hold by valid and existing lease or license, all of the Assets necessary for the operation of the Business as currently conducted, reflected as assets on the Interim Balance Sheet or acquired since the date of the Interim Balance Sheet (the “Company Assets”) except with respect to Assets disposed of in the Ordinary Course of Business since such date, free and clear of all Encumbrances, other than Permitted Encumbrances. All of the tangible Company Assets, considered collectively, and not on an item- by-item basis, are in all material respects in good operating condition and repair, normal wear and tear excepted, and all scheduled maintenance has been performed in all material respects on a timely basis in accordance with the requirements thereof. Since October 1, 2008, there has not been any material interruption of the operation of the business of the Company due to the condition of any of the tangible Company Assets other than planned shut-downs for routine maintenance. The Company Assets include all tangible assets, properties and rights necessary for the conduct of the Business as currently conducted.

Section 3.6 Material Contracts.

(a) Schedule 3.6(a) lists each Contract (other than the Real Property Leases and Employee Plans) currently in effect, excluding Contracts under which neither the Company nor any Subsidiary of the Company has any remaining material obligations, described in clauses (i) through (xvi) below to which the Company or a Subsidiary of the Company is a party or by which it or the Assets are bound (“Material Contracts”):

(i) any Contract relating to the purchase or sale of products, material, supplies, equipment or services requiring payments to or from the Company (including any service contracts in effect with respect to Real Property) (A) in an amount in excess of $100,000 or which is not terminable upon 30 days or less notice without penalty (excluding purchase orders with customers or suppliers), or (B) any Contract pursuant to which the Company has granted or received most favored nation pricing provisions or exclusive marketing or other rights relating to any product, group of products or services;

(ii) any distributorship, dealer, sales, agency, broker, representative, franchise, independent contractor, management services or similar Contract requiring payments to or from the Company in excess of $100,000 in any fiscal year or which is not terminable upon 30 days or less notice without penalty; or any other Contract relating to the payment of a commission or other fee calculated as or by reference to a percentage of the profits or revenues of the Company or of any business segment of the Company, in any case which is reasonably likely to result in the payment to or from the Company in excess of $100,000 in any fiscal year;

(iii) any joint venture, partnership or other similar Contract;

(iv) any collective bargaining Contract or other Contract with any labor union or representative of employees;

(v) any license agreement involving (A) the Company’s or its Subsidiaries’ use of any Intellectual Property other than licenses for non-exclusive, off-the-shelf Software licensed by a third-party to the Company or its Subsidiaries with an aggregate cost of less than $100,000 (“In-Bound License Agreements”), or (B) granting another the right to use any Business Intellectual Property other than non-exclusive licenses granted in the Ordinary Course of Business in connection with the sale of goods and/or services (“Out-Bound License Agreements” and collectively with In-Bound License Agreements, “License Agreements”);

(vi) any indenture, mortgage, promissory note, loan agreement, guarantee or other Contract relating to Indebtedness;

(vii) any Contract granting or permitting any Encumbrance (other than Permitted Encumbrances) on any of the Assets;

(viii) any Contract relating to the issuance, sale, repurchase, redemption, transfer or voting of any capital stock or other securities of the Company;

(ix) any Contract for capital expenditures requiring payment by the Company in excess of $100,000;

(x) any Contract for the sale or purchase of any business enterprise, whether via asset or stock purchase;

(xi) any Contract which restricts the Company from engaging in any aspect of its business or competing in any line of business in any geographic area;

(xii) any tax sharing Contract;

(xiii) any Contract for the lease of personal property under which the Company or its Subsidiaries are obligated to pay annual consideration in an amount that exceeds $50,000 for the current or a future fiscal year;

(xiv) any Contract with any Governmental Entity under which the Company or its Subsidiaries is reasonably expected to receive annual consideration in an amount that exceeds $100,000 for the current or a future fiscal year;

(xv) any Contract between the Company and any Affiliate, officer, director or stockholder of the Company; or

(xvi) each other contract not otherwise covered by clauses (i) through (xv) that is otherwise material to the Business.

(b) The Company has delivered or otherwise made available to Parent true and correct copies of all Material Contracts. Each of the Material Contracts is in full force and effect and, except as would not reasonable be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company is in Default, nor has the Company or any Subsidiary of the Company received written notice that the Company or any of its Subsidiaries is in Default, which Default has not been cured or otherwise waived, under any of the Material Contracts or of any cancellation or termination of any of the Material Contracts, and the Company has no Knowledge of any Default under any of the Material Contracts by the other parties thereto. Each Material Contract is valid and enforceable by and against the Company or a Subsidiary and, to the Knowledge of the Company, each Material Contract is valid and enforceable against the other parties thereto, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors’ rights generally (collectively, the “General Enforceability Exceptions”) and except insofar as the availability of equitable remedies may be limited by applicable law.

Section 3.7 Real Property.

(a) Schedule 3.7 sets forth a complete and accurate list of all Real Property used in or necessary for the conduct of the business as presently used, and with respect to each Real Property, the address location, use and noting whether it is Owned Real Property or Leased Real Property. The Company or its Subsidiaries, as applicable, has good and marketable fee simple title to the Owned Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances. Schedule 3.7 sets forth a true and complete list of (i) all leases, ground leases and subleases of Real Property which is owned by another Person but leased or subleased by the Company or its Subsidiaries (as the lessee or sublessee), and (ii) all leases, ground leases and subleases pursuant to which the Company or its Subsidiaries leases or subleases real property to any other Person (such leases and any amendments thereto, collectively with the leases (including any amendments thereto) described in clause (i) above, the “Real Property Leases”). All Real Property Leases are in full force and effect and are the legal, valid and binding obligation of the Company or its Subsidiaries and are enforceable in accordance with their respective terms, subject to the General Enforceability Exceptions. Except as would not reasonable be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (x) neither the Company nor any Subsidiary of the Company is in Default under any Real Property Lease, and (y) to the Knowledge of the Company, the other party or parties to the Real Property Leases are not in Default thereunder. No security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach of or default under such Real Property Lease that has not been redeposited in full. The other party to such Real Property lease is not a Related Party of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other Encumbrance (except Permitted Encumbrances) in such Real Property Lease or any interest therein. The Company has delivered or made available to Parent true and complete copies of all Real Property Leases, including all amendments thereto.

(b) To the Knowledge of the Company, there are no pending condemnation or similar proceeding affecting the Real Property or any portion thereof, including any special assessment proceeding or any Action which would impair or result in the termination of access from the Real Property to abutting public highways, streets and roads.

(c) To the Knowledge of the Company, the Real Property is in compliance with all material provisions included in any Permitted Encumbrances on such Real Property, and to the Knowledge of the Company, there are no matters that create, or that with notice or the passage of time would create, a default under any of the documents evidencing such Permitted Encumbrances.

(d) Except for the Real Property Leases, neither the Company nor its Subsidiaries has granted any leases or licenses, nor created any tenancies affecting the Real Property. Except for the other parties to the Real Property Leases, there are no other parties in possession of any portion of the Real Property.

(e) To the Knowledge of the Company, no Person has any Contract, option or right of first refusal to purchase the Real Property or any part thereof that is not disclosed in the real property records of the jurisdiction where the applicable Real Property is located (and set forth on Schedule 3.7(e)).

(f) To the Knowledge of the Company, utilities are available to the Real Property in sufficient quantities for the present use on such Real Property, and no condition or fact exists that would result in termination or furnishing of such utilities.

(g) To the Knowledge of the Company, all certificates of occupancy, permits, licenses, franchises, consents, approvals and authorizations (collectively, the “Real Property Permits”) of all Governmental Entities, boards of fire underwriters, associations, any quasi-governmental agency, or any other entity having jurisdiction over the Real Property that are required or appropriate to use or occupy the Real Property or operate the Company’s or its Subsidiaries’ business as currently conducted thereon, have been issued and are in full force and effect or if such have not been issued or are not in full force and effect, such failure will not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit which issued giving rise to such notice has not been corrected.

(h) To the Knowledge of the Company and except as set forth on Schedule 3.7(h), each parcel of Real Property has legal direct vehicular and pedestrian access to a public street adjoining the Real Property sufficient for the operation of the Business as currently conducted.

Section 3.8 No Conflict or Violation. Except as set forth on Schedule 3.8, neither the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (a)

result in or constitute a Default under the Certificate of Incorporation or Company Bylaws or other similar organizational documents and agreements for any Subsidiary of the Company, (b) result in or constitute a Default under any Material Contract or Real Property Lease or (c) violate, conflict with, contravene or give any Person the right to exercise any remedy or obtain any relief under, any Material Contract, Court Order, Regulation or Permit or (d) give rise to additional rights under the Material Contracts or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the Assets, except in the case of clauses (b) and (c) above, for such violations, Defaults, terminations or accelerations which would not have, either individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9 Financial Statements. The Company heretofore has delivered or otherwise made available to Parent true and correct copies of the Financial Statements. The Financial Statements (a) have been prepared in accordance with the books and records of the Company and the Subsidiaries of the Company, (b) have been prepared in accordance with GAAP and (c) fairly present in all material respects the financial position, statements of operations, changes in stockholders’ equity and cash flow of the Company and the Subsidiaries of the Company for the periods covered and as of the respective dates thereof (except, in each case, that the Interim Financial Statements may not contain all the footnote disclosures required by GAAP and are subject to normal year-end adjustments (none of which, individually or in the aggregate, are material)). The management of the Company has disclosed to the Company’s outside auditors any fraud or possible fraud, whether or not material, that to the Knowledge of the Company, involves any member, officer, employee, auditor or representative of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any member, officer, employee, auditor or representative of the Company or any of its Subsidiaries has received written notice of any material complaint, allegation or claim, whether written or oral, regarding the accounting and auditing practices, procedures or methodologies of the Company or any of its Subsidiaries or their internal accounting controls.

Section 3.10 Taxes.

(a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries have been timely filed (taking into account any extensions), and all such Tax Returns are true, complete and correct (it being understood that no representation is being made as to the amount of any net operating loss, Tax credit, or other Tax attribute of the Company and its Subsidiaries that may be used in a Post-Closing Tax Period). All Taxes for Pre-Closing Tax Periods (“Pre-Closing Taxes”) that were due have been paid. The unpaid Taxes of the Company and its Subsidiaries for the Pre-Closing Tax Periods (i) do not exceed the Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and (ii) will not exceed the Liability for Tax at the time of Closing, calculated using the same methodology as that used for the Interim Balance Sheet, except to the extent reflected as a reduction in calculating Final Working Capital.

(b) No deficiencies for any material Taxes of the Company and its Subsidiaries have been proposed, asserted or assessed against the Company or its Subsidiaries that are not adequately reserved for in accordance with GAAP on the Interim Balance Sheet nor are there any notice in writing of Tax audits or inquiries that could reasonably be expected to result in any Taxes. All assessments for Taxes due and owing by or with respect to the Company and its Subsidiaries with respect to completed and settled examinations or concluded Actions since October 1, 2008, have been paid and are set forth in Schedule 3.10. Neither the Company nor its Subsidiaries has received any material unresolved claim from any taxing authority that the Company or its Subsidiaries may be required to file Tax Returns in any jurisdiction in which the Company or its Subsidiaries does not presently file Tax Returns.

(c) Neither the Company nor its Subsidiaries has requested or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax that is currently in effect. No extension or waiver of time within which to file any Tax Return of, or applicable to, the Company or its Subsidiaries has been granted or requested which has not since expired.

(d) Neither the Company nor its Subsidiaries is and has ever been (nor does the Company or its Subsidiaries have any Liability for material unpaid Taxes because it once was) a member of an affiliated, consolidated, combined or unitary group other than a group the common parent of which is the Company, and neither the Company nor its Subsidiaries is a party to any Tax allocation or sharing Contract or is liable for the Taxes of any other party, as transferee or successor, other than this Agreement.

(e) Schedule 3.10 sets forth written schedules of the taxable years of the Company or its Subsidiaries for which the statutes of limitations with respect to foreign, federal and state income Taxes have not expired and with respect to foreign, federal and state income Taxes, those years for which examinations have been completed and those years for which examinations are presently being conducted.

(f) The Company and its Subsidiaries have complied in all material respects with applicable Laws relating to the payment and withholding of Taxes including withholding of Taxes pursuant to Sections 1441, 1442, 3121, 3306, 3402 and 3406 of the Code or similar provisions under any foreign Laws and with respect to all applicable sales and use Taxes) and has withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.

(g) Neither the Company nor its Subsidiaries will be required to include any material amount of income in, or exclude any material amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date attributable to income that accrued in a prior taxable period (or portion thereof) but was not recognized for tax purposes in such prior period as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; or (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, except in each case to the extent reflected as a reserve for Taxes on the Financial Statements and in the Final Working Capital.

(h) Neither the Company nor its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(i) There are no Encumbrances with respect to material Taxes upon any of the assets or properties of the Company or its Subsidiaries, other than with respect to Taxes not yet due and payable or being contested in good faith through appropriate proceedings.

(j) Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Reg. § 1.6011-4(b)(2).

(k) The Company is not, and has not been for the relevant period, a U.S. real property holding corporation as defined in Section 897 of the Code.

Section 3.11 Environmental Matters. Except as set forth on Schedule 3.11:

(a) Neither the Company nor its Subsidiaries has received any unresolved written or, to the Knowledge of the Company, oral notice of violation, demand, formal request for information, penalty, citation, summons, complaint or order relating to any Environmental Law, and no Action is pending and, to the Knowledge of the Company, no Action is threatened, and, to the Knowledge of the Company, no investigation or review is pending or threatened by any Governmental Entity or any other Person (A) with respect to any alleged violation of or noncompliance with or Liability under any Environmental Law or order of any Governmental Entity in connection with the conduct of the business of the Company or its Subsidiaries relating to any Environmental Law, (B) with respect to any alleged failure to have complied with any Environmental Permit or (C) with respect to any generation, treatment, storage, recycling, transportation or release or threatened release of any Hazardous Substance used, disposed or otherwise handled or managed, in connection with the business or assets of the Company or its Subsidiaries.

(b) To the Knowledge of the Company, no asbestos is present at any Real Property in a friable condition which requires removal or abatement under any Environmental Law by the Company or any of its Subsidiaries. There has been no release or threatened release of a Hazardous Substance at, on or under any Real Property by the Company or its Subsidiaries, any of its respective employees, agents, contractors or subcontractors which requires non-routine reporting, investigation or remediation, under any Environmental Law.

(c) (i) Each of the Company and its Subsidiaries has complied for the five (5) years prior to the date hereof and currently is in compliance in all material respects with all Environmental Laws applicable to it or its business, and has not received written notice or to the Knowledge of the Company, oral notice from any Person alleging that the Company or its Subsidiaries have violated any such Environmental Law; and (ii) (A) each of the Company and its Subsidiaries has all Environmental Permits necessary to conduct its business as currently conducted, (B) such Environmental Permits are in full force and effect, no violations are or have been recorded in respect of any thereof, neither the Company nor its Subsidiaries is in default or alleged to be in default under any thereof, and no Action is pending or, to the Knowledge of the Company, threatened to revoke or limit any thereof and (C) none of such Environmental Permits shall be materially adversely affected by the transactions contemplated hereby. Schedule 3.11 contains a true and complete list of all material Environmental Permits under which the Company and its Subsidiaries are operating or bound, and the Company and its Subsidiaries have delivered or made available to Parent true and complete copies thereof.

(d) During the last ten years, neither the Company nor its Subsidiaries has disposed or transported or arranged for the disposal or transportation of any Hazardous Substance to or at any location which is listed or which has been published in the Federal Register as being proposed for listing on the National Priorities List under CERCLA.

(e) There are no Encumbrances established pursuant to any Environmental Law on any asset of the Company or its Subsidiaries, and neither the Company nor its Subsidiaries has received written notice of any Actions which have been taken or are in process which would reasonably be expected to subject any of such assets to such Encumbrances.

(f) There are no underground storage tanks at any Real Property owned or operated by the Company or any of its Subsidiaries.

(g) Neither the Company nor any Subsidiary has, by agreement or by operation of law, assumed or is otherwise responsible or liable for, liabilities of any third party pursuant to Environmental Laws.

Section 3.12 Employee Benefit Plans.

(a) Schedule 3.12(a) lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) (other than any “multiemployer plan” as defined in Section 3(37) of ERISA) and all bonus, stock or other security, option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, pension or supplemental retirement, profit sharing, “change in control,” termination, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefits plan, programs or arrangements, and any employment or executive compensation or severance agreements, written or otherwise, that are sponsored or maintained or entered into or required to be contributed to for the benefit of, or relating to, any present or former employee, director or consultant of the Company or any Subsidiary of the Company, or with respect to which the Company or any Subsidiary of the Company has any Liability (collectively, the “Employee Plans”) and each “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) to which the Company or any ERISA Affiliate is obligated to contribute or has any Liability (each “Multiemployer Plan”). The Company and its Subsidiaries have made available to the Parent with respect to each Employee Plan correct and complete copies of (where applicable): (i) all plan documents (or, if not written, a written summary of its material terms), summary plan descriptions, summaries or material modifications and amendments related to such plans, (ii) the most recent determination letters received from the IRS, where applicable, (iii) the three most recent Form 5500 Annual Reports, along with all schedules and attachments, (iv) the most recent audited financial statement and actuarial valuation, (v) all material correspondence relating to any such Employee Plan between the Company, its Subsidiaries or their representatives and any government agency or regulatory body (including, without limitation, any filings under the IRS Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program and any reportable event filing with the PBGC) within three years of the date hereof but only to the extent such correspondence would reveal an issue that constitutes or could be expected to result in material Liability to the Company or any Subsidiary, (vi) all related agreements, collective bargaining agreements, insurance contracts, trust agreements, fiduciary bonds and other agreements or instruments which implement each such Employee Plan and (vii) the most recent notice received by the Company or any ERISA Affiliate indicating the estimated withdrawal liability for each Multiemployer Plan and all other material correspondence concerning each Multiemployer Plan received within three years of the date hereof but only to the extent such correspondence would reveal an issue that constitutes or could be expected to result in material Liability to the Company or any Subsidiary. Neither the Company nor its Subsidiaries has any legally binding commitment or formal plan, to create any additional employee benefit plan or modify or change any existing Employee Plan, except as required by law or provided in the applicable Collective Bargaining Agreement.

(b) Except as provided on Schedule 3.12(b), (i) there has been no “prohibited transaction,” as that term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Employee Plan that could reasonably be expected to result in material Liability to the Company or its Subsidiaries; (ii) there are no Actions pending (other than routine claims for benefits) or, to the Knowledge of the Company or its Subsidiaries, threatened against or with respect to any Employee Plan or against the assets of any Employee Plan, nor are there any current, or to the Knowledge of the Company or its Subsidiaries, threatened liens on the assets of any Employee Plan; (iii) all Employee Plans materially conform to, and in their operation and administration are in material compliance with, the terms thereof and requirements prescribed by any and all applicable laws (including ERISA and the Code), Court Orders, governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification, reporting and disclosure to participants or the Department of Labor, the IRS, Secretary of the Treasury or the Pension Benefit Guaranty Corporation), and the Company and its Subsidiaries have performed all material obligations required to be performed by them under, are not in material default under or material violation of, and have no Knowledge of any default or violation by any other party with respect to any of the Employee Plans; (iv) each Employee Plan intended to qualify under Section 401(a) of the Code and each corresponding trust intended to be exempt under Section 501 of the Code is so qualified and exempt; (v) all contributions the Company or an ERISA Affiliate is required to make to any Employee Plan or Multiemployer Plan pursuant to the Code, the terms of the plan, any collective bargaining agreement or otherwise, have been made on or before their due date and an adequate amount has been accrued, according to GAAP, for contributions to each such plan for the current plan years; (vi) the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) will not directly or indirectly result in an increase of benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any current or former service provider of the Company or its Subsidiaries or in any “excess parachute payment” (as defined in Section 280G of the Code) to any current or former service provider of the Company or its Subsidiaries; and (vii) neither the Company, its Subsidiaries nor any ERISA Affiliate has ever made a complete or partial withdrawal from a Multiemployer Plan resulting in “withdrawal liability” (as such term is defined in Section 4201 of ERISA) that has not been satisfied in full, without regard to any subsequent waiver or reduction under Section 4207 or 4208 of ERISA. No event during the six (6) year period prior to and ending on the Closing Date has occurred which could reasonably be expected to give rise to any liability under Section 4069 of ERISA with respect to the Company and its respective Subsidiaries or the assets which are the subject of the transaction contemplated by this Agreement.

(c) Except for any Liability that has been satisfied in full, no Employee Plan or other employee benefit plan (within the meaning of Section 3(3) of ERISA) to which any ERISA Affiliate contributes and which is subject to Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA has incurred any Liability under Title IV of ERISA and no Liability under Title IV of ERISA (other than for annual premiums to the Pension Benefit Guaranty Corporation) has been incurred by the Company or any ERISA Affiliate with respect to any such plan. Other than the Latrobe Steel Company Pension Plan for Bargaining Unit Employees, formerly known as the Latrobe Steel Company Pension Plan for Hourly Paid Employees, no Employee Plan is subject to Title IV of ERISA. Except as provided on Schedule 3.12(c), neither the Company nor any ERISA Affiliate has received any notification, or has any reason to believe that any Multiemployer Plan is in reorganization, is insolvent, has been terminated, is in endangered or critical status, or may reasonably be expected to be in reorganization, to be insolvent, to be terminated or to be in endangered or critical status. No Employee Plan is a multiple employer welfare arrangement subject to Section 3(40) of ERISA.

(d) Except as provided on Schedule 3.12(d), with respect to each Employee Plan that is subject to Title IV of ERISA (i) the plan satisfies the minimum funding standard of Section 412 of the Code, without regard to any waived funding deficiency; (ii) no Encumbrance in favor of any Employee Plan has arisen under Section 412(n) or 430(k) of the Code or Section 302(f) or 303(k) of ERISA; (iii) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full; and (iv) the requirements of Sections 412, 430 and 436 of the Code and Sections 302 and 303 of ERISA have been satisfied. Timely notice has been provided to the Pension Benefit Guaranty Corporation of any “reportable event” (within the meaning of Section 4043 of ERISA) that has occurred with respect to any Employee Plan. With respect to any “reportable event” arising in connection with this Agreement or the transactions contemplated hereby, notice to the Pension Benefit Guaranty Corporation, if due, has been timely filed.

(e) Each Employee Plan that is a “group health plan,” (within the meaning of Section 5000(b)(1) of the Code) has been operated in material compliance with all laws applicable to such plan, its terms, and with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”), Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and provisions of the Social Security Act, to the extent such requirements are applicable. All Employee Plans have been and are administered in all material respects in accordance with the privacy and security standards under the Health Insurance Portability and Accountability Act of 1996. Except as set forth in Schedule 3.12(e), no Employee Plan or written or oral Contract exists which obligates the Company or its Subsidiaries to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee, former employee or director of the Company or its Subsidiaries following such employee’s, former employee’s or director’s termination of employment with the Company or its Subsidiaries, other than COBRA Coverage or death benefits pursuant to any qualified retirement plan.

(f) Except as set forth in Schedule 3.12(f), no Employee Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Section 419, 419A or 501(c)(9) of the Code.

(g) Except as set forth in Schedule 3.12(g), with respect to each Employee Plan which will be sponsored by the Company or its Subsidiaries after the Closing, except with respect to those provision in such Employee Plans providing for post-retirement medical or life benefits, there are no restrictions on the ability of the sponsor of each such Employee Plan to amend or terminate any such Employee Plan, the Company or its Subsidiaries, as applicable, have reserved the right of the sponsor to amend, modify or terminate any such Employee Plan, or any portion of it, and the Company and its Subsidiaries have made no representations (whether orally or in writing) which would conflict with or contradict such reservation of right, in each case, other than (i) restrictions under applicable law or (ii) as set forth in an applicable collective bargaining agreement or other agreement covering union employees which has been disclosed in writing to the Parent. Except as set forth in Schedule 3.12(g), with respect to those provisions of each such Employee Plan providing for post-retirement medical or life benefits, to the Knowledge of the Company, there are no restrictions on the ability of the sponsor of each Employee Plan to amend or terminate any such Employee Plan, the Company or its Subsidiaries, as applicable, have reserved the right of the sponsor to amend, modify or terminate any such Employee Plan, or any portion of it, and the Company and its Subsidiaries have made no representations (whether orally or in writing) which would conflict with or contradict such reservation of right, in each case, other than (i) restrictions under applicable Law or (ii) as set forth in an applicable collective bargaining agreement or other agreement covering union employees which has been disclosed in writing to the Parent.

(h) Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has, at all times, been established and maintained in documentary and operational compliance with the applicable requirements of Section 409A of the Code and related guidance.

(i) Except as set forth in Schedule 3.12(i), no Employee Plans are subject to the Laws of any jurisdiction outside the United States.

(j) With respect to each Employee Plan which will be sponsored by the Company or its Subsidiaries after Closing, the Company and its Subsidiaries have satisfied any and all bond coverage requirements of ERISA.

Section 3.13 Compliance with Law. (i) Except as set forth on Schedule 3.13, each of the Company and its Subsidiaries have, since October 1, 2008, complied and are in compliance, in each case, in all material respects with all Regulations applicable to it or its business, and have not received written notice or to the Knowledge of the Company, oral notice from any Person alleging that the Company or its Subsidiaries have violated any such Regulation; and (ii) (A) each of the Company and its Subsidiaries have all material Permits necessary to conduct its business as currently conducted, (B) such Permits are in full force and effect, no written notice of violation have been received in respect thereof, neither the Company nor its Subsidiaries is in Default thereof and no written notice of Default has been received with respect thereof, and no Action is pending or, to the Knowledge of the Company, threatened to revoke or limit any thereof and (C) such Permits will continue in effect upon the occurrence of the Closing. Schedule 3.13 contains a true and complete list of all material Permits under which the Company and its Subsidiaries are operating or bound, and the Company and its Subsidiaries have delivered or made available to Parent true and complete copies thereof.

Section 3.14 Undisclosed Liabilities.

(a) Neither the Company nor its Subsidiaries have any Liabilities of any kind that would be required to be disclosed on a balance sheet of the Company or in the notes thereto in accordance with GAAP and were not so disclosed in the Financial Statements, except for Liabilities (i) arising after the date hereof under Contracts to which the Company or its Subsidiaries are parties that are not Real Property Leases or required to be disclosed pursuant to Section 3.6, provided such Contracts were entered into in the Ordinary Course of Business, (ii) incurred in the Ordinary Course of Business since the Interim Balance Sheet Date, (iii) disclosed in the Company Disclosure Schedule or (iv) incurred directly as a result of or arising out of the transactions contemplated by this Agreement.

(b) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, (i) any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, where the result, purpose or effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Financial Statements or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act)).

Section 3.15 Consents and Approvals. Except as set forth on Schedule 3.15, except for filings and Permits as may be required under, and other applicable requirements of, state securities Regulations or the HSR Act and foreign competition filings (excluding foreign competition filings required as a result of the business or operations of Parent or any of its Affiliates, as to which no representation or warranty is made by the Company), except for the filing and recordation of the Merger Certificate as required by the DGCL and except for Stockholder Approval, no Permit or notice to any Governmental Entity or any Person party to any Material Contract, Employee Plan or Real Property Lease (other than the Company or any of its Subsidiaries) or with respect to any Permit is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such Permit or failure to give notice, would not have, individually or in the aggregate, a Company Material Adverse Effect. No foreign competition filings are required to be made in connection with the Merger as a result of the business or operations of the Company or any of its Affiliates other than foreign competition filings, if any, required as a result of the business or operations of Parent or any of its Affiliates.

Section 3.16 Litigation. Except as set forth on Schedule 3.16, there is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of the Subsidiaries of the Company, nor to the Knowledge of the Company is there any investigation pending or threatened in which the Company or any of its Subsidiaries is the subject or target by any Governmental Entity, in each case which, individually or in the aggregate, has a Company Material Adverse Effect. Except as set forth on Schedule 3.16, neither the Company nor any Subsidiary of the Company is subject to any outstanding Court Order which, individually or in the aggregate, has a Company Material Adverse Effect.

Section 3.17 Labor Matters.

(a) Except as set forth on Schedule 3.17(a), neither the Company nor any Subsidiary of the Company is a party to any labor agreement with respect to its employees with any labor organization, union, group or association (“Collective Bargaining Agreement”). Except as set forth on Schedule 3.17(a) none of the Collective Bargaining Agreements (or any provisions thereof) are, or will, terminate, cease to operate, be subject to renegotiation or expire within the next 12 months or as a result of the transactions contemplated by this Agreement.

(b) Except as set forth on Schedule 3.17(b), there is no strike, slowdown, work stoppage, lockout or other job action or labor dispute involving the Company or any Subsidiary of the Company pending or, to the Company’s Knowledge, threatened in writing and there have been no such actions or disputes since October 1, 2008.

(c) To the Company’s Knowledge, since October 1, 2008, there has not been any attempt by any employees or independent contractors of the Company or the Subsidiaries of the Company or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of the Company or the Subsidiaries of the Company.

(d) Since October 1, 2008, neither the Company nor any of the Subsidiaries of the Company has taken any action that would constitute a “mass layoff,” “mass termination,” “plant closing,” or similar triggering event within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended, and/or any similar federal, state, local or foreign plant closing or collective dismissal Regulations (“WARN Act Laws”) or that could otherwise trigger notice requirements or Liability under the WARN Act Laws.

(e) Except as set forth on Schedule 3.17(e), since October 1, 2008, the Company and its Subsidiaries are in compliance in all material respects with all applicable Court Orders and Regulations, including ERISA and the Code, respecting employment and employment practices, the characterization of workers as employees or independent contractors, terms and conditions of employment, wages and hours, unemployment compensation, workers’ compensation, immigration, occupation health and safety, equal employment opportunity and affirmative action.

(f) Since October 1, 2008, the Company has properly classified each current and former employee as exempt or non-exempt under the Fair Labor Standards Act or any comparable applicable law and has paid or properly accrued in the Ordinary Course of Business all wages and compensation due to such employees, including overtime pay, vacations or vacation pay, holidays or holiday pay, sick days or sick pay and bonuses. Neither the Company nor any of its Subsidiaries has classified any individual as an independent contractor, “contract employee” or any similar status who, according to an Employee Plan or the applicable Court Orders or Regulations of the jurisdiction, should have been classified as an employee of the Company or any of its Subsidiaries.

(g) Except as set forth on Schedule 3.17(g), there is no unfair labor practice, labor, workplace or employment-related or similar Action pending or, to the Knowledge of the Company, threatened in writing against or involving the Company or its Subsidiaries before the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the IRS or any other Governmental Entity in any way relating to current or former employees or independent contractors of the Company or its Subsidiaries.

Section 3.18 Intellectual Property.

(a) As used herein, the term “Intellectual Property” means all intellectual property rights arising from or associated with the following, and all improvements, modifications and enhancements thereto, compilations and derivatives thereof, and all licenses related thereto, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks, business names, fictitious business names, uniform resource locators (URLs), domain names and trade dress, whether registered or unregistered, and registrations, applications to register and all of the goodwill of the Business related to the foregoing (collectively, “Trademarks”), (ii) patents and patent applications, including reissues, continuations, divisionals, renewals, registrations, re-examinations, certificates of inventorship, extensions and the like, and any foreign or international equivalent of any of the foregoing (collectively, “Patents”), (iii) all copyrights, copyrightable works and databases, including any Software and any other works of authorship, whether statutory or common law, registered or unregistered, and registrations for and pending applications to register the same including all reissues, extensions and renewals thereto (collectively, “Copyrights”), (iv) all computer systems and software programs, including all versions of source code, object code, assembly language, compiler language, machine code, and all other computer instructions, code, and languages embodied in computer software of any nature whatsoever and all error corrections, updates, upgrades, enhancements, translations, modifications, adaptations, further developments, derivative works thereto; and all designs and design documents (whether detailed or not), technical summaries, and documentation (including flow charts, logic diagrams, white papers, manuals, guides and specifications), firmware and middleware associated with the foregoing (collectively, “Software”) and (v) all confidential know-how, inventions, discoveries, improvements, concepts, ideas, techniques, methods, processes, designs, plans, schematics, drawings, analytics, working notes and memos, formulae, technical data, specifications, research and development information, market studies, consultant reports, prototypes, sales methods, technology and product roadmaps and other proprietary or confidential information, including customer lists to the extent the foregoing are not otherwise covered under this Section 3.18 (collectively, “Trade Secrets”).

(b) Schedule 3.18(b) sets forth a true and correct list, as of the date hereof, of (i) all registered Intellectual Property owned, in whole or in part, by the Company or its Subsidiaries, (ii) all pending Intellectual Property applications owned, in whole or in part, by the Company or its Subsidiaries, (iii) all Out-Bound License Agreements (clauses (i), (ii) and (iii), collectively, “Business Intellectual Property”), and (iv) all third party Intellectual Property pursuant to any In-Bound License Agreements that is used, in whole or in part, in the Business as conducted on the date of this Agreement (“Third Party Intellectual Property”).

(c) Either the Company or one of its Subsidiaries (i) owns all rights, title and interest in the Business Intellectual Property and (ii) possesses licenses or other valid rights to use the Third Party Intellectual Property in the manner in which the Company and/or its Subsidiaries is using the Third Party Intellectual Property. To the Knowledge of the Company, there is no Intellectual Property that is not currently owned or lawfully used by the Company or its Subsidiaries that is required for the continued operation of the Business as currently conducted.

(d) The Business Intellectual Property has been: (i) developed by employees of the Company or its Subsidiaries within the scope of their employment who have assigned their rights to the Company or its Subsidiaries pursuant to enforceable written agreements, (ii) developed by independent contractors or agents who have assigned their rights to the Company or its Subsidiaries pursuant to enforceable written agreements or (iii) otherwise acquired by the Company or its Subsidiaries from a third party who has assigned all the Intellectual Property rights and ownership of all Intellectual Property it has developed on the Company’s or any of its Subsidiaries’ behalf to the Company or a Subsidiary, as applicable.

(e) (i) No Action is pending or, to the Knowledge of the Company, has been threatened in writing by any third party since October 1, 2008, and (ii) neither the Company nor any of the Subsidiaries of the Company have received, since October 1, 2008, written notice of any such Action, that (A) alleges that any Business Intellectual Property or Third Party Intellectual Property, or the use thereof, infringes, violates, dilutes or misappropriates, or has infringed, violated, diluted or misappropriated (collectively “Infringes”), the Intellectual Property rights of any Person, (B) challenges the ownership, validity or enforceability of any Business Intellectual Property or (C) alleges that the conduct of the Business, including any products or services, or the use, offer or provision thereof by the Company or any of its Subsidiaries, may Infringe or may have Infringed the Intellectual Property rights of any Person. To the Knowledge of the Company, neither the conduct of the Business, including any products or services offered by the Company or any of its Subsidiaries, or the use, offer or provision thereof by the Company or any of the Subsidiaries of the Company, nor any Business Intellectual Property or Third Party Intellectual Property, or the use thereof, Infringes or has Infringed the Intellectual Property rights of any Person.

(f) No claim is currently pending or has been threatened in writing against any Person in which the Company or any of the Subsidiaries of the Company alleges that such Person Infringes any Business Intellectual Property. To the Knowledge of the Company, no Person is Infringing the rights of the Company or any Subsidiary in the Business Intellectual Property.

(g) The Company and the Subsidiaries of the Company have taken commercially reasonable measures to protect and preserve the security, confidentiality and value of all Business Intellectual Property, including material Trade Secrets. Without limiting the foregoing, to the Knowledge of the Company, (i) no third party has misappropriated any Trade Secrets owned by the Company or any Subsidiary of the Company, (ii) no employee, independent contractor or agent of the Company or its Subsidiaries has misappropriated any trade secrets of any other Person in the course of performance as an employee, independent contractor or agent of the Business and (iii) no employee, independent contractor or agent of the Company or its Subsidiaries is in Default of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Business Intellectual Property. Except as set forth on Schedule 3.18(g), no funding, facilities or personnel of any Governmental Entity or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Business Intellectual Property.

(h) Except as set forth on Schedule 3.18(h), neither the Company nor any of the Subsidiaries of the Company has assigned, licensed, leased, sold, placed in escrow, granted a security interest in or otherwise transferred, disposed of or released any interest the Company or any of the Subsidiaries of the Company has or had in or to any Business Intellectual Property which would result in a Company Material Adverse Effect.

Section 3.19 Insurance. Schedule 3.19 sets forth all policies or binders of insurance (“Insurance”) maintained by the Company or any of the Subsidiaries of the Company on the date hereof with respect to the Business, the Assets or the employees of the Company or any of the Subsidiaries of the Company. All Insurance is in full force and effect, no written notice of cancellation, non-renewal, termination, premium increase or change in coverage has been received with respect thereto and, to the Knowledge of the Company, there is no existing material Default by any insured thereunder. There are no pending claims under any Insurance that have been disallowed. Except as disclosed on Schedule 3.19, there are no claims pending or, to the Knowledge of the Company, threatened against any Insurance maintained by the Company. All premiums and other amounts due on Insurance have been paid. The Company has delivered or otherwise made available to Parent true and correct copies of all Insurance.

Section 3.20 Brokers. Except as set forth on Schedule 3.20(a), none of the Company, the Subsidiaries of the Company or any of their respective Affiliates has entered into any Contract with any broker, finder or similar agent or any Person which will result in the obligation of Parent, or the Company or any Subsidiary of the Company or the Surviving Corporation to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

Section 3.21 Absence of Changes. Except as set forth in Schedule 3.21, since the Interim Balance Sheet Date and through the date of this Agreement, the Company and its Subsidiaries have conducted their business only in the Ordinary Course there has not been any change, event, development, damage or circumstance affecting the Company or its Subsidiaries which, individually or in the aggregate, has had a Company Material Adverse Effect. As amplification and not in limitation of the foregoing, since the Interim Balance Sheet Date and through the date of this Agreement, except as set forth in Schedule 3.21, there has not been:

(a) any Encumbrance imposed or created on any of the Assets, other than Permitted Encumbrances;

(b) damages, destructions or losses of any of the Assets, whether or not covered by insurance, in excess of $100,000 in the aggregate;

(c) except in the Ordinary Course of Business, any entrance into, assignment, termination, modification or amendment of any Contract of a type required to be scheduled on Schedule 3.6 or any Real Property Lease;

(d) any increase in the salary, benefit or other compensation of any employee, officer or director of the Company (or any promise to effect such an increase in the future), or any increase in or any addition to other benefits to which any such employee, officer or director may be entitled (or any promise to effect such an increase in the future), other than in the Ordinary Course of Business or as required by any Employee Plan or Collective Bargaining Agreement;

(e) any extraordinary compensation, bonus, payment or distribution to the Company or any employee, officer, director or consultant of the Company (or any promise to pay any extraordinary compensation, bonus or payment other than base salary, or regular commissions at anytime in the future);

(f) any change in any of the accounting principles adopted by the Company or its Subsidiaries, or any material change in the Company’s or its Subsidiaries’ accounting procedures, practices or methods with respect to applying such principles, other than as required by GAAP or by applicable Regulations;

(g) any failure to pay or discharge when due (after the application of any applicable grace periods) any Liabilities of the Company or its Subsidiaries, except for Liabilities being contested in good faith, which are fully reflected and reserved for in the Interim Financial Statements

(h) the termination of any officer of the Company;

(i) any declaration, setting aside or payment of any dividend or other assets of any kind whatsoever with respect to any shares of the capital stock of the Company, any direct or indirect redemption, purchase or other acquisition of any such shares of the capital stock of the Company by the Company or by any other Person, or any other payment or distribution to any stockholder of the Company or any Affiliate of any such stockholder by the Company;

(j) any cancellation or forfeiture of any material debts or claims of the Company or its Subsidiaries or any waiver of any rights of material value to the Company or its Subsidiaries;

(k) any issuance by the Company or its Subsidiaries of any shares of Company Capital Stock or debt security or any security, right, option or warrant convertible into or exercisable or exchangeable for any shares of Company Capital or debt security;

(l) any write-off of any accounts receivable or notes receivable of the Company or its Subsidiaries or any portion thereof in excess of $25,000 individually or $75,000 in the aggregate;

(m) any loan, advance or capital contribution to, or investment in, any Person by the Company or its Subsidiaries or the engagement by the Company or its Subsidiaries in any transaction with any employee, officer, director or security holder of the Company or its Subsidiaries, other than the payment of normal wages and salaries to employees in the Ordinary Course of Business and advances to employees in the Ordinary Course of Business for travel and similar business expenses;

(n) any material change in the manner in which the Company or its Subsidiaries extends or receives discounts or credit from a Major Customer or Major Supplier;

(o) any labor or employment dispute or negotiation or union or other organizing campaign purportedly on behalf of or involving any employee of the Company or its Subsidiaries, or any threat thereof;

(p) any amendment to the Certificate of Incorporation or Company By-Laws or equivalent document of the Company or its Subsidiaries;

(q) any capital expenditure or commitment by the Company or its Subsidiaries in excess of $100,000; or

(r) any agreement, understanding, authorization or proposal, whether in writing or otherwise, for the Company or its Subsidiaries to take any of the actions specified in this Section 3.21.

Section 3.22 Export/Import Laws. The Company and its Subsidiaries are in compliance in all material respects with all Export/Import Laws and neither the Company nor any of its Subsidiaries has received any written claim from any Governmental Entity indicating that it is not in compliance with any Export/Import Laws or the terms or conditions of any Permits relating to the export or import of any items (including commodities, software or technology).

Section 3.23 Officers and Directors. Schedule 3.23 contains a true and correct list of all of the executive officers and directors of the Company and the Subsidiaries of the Company as of the date hereof.

Section 3.24 Related Party Transactions. Except as set forth on Schedule 3.24 (which schedule shall include a description of any Contracts or other transactions with a Related Party), no Related Party (i) has any direct or indirect interest in any material Asset used in or otherwise relating to the Business, (ii) has entered into any Material Contract, transaction or business dealing involving the Company, (iii) is competing with the Company or (iv) has any claim or right against the Company (other than rights to receive compensation for services performed as an officer, director or employee of the Company). None of the Contracts between the Company on the one hand (other than Contracts with employees for the performance of services and for the payment of compensation in respect thereof), and any Related Party, on the other hand, will continue in effect subsequent to the Closing.

Section 3.25 FCPA/Money Laundering.

(a) Neither the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, or employee of the Company or its Subsidiaries is aware of or, since October 1, 2008, has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Company and its Subsidiaries have conducted its business in compliance with the FCPA.

(b) The Business has been conducted at all times since October 1, 2008 in compliance with applicable financial recordkeeping and reporting requirements and the money laundering Regulations by any Governmental Entity (collectively, the “Money Laundering Laws”), and no Action involving the Company or any Subsidiary of the Company with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 3.26 Customers and Suppliers. Schedule 3.26 sets forth the name of each Major Customer and Major Supplier. Since September 30, 2010, neither the Company nor its Subsidiaries have received written notice or, to the Knowledge of the Company, oral notice of any material disputes with any of the Major Customers or Major Suppliers. Since September 30, 2010, neither the Company nor its Subsidiaries has received written notice or, to the Knowledge of the Company, oral notice that any Major Customer or Major Supplier: (i) has ceased or intends to cease to purchase or supply goods or services to the Company or its Subsidiaries, or (ii) has substantially reduced or intends to substantially reduce its purchase of supply of products or services with the Company or its Subsidiaries.

Section 3.27 Certain Disclosed Items. Each Item listed on the Company Disclosure Schedule with an asterisk (“*”) (the “Asterisked Items”) (i) relates to a matter entered into by the Company or a Subsidiary of the Company in the Ordinary Course of Business, (ii) is not with any Related Party (except for those items specifically listed or cross-referenced on Schedule 3.24), and (iii) does not represent a Liability of the Company or any Subsidiary of the Company that would be required to be disclosed on a balance sheet of the Company or in the notes thereto in accordance with GAAP and was not so disclosed in the Financial Statements.

Section 3.28 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, INCLUDING, ARTICLE III HEREOF (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), OR ANY OF THE TRANSACTION DOCUMENTS, NONE OF THE EQUITYHOLDERS, THE COMPANY, THE COMPANY’S SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES, EMPLOYEES OR REPRESENTATIVES ARE MAKING OR HAVE MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY SORT TO OR FOR THE BENEFIT OF PARENT OR ACQUISITION SUB, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE, AND PARENT AND ACQUISITION SUB EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Except as set forth in Parent’s Annual Report on Form 10-K for the year ended June 30, 2010 filed with the SEC on August 20, 2010 and all forms, reports, statements, certifications and other documents filed by Parent with the SEC since the date of such filing Parent and Acquisition Sub, jointly and severally, hereby represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

Section 4.1 Organization. Each of Parent and Acquisition Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full corporate or similar organizational power and authority to conduct its business as it is presently being conducted and to own or lease, as applicable, its assets. Copies of the charter or similar organizational documents and agreements of each of Parent and Acquisition Sub, and all amendments thereto, heretofore delivered to the Company, are true and correct as of the date hereof.

Section 4.2 Authorization. Each of Parent and Acquisition Sub has all requisite corporate or similar organizational power and authority, and has taken all corporate action necessary, to execute, deliver and perform this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby have been duly and validly authorized and approved by the respective boards of directors (or similar governing body) of Parent and Acquisition Sub and by Parent as the sole equityholder of Acquisition Sub. No other proceedings on the part of Parent or Acquisition Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery hereof by the Company, is the legal, valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each in accordance with its terms, except as enforcement may be limited by the General Enforceability Exceptions and except insofar as the availability of equitable remedies may be limited by applicable law.

Section 4.3 Consents and Approvals; No Conflict or Violation.

(a) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, state securities Regulations or the HSR Act and foreign competition filings (excluding foreign competition filings required as a result of the business or operations of the Company or any of its Affiliates, as to which no representation or warranty is made by Parent or Acquisition Sub) and except for the filing and recordation of the Merger Certificate as required by the DGCL, no Permit is required to be made or obtained by Parent, Acquisition Sub or any of their respective Affiliates in connection with the execution, delivery and performance by Parent and Acquisition Sub of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such Permit, would not have, individually or in the aggregate, a Parent Material Adverse Effect. No foreign competition filings are required to be made in connection with the Merger as a result of the business or operations of Parent or any of its Affiliates other than foreign competition filings, if any, required as a result of the business or operations of the Company or any of its Affiliates.

(b) Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Parent or Acquisition Sub with any of the provisions hereof, will (i) result in or constitute a Default under the certificate of incorporation or by-laws or other similar organizational documents and agreements of Parent or Acquisition Sub, (ii) result in or constitute a Default under any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent, Acquisition Sub or any of their respective assets may be bound, or (iii) violate, conflict with, contravene or give any Person the right to exercise any remedy or obtain any relief under, any Court Order, Regulation or Permit, except in the case of each of clauses (ii) and (iii) above, for such violations, Defaults, terminations or accelerations which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Compliance with Law; Litigation. Each of Parent and its Subsidiaries have, since July 1, 2008, complied, and are in compliance, in each case, in all material respects with all Regulations applicable to it or its business, and have not received written notice or to the Knowledge of Parent, oral notice from any Person alleging that Parent or its Subsidiaries have violated any such Regulation. Neither Parent nor any Subsidiary of Parent is subject to any outstanding Court Order which, individually or in the aggregate, has a Parent Material Adverse Effect or which would materially affect its ability to perform its obligations hereunder. There is no Action pending or, to the Knowledge of Parent or Acquisition Sub, threatened in writing against Parent or any of the Subsidiaries of Parent, nor to the Knowledge of Parent is there any investigation pending or threatened in which Parent of any of its Subsidiaries is the subject or target by any Governmental Entity, in each case which, individually in the aggregate, will have a Parent Material Adverse Effect.

Section 4.5 Parent SEC Documents.

(a) Parent has filed with or furnished to the Securities and Exchange Commission (“SEC”) all forms, reports, statements, certifications and other documents required to be filed by it with the SEC since July 1, 2008 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”)) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and the Sarbanes- Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of Parent SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Subsidiary of Parent is subject to the reporting requirements of Section 13(a) or 15(d) under the Exchange Act.

(b) Each of the audited consolidated financial statements and unaudited consolidated financial statements of Parent included in Parent SEC Documents (including the related notes and schedules), as of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Quarterly Report Form 10-Q of the SEC), were prepared in accordance with GAAP and applicable accounting requirements and published rules and regulations of the SEC consistently applied during the periods involved (except (i) with respect to financial statements included in Parent SEC Documents filed as of the date of this Agreement, as may be indicated in the notes thereto, or (ii) as permitted by the rules and regulations of the SEC, including Regulation S-X), and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown therein. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. To the Knowledge of Parent, as of the date hereof, none of the Parent SEC Documents filed on or prior to the date hereof is the subject of ongoing review or investigation.

(c) There are no unconsolidated Subsidiaries of Parent or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in Parent SEC Documents nor any obligations to enter into any such arrangements.

(d) Since July 1, 2008, subject to any applicable grace periods, Parent and each of its officers and directors have been and are in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act (as amended and including the rules and regulations promulgated thereunder), and (ii) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the Parent SEC Documents, and the statements contained in such certifications were true and complete on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(e) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) as required under Rule 13a-15(a) and 15d-15(a) of the Exchange Act that are reasonably designed to ensure that material information relating to Parent, including its Subsidiaries, required to be included in reports filed under the Exchange Act is made known to the chief executive officer and chief financial officer of Parent by others within those entities to allow timely decisions regarding required disclosure as required under the Exchange Act and is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms. Parent has evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(f) Parent’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (B) that receipts and expenditures are executed in accordance with the authorization of management, and (C) that any unauthorized use, acquisition or disposition of Parent’s assets that would materially affect Parent’s financial statements would be detected or prevented in a timely manner.

(g) Since July 1, 2008, (i) neither Parent nor any Subsidiary or Parent, nor, to the Knowledge of Parent, any director or executive officer of Parent or any Subsidiary of Parent has received any material complaint, allegation, assertion or claim, in writing that Parent or any Subsidiary or Parent has engaged in improper, illegal or fraudulent accounting or auditing practices and (ii) to the Knowledge of Parent, no attorney representing Parent or any Subsidiary of Parent, whether or not employed by Parent or any Subsidiary of Parent, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any Subsidiary of Parent or any of their respective officers, directors, employees or agents to the board of directors of Parent or any committee thereof or to any director or officer of Parent.

Section 4.6 Brokers. None of Parent, Acquisition Sub or any of their respective Affiliates has entered into any Contract with any broker, finder or similar agent or any Person which will result in the obligation of Parent, or the Company or any Subsidiary of the Company or the Surviving Corporation to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

Section 4.7 Parent Shares. Upon their receipt of Parent Shares, the Equityholders will acquire good and valid title to such Parent Shares, free and clear of all Encumbrances. The Parent Shares will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and non-assessable.

Section 4.8 Capitalization of Parent.

(a) The Parent’s authorized capital stock consists of 102,000,000 shares of capital stock, of which:

(i) 100,000,000 shares are designated as Parent Common Stock, of which, as of March 31, 2011, 54,644,401 shares were issued, 44,019,862 shares were outstanding and 10,650,847 were held by Parent as treasury shares; and

(ii) 2,000,000 shares are designated as Series Preferred Stock, par value $5.00 per share, of which, as of March 31, 2011, no shares were issued and outstanding.

All issued and outstanding shares of Parent capital stock (x) have been duly authorized and validly issued, (y) are fully paid and non-assessable and free of preemptive rights and Encumbrances and (z) were issued in material compliance with all applicable federal and state securities laws and in material compliance with all requirements binding on Parent set forth in applicable Contracts. From the close of business on March 31, 2011 to the date of this Agreement, there have been no issuances by Parent of shares of capital stock or voting securities, or other equity interests in, Parent other than (i) the issuance of Parent Shares upon the exercise of outstanding options to purchase Parent Shares or (ii) otherwise pursuant to incentive plans, employee benefits plans or other plans or Contracts disclosed in the Parent SEC Documents.

(b) On June 30, 2010 there were outstanding options to purchase 820,655 Parent Shares.

(c) Except (i) as set forth in the Parent SEC Documents, (ii) for any of the following which may occur as a result of the consummation of the transactions contemplated by this Agreement or (iii) for any of the following that have been issued, awarded or granted in the ordinary course of business under an incentive plan, employee benefits plan or other plan or Contract disclosed in the Parent SEC Documents since March 31, 2011, there are no (A) outstanding options, warrants, agreements, convertible or exchangeable securities or other commitments pursuant to which Parent is or may become obligated to issue, sell, transfer, purchase, return or redeem any securities of Parent, (B) securities of Parent reserved for issuance for any purpose, (C) agreements pursuant to which registration rights in the securities of Parent have been granted, (D) statutory preemptive rights or contractual rights of first refusal to which Parent is a party with respect to the capital stock, (E) stock appreciation rights, phantom stock or similar plans or rights pursuant to which Parent has any obligations, (F) voting trusts, proxies, or similar agreements to which Parent is a party with respect to the capital stock of Parent or (G) to the Knowledge of Parent, limitations on voting rights (other than those described in clause (G) above) with respect to shares of Parent.

Section 4.9 Reorganization. Neither Parent nor any of its Subsidiaries has knowingly taken or has agreed to take any action that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, other than those actions contemplated by this Agreement. For the avoidance of doubt, negotiation, settlement or payment of appraisal rights pursuant to Section 262 of the Delaware Corporate law shall be treated as an action take pursuant to this Agreement.

Section 4.10 Undisclosed Liabilities. Neither Parent nor its Subsidiaries have any Liabilities of any kind that would be required to be disclosed on a balance sheet of Parent or in the notes thereto in accordance with GAAP and were not so disclosed in the financial statements of Parent described in Section 4.5(b), except for Liabilities (i) incurred in the Ordinary Course of Business since the date of the last financial statements of Parent described in Section 4.5(b), or (ii) incurred directly as a result of or arising out of the transactions contemplated by this Agreement.

Section 4.11 Acquisition Sub. Acquisition Sub is a direct, wholly-owned subsidiary of Parent. Since its date of incorporation, Acquisition Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.12 Independent Investigation; No Reliance. In connection with its investment decision, Parent and Acquisition Sub and/or their respective representatives have conducted such independent review, investigation and analysis (financial and otherwise) of the Company and its Subsidiaries as deemed necessary by the Parent. The consummation of the transactions contemplated hereby by Parent and Acquisition Sub are not done in reliance upon any representation or warranty by, or information from, the Equityholders, the Company, the Company’s Subsidiaries or any of their respective Affiliates, employees or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article III (as modified by the Company Disclosure Schedule) and set forth in the Transaction Documents, and Parent and Acquisition Sub acknowledges that the Company expressly disclaims any other representations and warranties. Parent and Acquisition Sub further acknowledge that none of the Equityholders, the Company, the Company’s Subsidiaries nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, the Company’s Subsidiaries, their respective businesses or the transactions contemplated by this Agreement not specifically and expressly set forth in Article III (as modified by the Company Disclosure Schedule) or the Transaction Documents, and none of the Equityholders, the Company, the Company’s Subsidiaries or any other Person will have or be subject to any liability to Parent, Acquisition Sub or any other Person resulting from the distribution to Parent and Acquisition Sub and their representatives or Parent’s or Acquisition Sub’s use of any such information, including any confidential information memoranda distributed on behalf of the Company or its Subsidiaries relating to their respective businesses or other publications or data room (including any electronic or “virtual” data room) information provided or made available to Parent, Acquisition Sub or their representatives, or any other document or information in any form provided or made available to Parent or Acquisition Sub or its representative.

Section 4.13 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, INCLUDING, ARTICLE IV HEREOF, OR ANY OF THE TRANSACTION DOCUMENTS, NONE OF PARENT OR PARENT’S SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES, EMPLOYEES OR REPRESENTATIVES ARE MAKING OR HAVE MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY SORT TO OR FOR THE BENEFIT OF THE COMPANY, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE, AND PARENT AND ACQUISITION SUB EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES.

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ARTICLE V

Covenants

Section 5.1 Conduct of Business of the Company. During the period from the date of this Agreement through the Effective Time, the Company will conduct its operations, and will cause each of the Subsidiaries of the Company to conduct its operations, in the Ordinary Course and the Company will use commercially reasonable efforts to (i) keep available the service of its and its Subsidiaries’ current officers, (ii) keep available the services of key employees and (iii) preserve in all material respects its and its Subsidiaries’ relationships with material customers, suppliers and others having business dealings with it and its Subsidiaries. Without limiting the generality of the foregoing, except as otherwise expressly provided in or allowed under this Agreement, during the period from the date hereof through the Effective Time, the Company will not, and will not permit its Subsidiaries to, without the prior consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend its Certificate of Incorporation or bylaws or amend the organizational documents of any of its Subsidiaries;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class or any other equity securities or equity equivalents (including any options or appreciation rights), except for the issuance (and, in the case of clause (i) to this Section 5.1(b), sale) of Company Shares upon (i) exercise, in accordance with its terms existing on the date hereof, of Company Options and Company Warrants and (ii) the conversion of Series A Preferred Stock and Series B Preferred Stock into Company Common Stock;

(c) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary of the Company (other than this Agreement);

(d) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings (1) under existing lines of credit in the Ordinary Course of Business or (2) made to pay any Antitrust Expenses, Company IPO Costs, the DiSantis Option Payment or Transaction Fees, (ii) assume, guarantee, endorse or otherwise become liable or responsible, whether directly, contingently or otherwise, for the obligations of any other Person, (iii) make any loans, advances or capital contributions to or investments in any other Person, except for customary loans or advances to employees, in each case in the Ordinary Course of Business, or (iv) create any Encumbrance upon any of the Assets, except for Permitted Encumbrances;

(e) other than in the Ordinary Course of Business and except as may be required by law to maintain the tax qualified status or intended tax treatment of any Employee Plan or as otherwise required by applicable law, enter into, adopt or amend or terminate any Employee Plan or increase the compensation or fringe benefits of any director or officer or any employee of the Company or any Subsidiary of the Company or pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including the granting of appreciation rights or performance units);

(f) acquire, sell, lease or dispose of any inventory or other Assets in any single transaction or series of related transactions Outside the Ordinary Course of Business;

(g) enter into, extend, modify, terminate or renew any Contract of a type required to be scheduled on Schedule 3.6 or any Real Property Lease, except Contracts entered into in the Ordinary Course of Business;

(h) (i) acquire, by merger, consolidation or acquisition of stock or assets, any corporation, partnership or other business organization or division thereof or any equity interest therein or (ii) authorize any new capital expenditure or expenditures which individually is in excess of $100,000 or in the aggregate are in excess of $100,000; provided, that, none of the foregoing shall limit any capital expenditure required pursuant to existing Contracts;

(i) settle or compromise any pending or threatened Action (i) which relates to the transactions contemplated hereby or (ii) the settlement or compromise of which provides for covenants that restrict the Company’s or its Subsidiaries’ ability to operate or compete or would otherwise have, individually or in the aggregate, a Company Material Adverse Effect; provided, that, no such settlement or compromise shall obligate the Company or any of its Subsidiaries to pay amounts or take any action after the Closing;

(j) change the cash management practices (including collection practices and payment terms), accounting methods, principles or practices utilized by the Company or any of its Subsidiaries;

(k) make or change any material Tax election, file any material income Tax Return (except as required by law) or any amended material income Tax Return, amended settle or compromise any Action in respect of material Taxes, change any annual Tax accounting period, adopt or change any method of Tax accounting other than such changes required by GAAP or applicable law, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or material closing agreement relating to any Tax, knowingly surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or

(l) knowingly take or agree in writing or otherwise to take any of the actions described in Sections 5.1(a) through 5.1(k).

In addition, the Company will prepare all Tax Returns that are due prior to Closing, and shall provide any such material income Tax Returns to Parent no later than ten days prior to the due date for filing such material income Tax Return for the review and consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Parent shall be deemed to have consented to the filing of such Tax Returns unless it notifies the Company of any items of disagreement in writing within five Business Days after the receipt of such Tax Returns for review. Company shall in good faith makes revisions to such Tax Returns as reasonably requested by Parent.

Section 5.2 No Solicitation.

(a) From the date of this Agreement through the Effective Time, the Company shall not, and shall direct its officers, directors, Affiliates, Equityholders and employees and any investment banker, attorney or other advisor or representative retained by the Company (all of the foregoing collectively being the “Company Representatives”) not to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any proposal or offer that constitutes an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to any proposal or offer that constitutes an Acquisition Proposal, (iii) agree to, accept, approve or recommend any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating any Acquisition Proposal or (v) submit any Acquisition Proposal to the vote of the Stockholders. The Company shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal.

(b) The Company shall promptly notify Parent orally and in writing after receipt by the Company (or, to the knowledge of the Company, by any of the Company Representatives), of any Acquisition Proposal.

(c) Upon the execution of this Agreement, the Company shall cease all marketing activity related to the Company Form S-1 and any offering of Company Capital Stock contemplated thereby or otherwise; provided, however, the covenant set forth in this Section 5.2(c) shall terminate if the conditions set forth in Section 6.1(c) shall not have been fulfilled by December 1, 2011.

Section 5.3 Stockholder Approvals. No later than the first Business Day following the date of this Agreement, (i) the Company shall obtain, in accordance with the relevant provisions of the DGCL, the irrevocable written consent of beneficial owners of Company Common Stock, Series A Preferred Stock and Series B Preferred Stock holding the requisite number of such shares constituting the Stockholder Approval, and (ii) shall deliver a true and correct copy thereof, certified by the Secretary of the Company, to Parent (the “Stockholder Consent”).

Section 5.4 Access to Information.

(a) From the date of this Agreement through the Effective Time, the Company will provide Parent and its Affiliates, employees, accountants, counsel, advisors, consultants and other representatives with reasonable access during regular business hours upon reasonable advance notice to the facilities and Assets and their respective personnel, representatives and books and records; provided, that, Parent agrees that such access will give due regard to minimizing interference with the operations, activities and employees of the Company and in no event shall Parent or any of its Subsidiaries or their representatives be permitted to sample or test the environment without the Company’s prior written consent.

(b) From the date of this Agreement through the Effective Time, the Company shall furnish to Parent and its authorized representatives such financial and operating data and other information with respect to the Business and Assets as Parent may from time to time reasonably request (the “Requested Information”).

(c) Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.4 shall require the Company or its Affiliates to disclose any information to Parent if such disclosure (i) would be in violation of applicable Regulations or limitations imposed by any Governmental Entity, or (ii) would violate the maintenance of attorney client or other legal privileges or doctrines, provided, however, that in connection with the assertion of a right to withhold Requested Information under clause (ii), the Company shall notify Parent promptly that such Requested Information exists and the Company and Parent shall use commercially reasonable efforts to enter into a common interest or similar agreement, in form and substance reasonably acceptable to Parent and the Company, which would provide for and allow the disclosure of such Requested Information and the protection of such privileges or legal doctrine.

(d) Each of Parent and Acquisition Sub will hold and will cause its representatives and Affiliates to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Nondisclosure Agreement entered into between the Company and Parent, dated January 3, 2011 (the “Confidentiality Agreement”). All materials reviewed or received in connection with this Section 5.4 shall be deemed to be Confidential Information for the purposes of the Confidentiality Agreement (subject to the exclusions set forth therein).

(e) Notwithstanding anything to the contrary in this Agreement, during the Pre-Closing Period, neither Parent nor Acquisition Sub shall, and Parent shall cause its Subsidiaries not to, without the prior written consent of the Company, which consent will not be unreasonably withheld, delayed or conditioned, contact, in any manner, any customers or suppliers of the Company or any of its Subsidiaries with respect to any matters relating to this Agreement or the Merger.

(f) The Company and the Representatives (prior to the Effective Time) and the Representatives (after the Effective Time) shall cooperate with Parent in the preparation of any document or the provision of information related to or respecting the Company, any Equityholder, or this Agreement or the transactions contemplated by this Agreement that is required to be included in any document filed with or furnished to the SEC (whether such filed or furnished document is required to have been filed or furnished in connection with this Agreement and the transactions contemplated hereby or not).

(g) No later than the tenth Business Day prior to the Closing, the Company shall deliver to Parent a schedule identifying all employees then employed by the Company and its Subsidiaries and each such employee’s: (i) rate of pay, (ii) bonus payments, (iii) job title, (iv) state of employment, (v) date of hire and intended date of termination if any, (vi) annual vacation and sick time allowance and (vii) accrued vacation and sick time as of the Closing Date.

Section 5.5 Competition Filings. From the date of this Agreement through the Effective Time:

(a) each of Parent and the Company agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act, and request early termination of the waiting period under the HSR Act, with respect to the transactions contemplated hereby as promptly as practicable and in any event within 15 Business Days after the date hereof, to make such other filings with any similar antitrust or competition law authorities of any other jurisdiction, foreign or multinational (collectively, “Foreign Antitrust Authorities”), as may be required under any applicable similar foreign law (the “Foreign Antitrust Laws”) as promptly as practicable after the date hereof, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any Foreign Antitrust Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any Foreign Antitrust Law, or any consent or approval required under any Foreign Antitrust Law, in each case as soon as practicable;

(b) in connection with the efforts referenced in Section 5.5(a), each of Parent and the Company shall (i) cooperate in all material respects with the other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party informed of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any Foreign Antitrust Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other party, through its legal advisors, to (A) review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or (B) in connection with any proceeding by a private party, consult with each other in advance of any meeting or conference with such private party; and

(c) in connection with the efforts referenced in Section 5.5(a), each of Parent and the Company shall exercise its commercially reasonable efforts to prevent the entry in any claim, action, suit, audit, assessment, arbitration, inquiry, proceeding or investigation, by or before any Governmental Entity by the Antitrust Division of the DOJ, the FTC or any United States or Foreign Antitrust Authorities, or any other Person of any order, writ, rule, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

Section 5.6 Approvals and Consents. From the date of this Agreement through the Effective Time, each of the parties shall, as applicable to such party, make all filings with and provide all notices to all appropriate regulatory authorities (except with regard to filings with the FTC, the DOJ or Foreign Antitrust Authorities which are governed by Section 5.5 above) and use commercially reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders, including (a) all regulatory rulings and approvals of any Governmental Entity and (b) all actions, consents, approvals or waivers from any Person that is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement, including, in the case of the Company, the consents, waivers and approvals listed on Schedule 3.15. Subject to the terms and conditions of this Agreement, in taking the actions or making the filings referred to in the immediately preceding sentence, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any such actions, consents, approvals or waivers.

Section 5.7 Additional Agreements; Commercially Reasonable Efforts. From the date of this Agreement through the Effective Time, subject to the terms and conditions herein provided, (a) each of the parties hereto agrees to use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary, proper or advisable under applicable Court Orders or Regulations to consummate and make effective the transactions contemplated by this Agreement, including (i) contesting any legal proceeding relating to the Merger and (ii) executing any additional instruments necessary to consummate the transactions contemplated hereby; and (b) each of the parties hereto agrees to use commercially reasonable efforts to cause the Effective Time to occur as soon as practicable after the date hereof. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement in accordance with the terms hereof, the proper officers and directors of each party hereto shall take all such necessary action. Notwithstanding the foregoing or any other provision of this Agreement, Parent shall take commercially reasonable measures in order to obtain clearance from the FTC or DOJ or any other antitrust or competition authorities to proceed with the consummation of the transactions contemplated hereby.

Section 5.8 Employee Benefits.

(a) With respect to all employees of the Company and its Subsidiaries as of the Effective Time that are not subject to a collective bargaining agreement (the “Non-Union Employees”), for the 12 month period beginning on the Closing Date and ending on the one-year anniversary of the Closing Date, the Parent shall provide, to all such Non-Union Employees, compensation and employee benefits that are substantially comparable in the aggregate to those provided to the Non-Union Employees immediately prior to the Closing Date. To the extent that benefits following the Closing Date are provided to Non-Union Employees under a different plan than that applicable to them immediately prior to the Closing Date, the Parent shall, or shall cause the Surviving Corporation to (i) waive all pre-existing condition exclusions, actively-at-work requirements, evidence of insurability requirements and eligibility waiting periods with respect to participation and coverage requirements applicable to the Non-Union Employees under such plan, except to the extent that such exclusions, requirements or waiting periods would apply under the applicable Employee Plan as in effect immediately prior to the Closing Date and (ii) provide each Non-Union Employee with credit for any co-payments, out-of-pocket payments and deductibles paid prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under such new or changed plan, but only to the extent that such new or changed plan is implemented during the plan year in which the Closing Date occurs.

(b) Nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue any specific employee benefit plan or to continue the employment of any specific Person with Parent, Acquisition Sub, the Company or any of their respective Affiliates.

(c) Each of Parent, Acquisition Sub and the Company acknowledge and agree that all provisions contained in this Section 5.8 are included for the sole benefit of Parent, Acquisition Sub and the Company and that nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Employee Plan or other benefit plan, agreement or other arrangement, (ii) shall limit the right of Parent, Acquisition Sub, the Company, or their respective Subsidiaries to amend, terminate or otherwise modify any Employee Plan or other benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall create any third party beneficiary or other right in any other Person, including any current or former employee of the Company or its Subsidiaries, any participant in any Employee Plan or other benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof).

(d) Notwithstanding any other provision of this Agreement, the Company and its Subsidiaries can meet and negotiate with the union in accordance with the wage reopener provisions of the USW Collective Bargaining Agreement, and enter into any necessary agreements resulting from those negotiations regarding wages and/or lump sums for the fourth (4th) and fifth (5th) years of the USW Collective Bargaining Agreement.

(e) Notwithstanding any other provision of this Agreement, the Company and its Subsidiaries can provide timely notice to the unions of the proposed sale of the Business in accordance with its effects bargaining obligations.

(f) For the 91 day (inclusive) period immediately following the Closing Date, Parent and Acquisition Sub shall not cause or permit to be implemented any plant closing, mass layoff or other termination (whether actual or constructive) of employees which, either alone or in the aggregate (with each other and/or with any plant closing, mass layoff or other termination of employees occurring on or prior to the Closing Date), would reasonably be expected to create any liability to the Equityholders under the WARN Act or similar applicable law.

Section 5.9 Indemnification; Insurance.

(a) From and until the sixth anniversary of the Effective Time, Parent shall cause the Surviving Corporation to comply with all obligations of the Company in existence or in effect as of the date hereof, under applicable Regulations, its Certificate of Incorporation, bylaws or by contract, to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable Regulations to, each Person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Subsidiary of the Company (the “Indemnified Officers”) against all Losses arising out of or in connection with any Action based in whole or in part on or arising in whole or in part out of the fact that such Person is or was an officer or director of the Company or a Subsidiary of the Company, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to, at or after the Effective Time. The parties hereto intend, to the extent not prohibited by applicable law, that the indemnification provided for in this Section 5.9 shall apply without limitation to acts or omissions, other than illegal acts or acts of fraud, or alleged acts or omissions, other than illegal acts or acts of fraud, by the Indemnified Officers in their capacities as officers or directors, as the case may be, Parent hereby guarantees the payment and performance of the Surviving Corporation’s obligations in this Section 5.9. Each Indemnified Officer, and his or her heirs and legal representatives, is intended to be a third party beneficiary of this Section 5.9 and may specifically enforce its terms. This Section 5.9 shall not limit or otherwise adversely affect any rights any Indemnified Officer may have under any agreement with the Company or any Subsidiary of the Company or under the Company’s or any such Subsidiary’s organizational documents.

(b) For six years after the Effective Time, Parent shall cause the Surviving Corporation and the Subsidiaries to procure, pay for and maintain in effect “tail” insurance or other insurance policies with respect to directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any Subsidiary’s directors’ and officers’ liability insurance at least to the same extent as such directors and officers are currently covered. Every Person who is a director or officer of the Company or a Subsidiary immediately prior to the Effective Time shall be a named insured party on such policies of directors’ and officers’ liability insurance for such six year period following the Effective Time. The Company shall have the authority prior to the Closing to procure on behalf of the Surviving Corporation such directors’ and officers’ liability insurance coverage to take effect as of the Effective Time, and the Surviving Corporation shall be responsible for all costs relating to such insurance.

(c) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, (A) if the successors and assigns of Parent or the Surviving Corporation are Related Parties, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the indemnification and other obligations set forth in this Section 5.9, or (B) if the successors and assigns of Parent or the Surviving Corporation are not Related Parties, Parent shall use commercially reasonable efforts to cause such successors and assigns to assume the indemnification and other obligations set forth in this Section 5.9.

Section 5.10 FIRPTA. At the Closing, the Company shall deliver to the Parent such forms and certificates, duly executed and acknowledged, in form and substance reasonably satisfactory to Parent, certifying that the transactions effected pursuant to this Agreement are exempt from withholding under Section 1445 of the Code.

Section 5.11 Certain Notices. From the date of this Agreement through the Effective Time, each party hereto shall promptly notify the other parties hereto of the following matters of which the notifying party has knowledge: (a) the occurrence or non-occurrence of any fact or event after the date of this Agreement that would reasonably be likely to cause any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate in any material respect as of the date hereof or as of the Closing Date; (b) any failure of the notifying party to comply with or satisfy any covenant or condition to be complied with or satisfied by such party hereunder in any material respect as of the Closing Date; (c) any written notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such Person, except where the failure to obtain such consent or approval would not be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable; (d) any written notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (e) any Actions commenced relating to the

Company or any Subsidiary, on the one hand, or Parent or Acquisition Sub, on the other hand, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement; (f) any repurchases of any Company Shares by the Company; and (g) any transfers of record of Company Shares effectuated on the stock ledger of the Company during the Pre-Closing Period. If any such event requires any change to the Company Disclosure Schedule, the Company shall promptly deliver to Parent a supplement to the Company Disclosure Schedule specifying such change and while such supplement shall not be taken into consideration for purposes of determining whether the Company satisfies the closing condition set forth in Section 6.3(a), following the Closing, if any, no Parent Indemnified Party will have the right to seek indemnification hereunder for any such event.

Section 5.12 Preservation of Books and Records. Each of Parent and the Surviving Corporation agrees to preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Business in the possession of Parent, the Surviving Corporation or their respective Affiliates for a period of seven years after the Closing Date (the “Record Retention Period”). Each Representative or its respective representatives, upon reasonable notice and for any reasonable business purpose, shall have access during normal business hours to examine, inspect and copy such books and records; provided, that, such Representative agrees that such access will give due regard to minimizing interference with the operations, activities and employees of Parent and the Surviving Corporation. Parent and the Surviving Corporation shall provide either Representative and their representatives with, or cause to be provided to the either Representative and their respective representatives, such original books and records of the Business as either Representative shall reasonably request in connection with any Action to which either Representative or any Equityholder is a party or in connection with the requirements of any law applicable to either Representative or any Equityholder. After the Record Retention Period, before Parent, the Surviving Corporation or any of their respective Affiliates shall dispose of any of such books and records, Parent or the Surviving Corporation shall give at least 90 calendar days’ prior written notice of such intention to dispose to the Representatives, and the Representatives shall be given an opportunity to remove and retain all or any part of such books and records as either Representative may elect.

Section 5.13 Treatment as Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Reg. § 1.368-2(g). The parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations and will report it as such for all federal, state and local income tax purposes. None of the parties hereto will knowingly take any action or fail to take any action, other than those contemplated by this Agreement, which action or failure would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations. For the avoidance of doubt, negotiation, settlement or payment of appraisal rights pursuant to Section 262 of the DGCL shall be treated as an action taken pursuant to this Agreement. Each of Parent, Acquisition Sub and the Company will use its commercially reasonable efforts to obtain the opinion referred to in Section 6.2(e). Each party hereto agrees to cooperate with the other parties and to provide to the other parties such information and documentation as may be necessary, proper or advisable, to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations. Each of Parent, Acquisition Sub and the Company will use its commercially reasonable efforts to make the representations referred to in Section 6.2(e) to Jones Day or Pepper Hamilton LLP, as applicable.

Section 5.14 Asterisked Items.

(a) The parties hereto acknowledge that, notwithstanding anything in this Agreement to the contrary, copies of the Asterisked Items have not yet been provided to Parent and the Company shall deliver copies of all Asterisked Items no later than the tenth Business Day after the date of this Agreement (such date, the “Delivery Deadline”). The Asterisked Items shall not be deemed disclosed or to otherwise have qualified (or to qualify) the Company’s representations or warranties in this Agreement unless and until Parent fails to exercise its right to terminate this Agreement pursuant to Section 7.1(f) within the time provided therein, at which time the Asterisked Items shall be automatically deemed to have been disclosed and to have qualified (and to qualify) the Company’s representations and warranties in this Agreement in all respects.

(b) Notwithstanding any of the foregoing, the parties hereto acknowledge that the Company may determine, prior to the Delivery Deadline, that certain of the Asterisked Items are not required to be listed on the Company Disclosure Schedule. The Company shall so notify Parent in writing of any such items on or before the Delivery Deadline and, upon such notification, such items shall automatically be deemed removed from the Company Disclosure Schedule for all purposes.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval shall have been obtained;

(b) no Regulation or Court Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restrains, enjoins, restricts or makes illegal the consummation of the Merger; and

(c) any waiting period applicable to the Merger under the HSR Act shall have expired or been earlier terminated.

Section 6.2 Conditions to the Obligation of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction by Parent or Acquisition Sub or waiver by the Company, at or prior to the Effective Time, of the following conditions:

(a) the representations and warranties of Parent and Acquisition Sub contained in Article IV shall be true and correct in all material respects (except for those representations and warranties that are qualified by the terms “material,” “materially” or “Parent Material Adverse Effect” contained in such representations and warranties, which shall be true and correct in all respects), in each case at and as of the date hereof and at and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

(b) each of the covenants and obligations of Parent and Acquisition Sub to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been performed in all material respects;

(c) the Company shall have obtained the consents, approvals or authorizations set forth on Schedule 6.2(c);

(d) since the date of this Agreement, there shall not have occurred any continuing Parent Material Adverse Effect; and

(e) the Company shall have received the opinion of Jones Day, counsel to the Company, or Pepper Hamilton LLP in form and in substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, and each of Parent, Acquisition Sub, and the Company will be a “party to the reorganization” within the meaning of Section 368(b) of the Code and the Treasury Regulations. In rendering such opinion, Jones Day or Pepper Hamilton LLP may require and rely on customary representations in form and substance reasonably satisfactory to Jones Day or Pepper Hamilton LLP, as the case may be.

Section 6.3 Conditions to the Obligations of Parent and Acquisition Sub. The respective obligations of Parent and Acquisition Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction by the Company or waiver by Parent, at or prior to the Effective Time (or by such earlier date as specified therein), of the following conditions:

(a) the representations and warranties of the Company contained in Article III shall be true and correct in all material respects (except for those representations and warranties that are qualified by the terms “material,” “materially” or “Company Material Adverse Effect” contained in such representations and warranties, which shall be true and correct in all respects) in each case at and as of the date hereof and at and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

(b) each of the covenants and obligations of the Company to be performed at or before the Effective Time shall have been performed in all material respects;

(c) since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect;

(d) the wage negotiations described in Section 5.8(d) in connection with the USW Collective Bargaining Agreement shall have been completed with a resolution that is reasonably acceptable to Parent;

(e) all agreements, instruments and other documents contemplated to be executed and delivered at the Closing pursuant to this Agreement and the Transaction Documents, including those agreements, instruments and other documents described in Section 2.3(c) above, shall have been duly executed and delivered to Parent; and

(f) the record owners of at least 90% of all of the outstanding capital stock of the Company shall have either approved the Agreement and the Merger or shall have otherwise irrevocably waived appraisal rights under the DGCL.

ARTICLE VII

TERMINATION; WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after Stockholder Approval has been obtained:

(a) by mutual written consent of Parent and the Company at any time prior to the Closing;

(b) by Parent or the Company (by written notice to the other party) if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by September 30, 2011 (the “Outside Date”); provided, that, no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before the Outside Date; provided further, that the Outside Date shall be extended automatically to ~~January 16,~~ April 30, 2012 if the condition in Section 6.1(c) shall not have been fulfilled, but all other conditions to Closing shall have been or shall be capable of being fulfilled;

(c) ~~by the Company after October 31, 2011 (by written notice to Parent) if the condition in Section 6.1(c) shall not have been fulfilled by October 31, 2011 (an “Early Termination Election”), but all other conditions to Closing shall have been or shall be capable of being fulfilled and at the time of such Early Termination Election the Company shall have fulfilled in all material respects its obligations under this Agreement; provided, however, such Early Termination Election shall be deemed revoked and rescinded if Parent delivers to the Company a written notice no later than three Business Days following receipt of such Early Termination Election electing to override such Early Termination Election (an “Early Termination Override Notice”) and following receipt of such Early Termination Override Notice the Company shall no longer be entitled to terminate this Agreement pursuant to this Section 7.1(c);~~ [INTENTIONALLY OMITTED]

(d) by the Company (by written notice to Parent) if (i) there shall have occurred any effects, events, occurrences, developments, state of facts or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect or (ii) there shall have been a breach of any representation or warranty or covenant on the part of Parent or Acquisition Sub set forth in this Agreement, which Parent Material Adverse Effect or breach contemplated by the foregoing clauses (i) or (ii) would (A) give rise to the failure of a condition set forth in Sections 6.2(a) (b) or (c) and (B) is incapable of being cured or has not been cured within 20 Business Days after receipt of written notice by Parent of such Parent Material Adverse Effect or breach; provided, that, the Company is not then in material breach of any representation, warranty or covenant under this Agreement; or

(e) by Parent (by written notice to the Company) if (i) there shall have occurred any effects, events, occurrences, developments, state of facts or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect or (ii) there shall have been a breach of any representation or warranty or covenant on the part of the Company set forth in this Agreement, which Company Material Adverse Effect or breach contemplated by the foregoing clauses (i) or (ii) would (A) give rise to the failure of a condition set forth in Sections 6.3(a) (b) or (c) and (B) is incapable of being cured or has not been cured within 20 Business Days after receipt of written notice by the Company of such Company Material Adverse Effect or breach; provided, that, neither Parent nor Acquisition Sub is then in material breach of any representation, warranty or covenant under this Agreement; or

(f) by Parent, no later than the third Business Day following the Delivery Deadline (exercised by delivery of written notice to the Company), if the Company will not be able to satisfy the condition set forth in Section 6.3(a).

Section 7.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto, except nothing herein shall relieve any party hereto from liability for any material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud prior to such termination; provided, however, nothing herein shall be deemed to waive any rights of specific performance of this Agreement available to any party. The provisions of Sections 5.4(d) and 7.2 and Article X shall survive any termination of this Agreement. No termination of this Agreement shall affect the obligations of the parties under the Confidentiality Agreement, all of which shall survive termination of this Agreement in accordance with the terms thereof.

Section 7.3 Fees. ~~In the event that Parent delivers to the Company an Early Termination Override Notice pursuant to Section 7.1(c) and the condition in Section 6.1(c) shall not have been fulfilled by January 16, 2012, but all other conditions to Closing shall have been or shall be capable of being fulfilled, then Parent shall pay to the Company a fee of $5 million on January 16, 2012.~~ If this Agreement is terminated pursuant to Section 7.1(b) ~~or (c)~~ as a result of the condition in Section 6.1(c) not being fulfilled, then Parent shall pay to the Company a fee of $5 million and reimburse the Company for all ~~reasonable out-of-pocket expenses (including reasonable attorneys’ fees and disbursements) incurred by the Company with respect to the review process by, and obtaining clearance from, the FTC or DOJ or any other antitrust or competition authorities to proceed with the consummation of the Merger (the “Antitrust Expenses”)~~Antitrust Expenses.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Representations. All representations, warranties and covenants of the parties contained herein shall survive the Effective Time until the date that is 24 months after the Closing Date (the “Survival Date”). Any claims under this Agreement must be asserted by written notice delivered prior to 5:00 P.M. New York City time on the Survival Date and, if written notice is received prior to such time, the claim set forth in any such notice shall survive until such claim is fully resolved.

Section 8.2 Indemnification.

(a) Subsequent to the Effective Time, subject to the limitations described within this Article VIII, the Equityholders, jointly and severally, shall indemnify and hold harmless Parent and its Affiliates (including, after the Effective Time, the Surviving Corporation) and their respective officers, directors, employees, stockholders, members, partners and agents (“Parent Indemnified Parties”) for Losses asserted against, relating to, imposed upon, or incurred by the Parent Indemnified Parties by reason of, resulting from, or arising out of:

(i) any misrepresentation or breach of warranty made by the Company contained in Article III;

(ii) any breach or nonperformance by the Company of any of its covenants or agreements contained in this Agreement; and

(iii) any Indebtedness paid or payable by Parent or the Surviving Corporation (other than Indebtedness incurred to pay Company IPO Costs, Additional Closing Expenses, Transaction Fees or any item described in the definition of Unreimbursed Cash) in excess of Retained Indebtedness and the amount of Indebtedness taken into account in the Final Working Capital calculation and Debt Adjustment;

(iv) any Company IPO Costs paid or payable by Parent or the Surviving Corporation in excess of the amount of Company IPO Costs taken into account in the Company IPO ~~Cost~~Costs Adjustment or the Transaction Fees Adjustment;

(v) any amounts paid to Equityholders (i) in connection with claims that the allocation of the Consideration Shares pursuant to this Agreement is not in compliance with the Certificate of Incorporation or applicable law, or (ii) in connection with the exercise of appraisal rights under Section 262 of the DGCL, in excess of the value of the Parent Common Stock that Equityholders so exercising such appraisal rights would have otherwise been entitled to receive pursuant to this Agreement had their Company Common Stock been converted into shares of Parent Common Stock in accordance with this Agreement;

(vi) any Additional Closing Expenses in excess of $4 million that were incurred prior to January 13, 2012 and paid by Parent (whether invoiced before or after January 13, 2012, paid by Parent before, at or after Closing and regardless of whether Parent was aware of such Additional Closing Expenses prior to Closing) (assuming, for purposes of calculating the value of the DiSantis Option Payment, that each share of Parent Common Stock equals the average of the closing price of the Parent Common Stock reported by the New York Stock Exchange for the ten trading days immediately prior to January 13, 2012); and

(vii) ~~(vi)~~any Transaction Fees paid or payable by Parent or the Surviving Corporation on behalf of the Company, any of its Subsidiaries, or any pre-Closing Affiliate or Related Party thereof, in each case in excess of the aggregate amount set forth on the Transaction Fee Statement and which were not taken into account in the Transaction ~~fee~~Fee Adjustment or the Company IPO Costs Adjustment.

(b) Subsequent to the Effective Time, subject to the limitations described in this Article VIII, Parent and the Surviving Corporation shall, jointly and severally indemnify and hold harmless Equityholders and their respective Affiliates and each of their respective officers, directors, employees, stockholders, members, partners and agents (“Equityholder Indemnified Parties”) for Losses incurred by the Equityholder Indemnified Parties by reason of, resulting from, or arising out of:

(i) any misrepresentation or breach of warranty made by Parent or Acquisition Sub in Article IV;

(ii) any breach or nonperformance by Parent or Acquisition Sub of its covenants or agreements in this Agreement; and

(iii) the operation of the business of the Surviving Corporation or any of its Subsidiaries or any of their respective Affiliates after the Effective Time (except to the extent a matter is subject to indemnification pursuant to Section 8.2(a) above).

Section 8.3 Limitation on Indemnity.

(a) Notwithstanding anything in this Agreement to the contrary, no Indemnified Party shall be entitled to indemnification for Losses with respect to any particular matter unless and until the Losses applicable to such matter exceed $175,000; provided, that, if the Losses applicable to such matter exceed $175,000, then the party obligated to provide indemnification (the “Indemnitor”) shall be liable for all Losses applicable to such matter, subject to the provisions of this Article VIII; provided further, that in each case, any Losses or series of Losses arising out of the same facts or occurrences shall be considered Losses applicable to the same matter.

(b) Notwithstanding anything in this Agreement to the contrary,

(i) a Parent Indemnified Party shall have no right to indemnification pursuant to Section 8.2(a)(i) and an Equityholder Indemnified Party shall have no right to indemnification pursuant to Section 8.2(b)(i) unless and until the aggregate amount of all Losses suffered by such Parent Indemnified Party hereunder exceeds an amount equal to $4,000,000 (the “Deductible”), and then, subject to Sections 8.3(b)(ii) and 8.3(b)(iv) below, only to the extent of the excess; provided, that, the Deductible shall not be applicable to (A) claims for indemnification pursuant to Section 8.2(a)(i) with respect to claims of misrepresentation or breach of warranty set forth in Sections 3.1, 3.2, 3.3 and 3.4 or (B) claims for indemnification pursuant to Section 8.2(b)(i) with respect to claims of misrepresentation or breach of warranty set forth in Sections 4.1, 4.2 and 4.8, provided further, for the avoidance of doubt, that Losses not recoverable as a result of the operation of Section 8.3(a) or Section 8.3(b) shall not be included for purposes of determining whether the Deductible has been met or exceeded nor shall such Losses be otherwise recoverable under this Agreement;

(ii) the sole source from which the Parent Indemnified Parties shall be entitled to indemnity is the Indemnity Escrow Parent Shares;

(iii) the Parent Indemnified Parties’ rights to indemnification will be reduced by all insurance proceeds actually received by, net of all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and disbursements) incurred by, the Parent Indemnified Parties pursuant to insurance policies issued for the benefit of the Company or any of its Subsidiaries that are in effect as of the date hereof (or renewals (the total cost of which has been paid in full) of such policies in the ordinary course of business prior to the Closing Date), and the Parent Indemnified Parties shall use commercially reasonable efforts to claim and recover any Losses suffered by the Parent Indemnified Parties under any such insurance policies. In addition, if any of the Parent Indemnified Parties are entitled to indemnification for any Losses regarding Environmental Laws or Hazardous Substances pursuant to that certain Stock Purchase Agreement, dated as of December 6, 2006, by and among The Timken Company, Latrobe Steel Company, Timken Alloy Steel Europe Limited, Toolrock Holdings, Inc. and Toolrock Acquisition LLC (the “Timken Agreement”), then Parent shall make an indemnity claim with respect to such Losses under the Timken Agreement as further specified on Annex A; and

(iv) the aggregate amount of Losses for which the Equityholder Indemnified Parties shall be entitled to indemnity pursuant to Section 8.2(b) shall not exceed $50,000,000.

(c) Notwithstanding anything in this Agreement to the contrary, no Indemnified Party shall have any right or entitlement to indemnification from any Indemnitor for any Losses relating to any matter arising under the provisions of this Agreement to the extent that any such Indemnified Party or its successors and assigns had already recovered Losses with respect to the same matter pursuant to any other provision of this Agreement, and such Indemnified Parties and its successors and assigns shall be deemed to have waived and released any claims for such Losses and shall not be entitled to assert any such claim for indemnification for such Losses.

(d) The parties hereto hereby acknowledge and agree that in connection with the obligation under this Article VIII to indemnify for a misrepresentation or breach of the Company’s representations and warranties, the representations and warranties shall be read and construed as if each of the following qualifiers were not set forth in such representations and warranties: “Company Material Adverse Effect;” “material adverse effect;” “materiality;” “material” and words of similar meaning.

(e) Notwithstanding the provisions of subsection (b)(i) above, to the extent the Surviving Corporation actually receives a final (as opposed to a provisional) refund with respect to the Fiscal 2010 Tax Return (“Received Refund”), a Parent Indemnified Party shall have no right to indemnification pursuant to Section 8.2(a)(i) with respect to claims of misrepresentation or breach of warranty set forth in Sections 3.10 unless and until the aggregate amount of all Losses suffered by such Parent Indemnified Party hereunder exceeds an amount equal to the Received Refund (less any amount attributable to the Fiscal 2010 Tax Return included in the calculation of Net Working Capital) then, subject to Section 8.3(b)(ii), only to the extent of the excess. For the avoidance of doubt, in the event a refund with respect to the Fiscal 2010 Tax Return is received by the Company prior to the Closing, this Section 8.3(e) shall be void and have no effect.

(f) No party shall be liable under this Article VIII for any Losses resulting from or relating to any inaccuracy in or breach of any representation or warranty in this Agreement if the party seeking indemnification for such Losses had Knowledge of such breach as a result of having conducted (whether through a third party or otherwise) any environmental assessment or investigation or, solely with respect to the condition of Assets, environmental matters and Regulations directly related to health and safety of employees, any site visit or inspection of the facilities or assets of the Company or any of its Subsidiaries.

Section 8.4 Exclusivity of Remedy. From and after the Closing, the remedies set forth in Section 2.13 (Closing Consideration Adjustment) and in this Article VIII shall be the exclusive remedies of the parties with respect to any and all matters covered by this Agreement, except for the remedies of specific performance, injunction and other equitable relief; provided, that, no party hereto shall be deemed to have waived any claims for willful or intentional breach of this Agreement. For the avoidance of doubt, the obligations of the various parties under the Transaction Documents shall not be limited by this Section 8.4.

Section 8.5 Notice of Claims.

(a) Any Parent Indemnified Party or Equityholder Indemnified Party seeking indemnification hereunder (the “Indemnified Party”) shall, within the period provided for in Section 8.1, give, in the case of indemnification sought by (i) any Equityholder Indemnified Party, to Parent, or (ii) any Parent Indemnified Party, to the Representatives, a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder that is the subject of the Claim Notice. The Claim Notice shall include (if and to the extent then known) the amount and the method of computation of the amount of such claim, a reference to the provision of this Agreement upon which such claim is based and all material documentation relevant to the claim (to the extent not previously provided under this Section 8.5). A Claim Notice shall be given promptly following the claimant’s determination that facts or events are reasonably expected to give rise to a claim for indemnification hereunder; provided, that, the failure to give such written notice shall not relieve any Indemnitor of its obligations hereunder, except to the extent it demonstrates actual and material prejudice by such failure. The failure to submit all relevant documentation with a Claim Notice or otherwise abide by the procedural covenants set forth in this Section 8.5 shall not result in the purported Claim Notice not being a proper Claim Notice hereunder, except to the extent such failure results in actual and material prejudice to the parties required to provide the indemnity pursuant to this Agreement.

(b) An Indemnitor (acting through Parent, in the case of indemnification sought by an Equityholder Indemnified Party, and acting through the Representatives, in the case of indemnification sought by a Parent Indemnified Party) shall have until 5 p.m. Eastern Time on the 30th day after the giving of any proper Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and to pay or cause to be paid such amount to such Indemnified Party in immediately available funds or (ii) provide such Indemnified Party and the Escrow Agent (in the case of indemnification sought by a Parent Indemnified Party) with written notice that it disagrees with the amount or method of determination set forth in the Claim Notice (the “Dispute Notice”). For a period of 30 days after the giving of any Dispute Notice, a representative of the Indemnitor and the Indemnified Party shall negotiate in good faith to resolve the matter. In the event that the controversy is not resolved within 30 days after the date the Dispute Notice is given, the parties may thereupon proceed to pursue any and all available remedies at law. If (x) the Indemnitor agrees to the Claim Notice pursuant to clause (i) above or fails to provide a timely Dispute Notice pursuant to clause (ii) above or resolves the disagreement described in a Dispute Notice with the Indemnified Party, and, in any such case, the Indemnified Party is a Parent Indemnified Party, or (y) a final, non-appealable Court Order is issued finding that an Parent Indemnified Party is entitled to indemnification for Losses hereunder, then, in either such case, for each Equityholder, such number of Parent Shares (rounded up or down to the nearest whole share) equal to such Equityholder’s Allocable Percentage multiplied by an amount equal to the amount set forth in the Claim Notice or Court Order or the resolved amount (as applicable) divided by the appropriate per share value of Parent Shares determined pursuant to Section 8.7(c) (the “Indemnity Cancelled Parent Shares”) shall be returned to Parent, deemed to be cancelled and all rights such Equityholder may have to such Parent Shares shall be extinguished. Parent and Representatives shall promptly inform the Escrow Agent of the number of Indemnity Cancelled Parent Shares and shall take such action as is necessary to have the Escrow Agent promptly return to the Parent certificates representing such number of Indemnity Cancelled Parent Shares. If (x) the Indemnitor agrees to the Claim Notice pursuant to clause (i) above or fails to provide a timely Dispute Notice pursuant to clause (ii) above or resolves the disagreement described in a Dispute Notice with the Indemnified Party, and, in any such case, the Indemnified Party is an Equityholder Indemnified Party, or (y) a final, non-appealable Court Order is issued finding an Equityholder Indemnified Party is entitled to indemnification for Losses hereunder, then, in either such case, Parent shall pay, or cause to be paid to, the Representative for the benefit of the Equityholder Indemnified Parties in accordance with their respective Allocable Percentages, an amount in cash equal to the amount set forth in the Claim Notice or Court Order or the resolved amount (as applicable).

(c) Other than with respect to the right to submit a Dispute Notice pursuant to Section 8.5(b) and the last two sentences of Section 8.5(b), for which parallel mechanics shall apply to Section 8.6, the provisions of this Section 8.5 shall not apply in the case of a Claim Notice provided in connection with a claim by a third Person made against an Indemnified Party, which claims shall be governed by Section 8.6.

Section 8.6 Third Person Claims.

(a) If a claim by a third Person is made against an Indemnified Party (including a claim with respect to Taxes), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article VIII, such Indemnified Party shall promptly notify (i) Parent, in the case of indemnification sought by any Equityholder Indemnified Party, or (ii) the Representatives and the Escrow Agent, in the case of indemnification sought by any Parent Indemnified Party, in writing of such claims (a “Third Party Claim Notice”). The Third Party Claim Notice shall describe (if and to the extent then known) in reasonable detail the facts giving rise to the claim for indemnification hereunder that is the subject of the Third Party Claim Notice, the amount and the method of computation of the amount of such claim, a reference to the provision of this Agreement upon which such claim is based and all material documentation relevant to the claim described in the Third Party Claim Notice (to the extent not previously provided under this Section 8.6). A Third Party Claim Notice shall be given promptly following the claimant’s determination that facts or events are reasonably expected to give rise to a claim for indemnification hereunder; provided, that, the failure to give such written notice shall not relieve any Indemnitor of its obligations hereunder, except to the extent such failure results in actual and material prejudice to the parties required to provide the indemnity pursuant to this Agreement. The failure to submit all relevant documentation with a Third Party Claim Notice or otherwise abide by the procedural covenants set forth in this Section 8.6 shall not result in the purported Third Party Claim Notice not being a proper Third Party Claim Notice hereunder, except to the extent it demonstrates actual and material prejudice by such failure.

(b) The Indemnitor (acting through Parent, in the case of indemnification sought by any Equityholder Indemnified Party, and acting through the Representatives, in the case of indemnification sought by a Parent Indemnified Party) shall have 30 days after receipt of such Third Party Claim Notice to undertake, conduct and control, through counsel of its own choosing (who shall be subject to the approval of the Indemnified Party, which approval shall not be unreasonably withheld, delayed or conditioned) and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith. In such event, an Indemnified Party shall be entitled to participate with its own counsel at its own expense, provided that, if in the reasonable opinion of counsel for such Indemnified Party, there is a reasonable likelihood of a conflict of interest between the Indemnitor and the Indemnified Party, then the reasonable cost of one counsel for the Indemnified Party shall be borne by the Indemnitor. If the Indemnitor does not notify the Indemnified Party in writing within 30 days after receipt of the Indemnified Party’s written notice of a third Person claim that it elects to undertake the defense thereof, the Indemnified Party shall have the right to undertake the defense or prosecution of the claim through counsel of its own choice, and the reasonable fees and expenses incurred in connection with such defense or prosecution shall be considered Losses hereunder with respect to the subject matter of such claim, indemnifiable to the extent provided in Section 8.1 and Section 8.2. In the event the Indemnitor is required by this Agreement to pay the costs of counsel of an Indemnified Party then the selection of such counsel shall be subject to the approval of the Indemnitor which approval shall not be unreasonably withheld, delayed or conditioned.

(c) The Indemnitor shall not, except with the consent of the Indemnified Party, enter into any settlement or compromise any claim by a third Person that (i) does not include as a term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of a complete and unconditional release from all Liability (subject to the application of the Deductible) with respect to such claim or consent to entry of any judgment, (ii) does not contain a finding of responsibility or Liability on the part of the Indemnified Party (other than the payment of cash for which the Indemnitor pays in full simultaneously with the effectiveness of the settlement and upon payment of which the Indemnitor waives any right to seek reimbursement from the Indemnified Party (subject to the application of the Deductible)) or (iii) involves any non-monetary relief or remedy, including any restrictions on the Indemnified Party’s ability to operate or compete. Any consent required by this Section 8.6(c) shall not be unreasonably delayed, withheld or conditioned. If the Indemnified Party is controlling the defense of any claim to which it is entitled to indemnification pursuant to this Article VIII, it shall not enter into any settlement or compromise any claim by a third Person without the written consent of the Indemnitor, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything else to the contrary in this Agreement, the Representatives shall not settle, compromise or conclude any claim with respect to Taxes without the prior written consent of Parent.

(d) Each party shall have reasonable access during normal business hours to the employees, books and records of the other party for purposes of investigating the merits of any claim which is the subject of investigation; provided, that, the parties agree that such access will give due regard to minimizing interference with the operations, activities and employees of the other party. Each party shall use its commercially reasonable efforts to preserve the confidentiality and/or privileged status of all confidential and/or privileged information provided pursuant to such request.

Section 8.7 Calculation of Damages.

(a) Upon any Indemnified Party becoming aware of any claim as to which indemnification may be sought by such Indemnified Party pursuant to this Article VIII, an Indemnified Party shall utilize reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such damages.

(b) In no event shall any punitive, special, consequential or incidental damages, loss of future revenue or income, business interruption, cost of capital, loss of business reputation or opportunity, or diminution in value be included in the determination as to whether any Loss has occurred or as to the amount of any Loss incurred.

(c) Except with regard to claims for indemnification pursuant to Section 8.2(a)(v), all calculations intended to determine the number of Parent Shares applicable to a particular claim for indemnification under this Article VIII shall be made using the Release Date Share Value as of the date any Indemnity Escrow Parent Shares are to be released to the

Equityholders or returned to Parent and deemed cancelled and all calculations shall be rounded up or down to the nearest whole share. Calculations intended to determine the number of Parent Shares applicable to a claim for indemnification under Section 8.2(a)(v) shall be made using the Closing Date Share Value.

Section 8.8 Escrow Release.

(a) Release of the Indemnity Escrow Parent Shares shall be in accordance with the provisions of this Article VIII and the Escrow Agreement.

(b) Release of the Pension Escrow Parent Shares shall be in accordance with the provisions of the Escrow Agreement and Annex B.

ARTICLE IX

REPRESENTATIVES

Section 9.1 Designation and Replacement of Representatives. The parties have agreed that it is desirable to designate two representatives to act on behalf of the Equityholders for certain limited purposes as specified herein. The Equityholders hereby appoint each of Representatives as the initial agents and representatives of the Equityholders. A Representative may resign at any time. The Hicks Representative may be removed by the Hicks Equityholders at any time and, in the event of the resignation or removal of the Hicks Representative, a new Hicks Representative shall be appointed by the Hicks Equityholders. The Watermill Representative may be removed by the Watermill Equityholders at any time and, in the event of the resignation or removal of the Watermill Representative, a new Watermill Representative shall be appointed by the Watermill Equityholders.

Section 9.2 Authority and Rights of Representative; Limitations on Liability. Each Representative shall have such powers and authority acting on behalf of the Equityholders as are necessary to carry out all of the duties, responsibilities and obligations assigned to it pursuant to this Agreement and the Escrow Agreement, including acting on behalf of the Equityholders with respect to:

(a) the calculations and payments contemplated by Article II, including, the calculation of the closing estimates, allocation of Consideration Shares and determination of Closing Consideration Adjustment Amount (and the components thereof);

(b) the determination (i) as to whether a condition precedent to a party’s obligations under Article VI has been satisfied or (ii) whether to waive the fulfillment of any of the conditions to Closing pursuant to Section 6.1 or 6.2;

(c) giving and receiving notices of communications with respect to any claims pursuant to Article VIII or otherwise related to this Agreement, the Merger or the other transactions contemplated hereby, and the prosecution, defense, negotiation, settlement and compromise of any such claims; and

(d) subject to the DGCL, all decisions in connection with any amendment to this Agreement, the Escrow Agreement or any other document related to the Merger or the other transactions contemplated by this Agreement;

In connection with the carrying out of its duties, the Representatives shall have the full and complete authority to incur expenses and engage outside counsel and advisors, it being understood that neither Parent, Acquisition Sub and their respective Affiliates, nor the Surviving Corporation and its post-Closing Affiliates, shall have any responsibility or liability therefor. The Representatives shall be entitled to reimbursement of such expenses from the Indemnity Parent Escrow Shares, but only to the extent any Indemnity Parent Escrow Shares are actually released from escrow to the Representatives for the benefit of the Stockholders in accordance with the Escrow Agreement. Parent, Acquisition Sub and the Surviving Corporation may conclusively rely upon, without independent verification or investigation, all decisions made by either Representative (even in the event such decision conflicts with the decision of the other Representative) in connection with this Agreement. Neither Representative will have liability to the Surviving Corporation, Parent or Acquisition Sub with respect to its decisions, actions taken or omitted to be taken in its capacity as Representative, except (i) with respect to a Representative’s bad faith or willful misconduct and (ii) with respect to any Liabilities arising from or Losses incurred by the Surviving Corporation, Parent or Acquisition Sub as a result of decision made, action taken or omitted to be taken by a Representative conflicting with a decision made, action taken or omitted to be taken by the other Representative. Each Representative shall use its commercially reasonable efforts to preserve the confidentiality and/or privileged status of all confidential and/or privileged information of the parties accessed in connection with the carrying out of its duties.

ARTICLE X

MISCELLANEOUS

Section 10.1 Entire Agreement; Assignment. This Agreement (including the Company Disclosure Schedule and all Exhibits, Annexes and other Schedules), the Transaction Documents and the Confidentiality Agreement (a) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

Section 10.2 Validity. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and, to such end, the provisions of this Agreement are agreed to be severable.

Section 10.3 Amendment. This Agreement may be amended by action taken by the Company, the Representatives, Parent and Acquisition Sub at any time before or after Stockholder Approval has been obtained, but, after Stockholder Approval has been obtained, no amendment shall be made which requires the approval of such Stockholders under applicable law without obtaining such approval in writing of the requisite vote of such Stockholders. This Agreement may be amended only by an instrument in writing signed on behalf of the parties hereto.

Section 10.4 Extension; Waiver. At any time prior to the Effective Time, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by nationally-recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

if to Parent or Acquisition Sub:	Carpenter Technology Corporation P.O. Box 14662 Reading, Pennsylvania 19612-4662 Facsimile: (610) 736-6384 Attention: James Dee, General Counsel and Secretary

with a copy to:	Pepper Hamilton LLP 3000 Two Logan Square Eighteen and Arch Streets Philadelphia, Pennsylvania 19103-2799 Facsimile: (215) 981-4760 Attention: Barry M. Abelson, Esq.

if to the Company to:	Latrobe Specialty Metals, Inc. 2626 Ligonier Street Latrobe, PA 15650 Facsimile: (724) 532-4770 Attention: B. Christopher DiSantis

with copies to:	c/o Hicks Holdings LLC 100 Crescent Court, Suite 1200 Dallas, Texas 75201 Facsimile: (214) 615-2254 Attention: Eric Neuman and

Jones Day 2727 N. Harwood Street Dallas, Texas 75201 Facsimile: (214) 969-5100 Attention: R. Scott Cohen, Esq.

if to the Watermill Representative to:	Watermill-Toolrock Partners, L.P. c/o Watermill Ventures One Cranberry Hill 750 Marrett Road, Suite 401 Lexington, Massachusetts 02421 Facsimile: (781) 891-9712 Attention: Benjamin P. Proctor

with a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, Massachusetts 02111 Facsimile: (617) 542-2241 Attention: Daniel H. Follansbee, Esq.

if to the Hicks Representative to:	HHEP-Latrobe, L.P. c/o Hicks Holdings LLC 100 Crescent Court, Suite 1200 Dallas, Texas 75201 Facsimile: (214) 615-2254 Attention: Eric Neuman

with a copy to:	Jones Day 2727 N. Harwood Street Dallas, Texas 75201 Facsimile: (214) 969-5100 Attention: R. Scott Cohen, Esq.

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.6 Governing Law; Jurisdiction; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, if such court declines to accept jurisdiction over a particular matter or matters, in any federal district court within the State of Delaware) in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party further agrees that service of process may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.5 above.

Section 10.7 Public Announcements. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval in writing of Parent, the Company and Representative. Notwithstanding the foregoing, (a) approval of the Representatives shall not be required at any time during which Affiliates of the Representatives or any Equityholder is a member of Parent’s board of directors, (b) in connection with Parent’s public reporting obligations, it shall be permitted to make any public statement or filing (which may include public disclosure of a copy of this Agreement) without obtaining the consent of the Company and Representatives if (i) the disclosure is required by applicable Regulations or the requirements of the SEC, the New York Stock Exchange or other comparable foreign authorities or markets and (ii) Parent has first provided a copy of such public statement or filing to the Company and Representatives, (c), to the extent already publicly disclosed by Parent, the Equityholders shall be permitted to disclose to their investors or prospective investors, or to the investors or prospective investors of their respective Affiliates, the enterprise value of the Company and related financial information regarding their direct or indirect investment in the Company, and (d) following the Closing Date, any party may issue a “tombstone” or similar advertisement that does not disclose the financial terms of the transactions contemplated hereby.

Section 10.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as specifically provided herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.10 Personal Liability. This Agreement shall not create, be deemed to create, or permit any personal liability or obligation on the part of any Person (a) who is a direct or indirect equityholder of Parent, Acquisition Sub, the Representative or any Equityholder or (b) who is an officer, director, employee, agent or representative of Parent, Acquisition Sub, the Representative or any Equityholder.

Section 10.11 Expenses. Except as expressly stated herein, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement.

Section 10.12 Specific Performance. Each of Parent, Acquisition Sub, the Company and the Representatives hereby acknowledges and agrees that the failure of any other party to perform its agreements and covenants hereunder, including the failure to take all actions as are necessary on its part in accordance with the terms and conditions of this Agreement to consummate the Merger, may cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each of Parent, Acquisition Sub, the Company and the Representatives hereby consents to, in addition to any other remedy which such party may have at law or in equity, the issuance of injunctive relief by any court of competent jurisdiction to compel performance of its obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, without any requirement that a bond or other security be posted. Each of Parent, Acquisition Sub, the Company and the Representatives to the maximum extent permitted by law, hereby waives any defenses it may have to the remedy of specific performance provided for herein.

Section 10.13 Counterparts; Effectiveness. This Agreement may be executed by facsimile or other electronic format (including .pdf) in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by facsimile, electronic transmission or otherwise) by all of the parties hereto.

Section 10.14 Transfer Taxes. Parent and Sellers shall share the economic cost of any sales, use, transfer, real property transfer, recording, documentary, stamp, registration, stock transfer and other similar taxes and fees (including any penalties and interest) owing out of or in connection with the transactions effected pursuant to this Agreement and Parent shall file all documentation and Tax Returns with respect thereto.

Section 10.15 Conflict of Interest. If the Equityholders or the Representatives so desire, and without the need for any consent or waiver by Parent or the Surviving Corporation, Jones Day is permitted to represent the Equityholders and/or the Representatives after the Closing in connection with any matter, including without limitation anything related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Jones Day is permitted to represent the Equityholders, the Representatives, any of their agents and affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration or other adversary proceeding) with Parent, the Surviving Corporation, any Subsidiary of Parent or any of their respective agents or affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims for indemnification and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement. Upon and after the Closing, the Surviving Corporation and its Subsidiaries shall cease to have any attorney-client relationship with Jones Day, unless and to the extent Jones Day is specifically engaged in writing by the Surviving Corporation or any Subsidiary thereof to represent the Surviving Corporation or any Subsidiary thereof after the Closing and either such engagement involves no conflict of interest with respect to Equityholders or the Representatives or the Equityholders, or the Representatives (as applicable) consent in writing at the time to such engagement. Any such representation of the Surviving Corporation or any Subsidiary thereof by Jones Day after the Closing will not affect the foregoing provisions hereof. For example, and not by way of limitation, even if Jones Day is representing the Surviving Corporation after the Closing, Jones Day is permitted simultaneously to represent the Equityholders and/or the Representatives in any matter, including any disagreement or dispute relating hereto. Furthermore, Jones Day is permitted to withdraw from any representation of the Surviving Corporation or any Subsidiary thereof in order to be able to represent or continue so representing the Equityholders or the Representatives, subject to its obligations under applicable laws and rules of professional conduct to assist in a transition of new counsel for the Surviving Corporation or any Subsidiary thereof.

[SIGNATURES PAGE FOLLOW]

Each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

COMPANY: LATROBE SPECIALTY METALS, INC.

By:
Name:
Title:

PARENT: CARPENTER TECHNOLOGY CORPORATION

By:
Name:
Title:

ACQUISITION SUB: HAWKE ACQUISITION CORP.

By:
Name:
Title:

WATERMILL REPRESENTATIVE: WATERMILL-TOOLROCK PARTNERS, L.P.

By:
Name:
Title:

HICKS REPRESENTATIVE: HHEP-LATROBE, L.P.

By:
Name:
Title:

EXHIBIT B

Amendments to Company Disclosure Schedule

1.	Schedule 3.4(a) is amended to delete the reference to Company Stock Options held by Kleber Sernik.

2.	Schedule 3.12(a) is amended to delete the reference to the Incentive Stock Option Agreement between Toolrock Holding, Inc. and Kleber Sernik, dated November 2, 2010.

EXHIBIT C

Schedule 1.4

Parent Work

[TO BE UPDATED FROM TIME TO TIME]

EXHIBIT D

Working Capital Statement

See attached.

EXHIBIT D—Working Capital Statement

Calculation of Adjusted Net Working Capital

(dollars in thousands)**

	Baseline Actual 3/31/2011	Actual 4/30/2011	Estimate 12/31/2011
Current Assets:
Cash	$374	$214	$150
Accounts Receivables	72,831	69,343	58,867
Inventorie—Note 1	210,518	211,090	215,104
Prepaid expenses and other current assets	811	847	574
Deferred income taxes	8,568	8,568	8,425

Total Current Assets	293,102	290,062	283,120

Current Liabilities—Note 4
Accounts Payable	53,411	49,171	41,253
Income Taxes Payable	2,331	3,692	2,810
Add: One-time tax benefits—Note 2	—	—	—
Other Current Liabilities	24,116	24,613	27,500

Total Current Liabilities	79,858	77,476	71,563

Less: All (assets) and liabilities associated with:
Prepaid IPO Costs—Pending business issue discussion	—	—	(655)
Transaction Fees—Note 5	—	—	—
Indebtedness	—	—	—
Estimated raw material expenditures	—	—	(2,624)
All assets associated with :
Antitrust expenses	—	—	(126)
Add: Company IPO Costs	—	—	—
Less: Indebtedness incurred to pay IPO Costs	—	—	—
Less: Company IPO Costs (in excess of $4.0 million)	—	—	—

Net Working Capital	213,244	212,586	208,152

All Indebtedness Baseline	160,000	160,000	160,000
Plus: Approved capital expenditures	—	—	—
Estimated raw material expenditures	—	—	2,624

Debt Target	160,000	160,000	162,624

All Indebtedness—Note 3
Bank Revolver	119,709	117,396	103,501
Notes Payable—Term Loan	48,750	48,750	46,250
Prepayment Penalty	—	—	925
Less: Indebtedness incurred to pay IPO Costs	—	—	(978)
Indebtedness to pay Transaction Fees	—	—	(126)
Indebtedness incurred to pay Antitrust expenses	—	—	—
Retained Indebtedness per Schedule 1.3—Capital leases	—	—	—

Total All Indebtedness	168,459	166,146	149,572

Difference between Debt Target and Total All Indebtedness (but in no case negative except for 3/31/2011 baseline)	(8,459)	—	13,052

	$204,785	$212,586	$221,204

Working Capital Target	$200,700

EXHIBIT D—Working Capital Statement

Calculation of Adjusted Net Working Capital

(dollars in thousands)**

Footnotes:

**	Values in the tables indicated above as “-” are intended to represent placeholders and not intended to indicate there is no potential impact on calculations

Note 1 – Inventory will be based on recorded book value on the closing date unless the actual physical inventory varies by + or – $3 million from the actual recorded value, in which case the value from the physical inventory plus $3 million (in the event Physical Inventory is less than Book Inventory) or minus $3 million (in the event the physical inventory is greater than Book Inventory) will be used for inventory value on the closing balance sheet.

Note 2 – Add any benefit that is included in calculation of Income Taxes Payable (or Income Tax Receivable) related to deductions for:

1	IPO costs to be paid by buyer

2	Transactions costs to be paid by buyer

3	Debt prepayment penalties to be paid by buyer

4	Non cash write off of Debt Issue Costs

5	Incentive and Non-qualifiied stock options and Restricted Stock triggered by the Merger

6	Additional Closing Expenses as defined (Antitrust Expenses and DiSantis Option Payments)

7	Approved Capital Expenditures

For avoidance of doubt, this should equal the difference between the Income Taxes Payable (or Receivable) and what would have been the Income Taxes Payable (or Receivable) if such deductions were not taken

Note 3 – Excluding retained Indebtedness

Note 4 – Excluding current portion of Indebtedness

Note 5 – Including the DiSantis Payment and the DiSantis Option Payment unless the DiSantis Option Payment is paid at or prior to closing. If DiSantis Option Payment paid prior to Closing, amount is excluded from Transaction Fees.

EXHIBIT E

ANNEX B

RELEASES OF PENSION ESCROW PARENT SHARES

This Annex B constitutes part of the agreement and plan of merger by and among Latrobe Specialty Metals, Inc., Carpenter Technology Corporation, Hawke Acquisition Corp., Watermill-Toolrock Partners, L.P. and HHEP-Latrobe, L.P. (the “Merger Agreement”). Any capitalized terms not defined in this Annex B shall have the same meaning assigned to such terms in the Merger Agreement.

Upon the determination of the Final Working Capital pursuant to Section 2.13 of the Merger Agreement, the number of Pension Escrow Parent Shares which shall continue to be held in escrow shall equal (a) where the Final Working Capital plus Approved Antitrust Expenses is less than or equal to the Working Capital Target, 300,000 Parent Shares, (b) where the Final Working Capital plus Approved Antitrust Expenses is greater than or equal to $220,000,000, zero Parent Shares, and (c) where the Final Working Capital plus Approved Antitrust Expenses is between the Working Capital Target and $220,000,000, a number of Parent Shares between zero and 300,000 determined using linear interpolation rounded (up or down) to the nearest whole share). The number of Pension Escrow Parent Shares determined pursuant to the preceding sentence shall be referred to herein as the “Final Pension Share Amount” and as promptly as possible (but in no event more than three Business Days) following the determination of the Final Pension Share Amount, Parent and Representatives shall instruct the Escrow Agent to release to the Representatives for further distribution to the Equityholders in accordance with their Allocable Percentages such number of Pension Escrow Parent Shares in excess of the Final Pension Share Amount.

Promptly following each anniversary of the Closing Date (each a “Measurement Date”) for the five years following the Closing, Parent and the Representatives shall in good faith determine whether, measured as of the particular Measurement Date (or first Business Day after the Measurement Date if the Measurement Date is not a Business Day) the five-year constant maturities U.S. Treasury note yield, as published in the print edition of the Wall Street Journal on such day (the “Index”), has increased as compared to the Index as of the Closing Date (any such increase, a “Basis Point Increase”) and, if there has been a Basis Point Increase, the magnitude of such increase in basis points of such Basis Point Increase.

As promptly as possible (but in no event more than three Business Days) following the determination of any Basis Point Increase (each such date shall be a “Pension Release Date”), Parent and Representatives shall instruct the Escrow Agent to release to the Representatives for further distribution to the Equityholders in accordance with their Allocable Percentages such number of Pension Escrow Parent Shares corresponding to the magnitude of the Basis Point Increase set forth in the table below, less the aggregate number of Pension Escrow Parent Shares released at any prior Pension Release Date.

Magnitude of Basis Point Increase (Measured in Basis Points)	Aggregate Pension Escrow Parent Shares to be released (in each case rounded (up or down) to the nearest whole share)
at least 33	1/5 of the Final Pension Share Amount
at least 67	2/5 of the Final Pension Share Amount
at least 100	3/5 of the Final Pension Share Amount
at least 133	4/5 of the Final Pension Share Amount
at least 167	All of the Final Pension Share Amount

Any Pension Escrow Parent Shares remaining in escrow after the fifth anniversary of the Closing shall be returned to Parent, deemed to be cancelled and all rights any Equityholder may have to such Parent Shares shall be extinguished.

EXHIBIT F

Letter Regarding Removal of Asterisked Items from Company Disclosure Schedule

(Dated July 5, 2011)

See attached.

LATROBE SPECIALTY METALS, INC.

2626 Ligonier Street

Latrobe, Pennsylvania 15650

Facsimile: (724) 532-4770

July 5, 2011

VIA FACSIMILE

Carpenter Technology Corporation

Hawke Acquisition Corp.

P.O. Box 14662

Reading, Pennsylvania 19612-4662

Facsimile: (610) 736-6384

Attention: James Dee, General Counsel and Secretary

Re:	Agreement and Plan of Merger by and among Latrobe Specialty Metals, Inc., Carpenter Technology Corporation, Hawke Acquisition Corp. , HHEP-Latrobe, L.P., as Representative of Hicks Equityholders and Watermill-Toolrock Partners, L.P., as representative of the Watermill Equityholders, dated June 20, 2011 (the “Merger Agreement”)

Ladies and Gentlemen:

Pursuant to Section 5.14(b) of the Merger Agreement, Latrobe Specialty Metals, Inc. hereby notifies you that it has determined that the following Asterisked Items (as defined in the Merger Agreement) are not required to be listed on the Company Disclosure Schedule (as defined in the Merger Agreement) and, accordingly, such items are automatically deemed removed from the Company Disclosure Schedule:

Schedule 3.6(a)(v)

Software Licenses:

1. ADP

2. Earthlink (formerly New Edge)

3. Hewlett Packard

4. MSA

5. Network Access

6. Ronco

7. Verizon

8. Verizon Wireless

9. RIM

10. ADP Taxware

11. AEC Group

12. COW

13. JDA (formerly i2 Technology)

14. Kimsey Software

Carpenter Technology Corporation

Hawke Acquisition Corp.

July 5, 2011

15. Multon

16. Quest Software

17. Trebron

18. Twin Lakes

Schedule 3.6(a)(vi)

Capital Leases

1. Hyster (H120XM Forklift)

2. Toyota (7FDU70 Forklift)

Schedule 3.6(a)(ix)

Capital Expenditures

1. Water Main Replacement

2. Medart Straightener

3. Draw Bench 100,000#

Please indicate your acknowledgment of the foregoing by countersigning and returning this letter to the undersigned.

Very truly yours,

/s/ B. Christopher DiSantis
B. Christopher DiSantis
Latrobe Specialty Metals, Inc.

Carpenter Technology Corporation

Hawke Acquisition Corp.

July 5, 2011

Acknowledged and agreed:

CARPENTER TECHNOLOGY CORPORATION

By:
Name:
Title:

HAWKE ACQUISITION CORP.

By:
Name:
Title:

cc:	Pepper Hamilton LLP

3000 Two Logan Square

Eighteen and Arch Streets

Philadelphia, Pennsylvania 19103-2799

Facsimile: (215) 981-4760

Attention: Barry M. Abelson, Esq.

EXHIBIT G

Schedule 1.5

Approved Capital Expenditures

•	None as of January 13, 2012

EXHIBIT H

Schedule 1.6

Estimated Raw Material Expenditures

See attached.

Debt Adjustments for Carpenter Purchases of Latrobe Material

Scenarios:

1. Order produced, invoiced and shipped to Carpenter and invoice paid by Carpenter	==>	no debt adjustment

2. Order produced, invoiced and shipped to Carpenter and invoice not paid by Carpenter (Account Receivable for Latrobe)	==>	adjust debt by unreimbursed cash

3. Raw materials procured, order in process, raw materials paid for by Latrobe	==>	adjust debt by unreimbursed cash

4. Raw materials procured, order in process, raw materials not yet paid for by Latrobe (Account Payable for Latrobe)	==>	no debt adjustment

5. Raw materials procured, order not yet in process, raw materials paid for by Latrobe	==>	adjust debt by unreimbursed cash

6. Raw materials procured, order not yet in process, raw materials not yet paid for by Latrobe (Account Payable for Latrobe)	==>	no debt adjustment

Current Schedule of Production by Month

		Dec ‘11	Jan ‘12	Feb ‘12	Mar ‘12	Apr ‘12	May ‘12	Jun ‘12	Combined ASP	Subsidation Factor
A286	Tons	52	200		200	200	200	200	Ongoing
	Purch $ Total	$700,960	$2,816,000	$0	$2,740,000	$2,740,000	$2,740,000	$2,740,000		47%
	Purch $ Base/#	$3.60	$3.90	$3.90	$3.90	$3.90	$3.90	$3.90	$ 7.04
	Purch $ Surch/#	$3.14	$3.14	$2.95	$2.95	$2.95	$2.95	$2.95
718 Aero Re-roll Blt	Tons	5	100	60	160	160	160	160	Ongoing
	Purch $ Total	$142,400	$3,028,000	$1,759,200	$4,691,200	$4,691,200	$4,691,200	$4,691,200		82%
	Purch $ Base/#	$6.68	$7.58	$7.58	$7.58	$7.58	$7.58	$7.58	$15.14
	Purch $ Surch/#	$7.56	$7.56	$7.08	$7.08	$7.08	$7.08	$7.08
718 Aero Ingot	Tons		25	52	26	52	26	52	Ongoing-Repeating
	Purch $ Total		$705,000	$1,416,480	$708,240	$1,416,480	$708,240	$1,416,480		82%
	Purch $ Base/#		$6.54	$6.54	$6.54	$6.54	$6.54	$6.54	$14.10
	Purch $ Surch/#		$7.56	$7.08	$7.08	$7.08	$7.08	$7.08
718 Oil & Gas	Tons	20	43	20	63	63	200	200	Ongoing
	Purch $ Total	$569,600	$1,224,640	$550,400	$1,733,760	$1,733,760	$5,504,000	$5,504,000		86%
	Purch $ Base/#	$6.68	$6.68	$6.68	$6.68	$6.68	$6.68	$6.68	$14.24
	Purch $ Surch/#	$7.56	$7.56	$7.08	$7.08	$7.08	$7.08	$7.08
Pyromet 625	Tons		20	20	20	20	20	20	Ongoing
	Purch $ Total		$673,600	$650,000	$650,000	$650,000	$650,000	$650,000
	Purch $ Base/#		$7.64	$7.64	$7.64	$7.64	$7.64	$7.64	$16.84	65%
	Purch $ Surch/#		$9.20	$8.61	$8.61	$8.61	$8.61	$8.61
625 Weld Wire	Tons	2	30	30	30	30	30	30	Ongoing
	Purch $ Total	$64,000	$958,800	$958,800	$958,800	$958,800	$958,800	$958,800		68%
	Purch $ Base/#	$6.80	$7.37	$7.37	$7.37	$7.37	$7.37	$7.37	$15.98
	Purch $ Surch/#	$9.20	$8.61	$8.61	$8.61	$8.61	$8.61	$8.61

Surcharge based on ‘known’ as priced by Latrobe, then update to Carpenter’s September Surcharge for subsequent months.

Debt Adjustments for Carpenter Purchases of Latrobe Material (continued)

Estimated Maximum Potential Reimbursed Cash (representing estimated maximum exposure for all transaction scenarios at various month-ending dates... for example purposes)

Assumptions:

1)	Raw materials are purchased 90 days before Shipment of order by Latrobe

2)	Raw materials are paid for by Latrobe 30 days after purchase

3)	Sales invoice is paid by Carpenter 60 days after receipt. Credit will be given for full invoice value or cash paid, not only the raw material portion

4)	Raw material value is calculated as sales price multiplied by the materials subsidation factor

	$000,000,00	$000,000,00	$000,000,00	$000,000,00	$000,000,00	$000,000,00
	Oct 11	Nov 11	Dec 11	Jan 12	Feb 12	Mar 12
A286	$329,451	$1,323,520	$0	$1,287,800	$1,287,800	$1,287,800
					$(700,960)	$(2,816,000)
718 Aero Re-roll Blt	$116,768	$2,482,960	$1,442,544	$3,846,784	$3,846,784	$3,846,784
					$(142,400)	$(3,028,000)
718 Aero Ingot	$0	$578,100	$1,161,514	$580,757	$1,161,514	$580,757
					$0	$(705,000)
718 Oil & Gas	$489,856	$1,053,190	$473,344	$1,491,034	$1,491,034	$4,733,440
					$(569,600)	$(1,224,640)
Pyromet 625	$0	$437,840	$422,500	$422,500	$422,500	$422,500
					$0	$(673,600)
625 Weld Wire	$43,520	$651,984	$651,984	$651,984	$651,984	$651,984
					$(64,000)	$(958,800)

Estimated Maximum Potential Unreimbursed Cash	$979,595	$6,527,594	$4,151,886	$8,280,858	$7,384,655	$2,117,226

Illustrative Calculation of Purchase $ Total for A286

	$000,000,00	$000,000,00	$000,000,00	$000,000,00	$000,000,00
	Dec 11	Jan 12	Feb 12	Mar 12	Apr 12
Number of pounds purchased (number of tons multiplied by 2,000)	104,000	400,000	0	400,000	400,000

Base price per pound	$3.60	$3.90	$3.90	$3.90	$3.90
Surcharge price per pound	$3.14	$3.14	$2.95	$2.95	$2.95

Total purchase price per pound (base price per pound plus surcharge price per pound)	$6.74	$7.04	$6.85	$6.85	$6.85

Total Purchase Price (number of pounds purchased multiplied by total purchase price per pound)	$700,960	$2,816,000	$0	$2,740,000	$2,740,000

Illustrative Calculation of Estimated Maximum Potential Reimbursed Cash for A286

	$000,000,00	$000,000,00	$000,000,00	$000,000,00	$000,000,00
	Oct 11	Nov 11	Dec 11	Jan 12	Feb 12
Total Purchase Price for A286 Orders to be Shipped in 60 days (Purchase of raw materials 90 days prior 10 shipment less 30 day terms to pay the raw material vendors)	$700,960	$2,816,000	$0	$2,740,000	$2,740,000

Raw Material Subsidation Factor per schedule for A286	47%	47%	47%	47%	47%

Total Purchase Price multiplied by Material Subsidation Factor	$329,451	$1,323,520	$0	$1,287,800	$1,287,800

Less payment of invoice by Carpenter 60 days after receipt of material and invoice	$0	$0	$0	$0	$(700,960)

Estimated Maximum Potential Unreimbursed Cash	$329,451	$1,323,520	$0	$1,287,800	$586,840

Cumulative Maximum Potential Unreimbursed Cash	$329,451	$1,652,971	$1,652,971	$2,940,771	$3,521,611